     As Filed with the Securities and Exchange Commission on April 25, 2005

                                                     REGISTRATION NO. 333-119363
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               AUTOCAM CORPORATION
                     GUARANTORS LISTED ON SCHEDULE A HERETO
           (Exact name of Registrants as Specified in their Charters)

            MICHIGAN                          3714                    38-2790152
(State or Other Jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)   Identification No.)

                         4436 BROADMOOR AVENUE SOUTHEAST
                            KENTWOOD, MICHIGAN 49512
                                 (616) 698-0707
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                   ----------

                                WARREN A. VELTMAN
                            CHIEF FINANCIAL OFFICER,
                             SECRETARY AND TREASURER
                               AUTOCAM CORPORATION
                         4436 BROADMOOR AVENUE SOUTHEAST
                            KENTWOOD, MICHIGAN 49512
                                 (616) 698-0707
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   ----------

                                    COPY TO:
                              JEFFREY BAGNER, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP
                               ONE NEW YORK PLAZA
                            NEW YORK, NEW YORK 10004
                                 (212) 859-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE    OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
         TO BE REGISTERED            REGISTERED      PER NOTE (1)          PRICE (1)       REGISTRATION FEE
---------------------------------   ------------   ----------------   ------------------   ----------------
10.875% Senior Subordinated Notes
   due 2014                         $140,000,000         100%            $140,000,000             (3)

Guarantees of 10.875% Senior
   Subordinated Notes due 2014      $140,000,000          (2)                      (2)            (2)

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

(2) No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.

(3)  No filing fee is required pursuant to Rule 457(q) under the Securities Act.

                                   ----------

This Registration Statement will constitute post-effective amendment No. 1 to our registration statement 333-119363. The post effective amendment will become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

                                   ----------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SHALL SPECIFICALLY STATE THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                   SCHEDULE A
                                   GUARANTORS

                              Titan Holdings, Inc.
                                Autocam-Pax, Inc.
                          Autocam South Carolina, Inc.
                            Autocam Greenville, Inc.
                            Autocam Acquisition, Inc.
                        Autocam Laser Technologies, Inc.
                           Autocam International Ltd.
                     Autocam International Sales Corporation
                               Autocam Europe B.V.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO ACQUIRE THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 25, 2005.

                                   PROSPECTUS

                                 (AUTOCAM LOGO)

                               AUTOCAM CORPORATION
                                  $140,000,000

                   10.875% SENIOR SUBORDINATED NOTES DUE 2014

                    INTEREST PAYABLE JUNE 15 AND DECEMBER 15

The 10.875% Senior Subordinated Notes due 2014 offered hereby were issued on November 23, 2004 in exchange for the 10.875% Senior Subordinated Notes due 2014 originally issued on June 10, 2004. We refer to the notes issued in the exchange and the original notes collectively as "notes."

The notes mature on June 15, 2014. Interest on the notes offered hereby accrues from June 10, 2004 and the first interest payment date will be December 15, 2004.

We have the option to redeem all or a portion of the notes at any time on or after June 15, 2009 at the redemption prices set forth in this prospectus. In addition, before June 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings or contributions at the redemption price set forth in this prospectus. If we undergo certain changes of control, each holder of the notes may require us to repurchase all or a part of its notes.

The notes are our senior subordinated unsecured obligations and rank junior to all of our existing and future senior debt, including our senior credit facilities. The notes will rank equally with all of our future senior subordinated unsecured debt. The notes are guaranteed by Titan Holdings, Inc., our direct parent company, substantially all of our existing and future domestic subsidiaries, and one of our foreign subsidiaries, Autocam Europe B.V. The guarantees are subordinated to all of the existing and future senior debt of the guarantors, including our senior credit facilities.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

Certain private equity funds managed by affiliates of Goldman, Sachs & Co. own a substantial majority of the equity of Micron Holdings, Inc., our parent company.

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

                              GOLDMAN, SACHS & CO.
                                 [     ], 2005

YOU SHOULD RELY ONLY UPON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Where You Can Find More Information......................................     ii
Market and Industry Data.................................................    iii
Forward-Looking Statements...............................................    iii
Prospectus Summary.......................................................      1
Summary Financial Information............................................      8
Risk Factors.............................................................      9
Use of Proceeds..........................................................     21
Capitalization...........................................................     21
Selected Financial Information and Other Data............................     22
Management's Discussion and Analysis of Financial
   Condition and Results of Operations...................................     23
Business.................................................................     35
Management...............................................................     47
Merger...................................................................     54
Principal Stockholders...................................................     54
Related Party Transactions...............................................     54
Description of Certain Indebtedness......................................     55
Description of Notes.....................................................     58
U.S. Federal Income Tax Considerations...................................    105
Plan of Distribution.....................................................    111
Legal Matters............................................................    111
Experts..................................................................    111
Index to Financial Information...........................................    F-1

                                   ----------

Autocam Corporation is a Michigan corporation. Our principal executive offices are located at 4436 Broadmoor Avenue Southeast, Kentwood, Michigan 49512, and our telephone number at that address is (616) 698-0707. We are a wholly owned subsidiary of Titan Holdings, Inc., a Delaware corporation, which in turn is a wholly owned subsidiary of Micron Holdings, Inc., a Delaware corporation.

In this prospectus, unless the context otherwise requires

     -    "Parent" refers to Micron Holdings, Inc., or "Micron,"

     -    "Holdings" refers to Titan Holdings, Inc. or "Titan,"

     - "we," "our" or "us" refer to Holdings together with its consolidated subsidiaries, and

     - "Autocam" refers to Autocam Corporation, a wholly owned subsidiary of Holdings, and the obligor under the exchange notes and the outstanding notes, and

     - "Outstanding notes" refers to all the 10.875% Senior Subordinated Notes due 2014 that were issued in a private placement transaction on June 10, 2004 and "exchange notes" refers to the 10.875% Senior Subordinated Notes due 2014 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes."

Unless otherwise indicated, all references in this prospectus to fiscal years are to the year ending on December 31. Unless the context requires otherwise, all references in this prospectus to "2004," "2003" and "2002" relate to the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002.

                     NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                                   ----------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                   ----------

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Statements made in this prospectus as to the contents of any contract, agreement, or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

                                   ----------

                            MARKET AND INDUSTRY DATA

Market and industry data included in this prospectus, including all market share and market size data, are based on estimates of our management. These estimates have been derived from our management's knowledge and experience in the markets in which we operate, as well as information obtained from internal research and surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Estimates about the end use markets for our products and the automotive industry have been derived from the sources above and from independent industry surveys from CSM Worldwide Inc., or CSM Worldwide. CSM Worldwide is an independent market research firm for the automotive industry. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third party verification of market share data and do not guarantee the accuracy or completeness of this information. In addition, data regarding market position and market share within our industry is intended to provide general guidance but is inherently imprecise. References herein to our being a leader in a market or product category refers to our having a leading market share position among "independent" manufacturers, unless the context otherwise requires. In many cases, the in-house machining operations of our Tier I customers manufacture similar products to our products. References to our market position among "independent" manufacturers exclude products produced by Tier I suppliers. References to the market size of such markets refer to the entire market, including products produced by our Tier I customers and independent manufacturers.

References in this prospectus to

     - Tier I suppliers refer to suppliers, like Delphi Corporation or Visteon Corporation, who sell directly to original equipment vehicle manufacturers,

     - OEMs refer to original equipment vehicle manufacturers like DaimlerChrysler Corporation, Ford Motor Company or General Motors Corporation, and

     - Tier II suppliers refer to suppliers like us who sell components, sub-assemblies and assemblies to Tier I suppliers.

                                   ----------

                           FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements," within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Statements that are predictive in nature that depend upon or refer to future events or conditions or that include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "likely," "will," "would," "could" and similar expressions are forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this prospectus.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

     - risks associated with our substantial indebtedness, leverage and debt service;

     -    risks related to the notes and to high yield securities generally;

     -    the cyclical nature of the automotive industry;

     -    performance of our business and future operating results;

     - general business and economic conditions, particularly an economic downturn;

     -    the loss of one or more significant customers;

     -    changes in prices in and availability of raw materials;

     - risks of increased competition and pricing pressures in our existing and future markets;

     -    loss of any key executives;

     - increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

     - risks related to our acquisition strategy and integration of acquired businesses;

     -    fluctuations in currency exchange and interest rates;

     -    risks associated with international operations;

     -    catastrophic loss of any of our key manufacturing facilities;

     -    seasonality; and

     -    the other risks described as "Risk Factors" beginning on page 9.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and related notes included elsewhere in this prospectus. For an explanation of market and industry data, see "Market and Industry Data."

OUR COMPANY

We are a leading independent manufacturer of a diverse mix of highly engineered, precision-machined, metal alloy components for many of the world's leading Tier I automotive parts suppliers. We focus on higher value-added products and emphasize product categories likely to benefit from technological innovation. Within each of our product categories, we strive to move our product offerings portfolio up the "value pyramid" described below by focusing on sub-assemblies, complete assemblies and other products that we believe generate margins above most of our peers. Our technology and manufacturing know-how allows us to produce complex parts requiring extremely close tolerances in the single-digit micron range, with one micron equaling 1/88th the width of a human hair. Given the high performance and safety critical nature of the applications where our parts are used, our products very often approach zero-defect quality levels.

We believe our scale and precision manufacturing capabilities provide a significant competitive advantage over our independent competitors, many of which are smaller and lack the capital or technology to compete effectively with us. In addition, our scale allows us to pursue long production runs of high volume parts, enabling us to lower average manufacturing costs. Our in-house engineering expertise allows us to fully integrate with customers' application design and engineering efforts during the prototyping stage, further entrenching our competitive position. Our expertise has allowed us to achieve sole-source contracts covering an estimated 80% of our 2004 sales, which we believe provides greater visibility of and stability to earnings and cash flow.

Our business was established in 1988 as Autocam Corporation, a Michigan corporation, to manufacture highly engineered, precision-machined, metal alloy components for automotive parts. On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly-owned subsidiary of Parent, merged with and into Holdings with Holdings continuing as the surviving corporation (the "Merger") and Autocam becoming an indirect wholly-owned subsidiary of Parent.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements and amendments to those filings are filed with the Securities and Exchange Commission and are available free of charge to the public at the website maintained by the Securities and Exchange Commission at www.sec.gov.

For 2002, we generated total sales of $275.1 million, for 2003, we generated total sales of $323.2 million, and for 2004, we generated total sales of $350.3 million. We believe we are well positioned to continue to increase our sales as we continue to benefit from favorable industry trends.

OUR PRODUCTS

Our products include precision-machined automotive components, sub-assemblies and assemblies. Generally, our products are platform neutral because they are not tied to any specific OEM models or platforms. We sell our products principally to North American and European Tier I automotive suppliers, which integrate these components into their own product offerings. These product offerings are in turn sold directly to OEMs primarily for the manufacture of new passenger vehicles and light trucks. A typical product life cycle for our products is five to seven years.

We specifically target product categories that leverage our unique competencies and that we expect will further entrench our leading market positions. To this end, we are guided by a conceptual framework we refer to as the Autocam "value pyramid." We use the value pyramid to guide decisions regarding which product categories to target, which new business opportunities to pursue within each product category and which existing programs to exit. Our ultimate goal is to move our product offering up the value pyramid. The higher levels of the value pyramid generally include products where we are involved from the prototype stage, including specialty products, sub-assemblies, assemblies and selected products for niche applications. These products typically have the following characteristics:

     -    high engineering and design content;

     -    very close manufacturing tolerances at high volumes;

     - use of proprietary manufacturing know-how and specialty manufacturing equipment; and

     -    high customer switching costs.

We manufacture and sell over 200 types of precision automotive components for five primary product categories. We are a leading independent manufacturer of precision-machined components, sub-assemblies and assemblies in all five product categories in which we operate.

     - Power steering is our largest product category. Within the power steering product category, we manufacture valve assemblies, as well as components like sleeves, torsion bars, input shafts, pinions and worms. These components are integrated into products that are sold primarily into the European and North American operations of OEMs.

     - Fuel injection is our second largest product category. Within the fuel injection product category, we manufacture components like disk checks, pole pieces, valves, seat guides, diesel pump bodies, diesel cases, sleeves and inlet tubes. These components are integrated into products that are sold primarily into the North American operations of OEMs.

     - Our products within the electric motors product category primarily include gears, gear sub-assemblies and worm shafts. These components are integrated into products that are sold primarily into the European operations of OEMs.

     - Within the braking product category, we manufacture components like sleeves, push rods, seats and valve rods. These components are integrated into products that are sold into European and North American operations of OEMs.

     - Within the airbag product category, we manufacture components like collars, adaptors, projectiles, chargeholders and diffusers. These components are integrated into products that are sold primarily into the North American operations of OEMs.

In addition to our core products categories, we also manufacture components and assemblies for other automotive applications and for medical devices. Components for use in medical devices include hand pieces for use in ophthalmic surgery and laser cut coronary and aortic stents. Our customers are among the leaders in their respective markets for ophthalmic surgical devices and minimally invasive stent delivery systems.

INDUSTRY TRENDS

We primarily operate within the automotive parts industry. The markets in that industry are very fragmented, niche markets where most of our independent competitors are much smaller. Currently, we believe several significant existing and emerging trends are impacting the automotive industry. We believe our business is well positioned to benefit from these trends, including:

     -    Outsourcing trends by Tier I suppliers;

     -    Increasing demand for global capabilities;

     -    Increasing demand for safety and convenience features;

     -    Diesel fuel trends; and

     -    Continued penetration of import brand OEMs in North America.

COMPETITIVE STRENGTHS

We believe our business possesses the following competitive strengths:

     -    Industry leader in strategically targeted markets;

     -    Business visibility supported by long-term contracts;

     -    Well entrenched positions with Tier I customer base;

     -    Diverse business mix;

     -    Culture of lean manufacturing and continuous improvement; and

     -    Experienced and motivated management team.

BUSINESS STRATEGY

Our goals are to continue to increase our leading market position and leverage our manufacturing expertise and customer relationships to increase our sales and cash flow. Our strategy to achieve these goals includes the following initiatives:

     -    Focus on high growth and higher value-added product offerings;

     -    Align sales and marketing efforts with leading Tier I suppliers;

     -    Exploit technical manufacturing strength;

     -    Continuously pursue productivity improvements and lean manufacturing;
          and

     -    Selectively pursue strategic acquisitions.

MERGER

On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly owned subsidiary of Parent, merged with and into Holdings with Holdings continuing as the surviving corporation. The total amount of consideration paid in the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock of Holdings, payments to owners of outstanding common stock of Holdings and the payment of transaction costs incurred by Holdings, was approximately $395.0 million. The Merger was financed with the net proceeds from the issuance of the outstanding notes, borrowings under our senior credit facilities and a common equity contribution of $143.0 million by GS Capital Partners 2000, L.P., or GSCP 2000, other private equity funds affiliated with GSCP 2000, Transportation Resource Partners LP, or TRP, other investment vehicles affiliated with TRP, and John C. Kennedy, our president. The transaction is referred to in this prospectus as the "Merger." See "Merger."

THE FINANCIAL SPONSORS

GSCP 2000

Since 1986, private equity funds affiliated with Goldman, Sachs & Co. have invested $15 billion in over 500 companies. These Goldman Sachs private equity funds make investments on a global basis in a wide variety of transactions including private equity, leveraged buyouts and venture capital. The GSCP 2000 family of funds was formed in July 2000 with total committed capital of $5.25 billion, $1.6 billion of which was committed by Goldman, Sachs & Co. and its employees and the remainder by institutional and individual investors.

TRP

TRP is a $265 million private equity fund that makes leveraged investments in growth-oriented companies operating in the transportation and transportation services industry. TRP's philosophy is to identify attractive investment situations where it can work in partnership with management to support growth. TRP's principals have extensive operating and investing experience in the transportation industry. TRP focuses on businesses having enterprise values of up to $500 million. TRP, along with its predecessor fund, Penske Capital Partners, has been responsible for managing over $600 million of equity capital. Current investors in TRP include both strategic investors and financial institutions.

OWNERSHIP STRUCTURE

The following chart sets forth our ownership structure.

                          (Micron Holdings Flow Chart)

THE NOTES

Issuer..............................   Autocam Corporation, a Michigan corporation.

Securities Offered..................   $140,000,000 aggregate principal amount of 10.875% senior subordinated notes due 2014.

Maturity Date.......................   June 15, 2014.

Interest Rate.......................   10.875% per annum.

Ranking.............................   The notes are our general unsecured senior subordinated obligations, are subordinated to our existing and future senior indebtedness and rank equally with our future senior subordinated indebtedness.

                                       In addition, the notes effectively rank junior to our secured indebtedness and to the secured indebtedness of all of our subsidiaries to the extent of the value of the assets securing the indebtedness and are structurally subordinated to all liabilities of our subsidiaries that are not guaranteeing the notes. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full.

                                       As of December 31, 2004 (other than intercompany indebtedness):

                                            -    Autocam had outstanding $151.7 million of senior indebtedness consisting of borrowings under our senior credit facilities, no senior subordinated indebtedness outstanding other than the notes, no indebtedness outstanding that is subordinate to the notes and $24.3 million of trade payables and other liabilities;

                                            -    our subsidiaries that guaranteed the notes had no indebtedness outstanding (other than guarantees of indebtedness of Autocam)
                                                 and $0.6 million of trade payables and other liabilities; and

                                            -    our subsidiaries that did not guarantee the notes had $100.9 million of indebtedness outstanding, including E61.1 million
                                                 ($83.3 million as of December 31, 2004) of borrowings under our senior credit facilities, and $91.4 million of trade
                                                 payables and other liabilities.

                                       See "Description of Notes -- Subordination."

Guarantees..........................   The notes are guaranteed by Holdings, our direct parent, all of our existing and future domestic restricted subsidiaries and one of our foreign subsidiaries, Autocam Europe B.V. See "Description of Notes --
                                       The Guarantees."

                                       The guarantees are general unsecured obligations of each guarantor, are subordinated to any existing and future senior indebtedness of our guarantors and rank equally with any senior subordinated indebtedness of our guarantors.

Optional Redemption.................   We cannot redeem the notes until June 15, 2009, except as described in the preceding paragraph and as described below. On or after June 15,
                                       2009, we may redeem all or a portion of the notes at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to, but not including, the redemption date. See "Description of Notes --
                                       Optional Redemption."

Optional Redemption After Equity       At any time prior to June 15, 2007, on one or more occasions, we may
Offerings...........................   redeem up to 35% of the aggregate principal amount of the notes at a purchase price equal to 110.875% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date, in an amount up to the net cash proceeds of one or more specified equity offerings or contributions if at least 65% of the aggregate principal amount of the notes originally issued under the indenture remain outstanding after the redemption. See "Description of Notes --
                                       Optional Redemption."

Mandatory Offer to Repurchase.......   If we sell assets without applying the net proceeds in a specified manner, or experience specified change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a price of 101% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the repurchase date. See
                                       "Description of Notes -- Repurchase at the Option of Holders." Our
                                       senior credit facilities may restrict us from repurchasing any of the notes, including any repurchase we may be required to make as a result of a change of control or certain asset sales. See "Risk Factors - Risks
                                       Related to the Notes -- We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture."

Covenants...........................   The indenture governing the notes contains covenants that limit our ability and the ability of our restricted subsidiaries to:

                                            -    incur additional indebtedness or issue disqualified stock or preferred stock;

                                            -    pay dividends on, redeem or repurchase our capital stock;

                                            -    make investments or acquisitions;

                                            -    create liens;

                                            -    sell assets;

                                            -    restrict dividends or other payments to us;

                                            -    guarantee indebtedness;

                                            -    engage in transactions with affiliates; and

                                            -    consolidate, merge or transfer all or substantially all of our assets.

                                       These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of Notes" in this prospectus.

Trustee.............................   J.P. Morgan Trust Company, National Association.

Governing Law.......................   New York.

                                 --------------

RISK FACTORS

You should carefully consider all the information in this prospectus prior to deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth under "Risk Factors" beginning on page 9 of this prospectus.

                          SUMMARY FINANCIAL INFORMATION

The following table sets forth a summary of our consolidated historical financial data for each of the years 2002 and 2003, and for the six months ended June 30, 2004, reflecting the historical basis of accounting without any application of purchase accounting for the Merger, and for the six months ended December 31, 2004, reflecting the basis of accounting after purchasing accounting for the Merger. All amounts have been derived from the consolidated financial statements of Holdings which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The following data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           SIX MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,   -----------------------
                                            ------------------------   JUNE 30,   DECEMBER 31,
(amounts in thousands)                           2002       2003         2004         2004
                                               --------   --------     --------   ------------
                                                         (predecessor)             (successor)
                                               --------------------------------
STATEMENTS OF OPERATIONS DATA:
   Sales                                       $275,117   $323,210     $184,489     $165,821
   Cost of sales                                231,334    280,070      153,426      140,847
                                               --------   --------     --------     --------
   Gross profit                                  43,783     43,140       31,063       24,974
   Selling, general and administrative
      expenses                                   16,698     17,577       17,337       10,566
                                               --------   --------     --------     --------
   Income from operations                        27,085     25,563       13,726       14,408
   Interest and other expense, net               15,931     13,872        8,338       13,432
   Minority interest in net income (loss)           (21)
   Tax provision                                  4,635      4,697        3,211          422
                                               --------   --------     --------     --------
   Net income (loss)                           $  6,540   $  6,994     $  2,177     $    554
                                               ========   ========     ========     ========

                                          2002       2003         2004
                                        --------   --------   -----------
                                           (predecessor)      (successor)
                                        -------------------
BALANCE SHEET DATA (END OF PERIOD):
   Cash and equivalents                 $  4,996   $  1,075     $  2,117
   Working capital (1)                    27,957     22,113       31,543
   Property, plant and equipment, net    156,964    173,580      177,285
   Total assets                          392,335    409,075      569,432
   Total debt                            146,082    133,888      288,781

----------
(1) Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term indebtedness).

                                  RISK FACTORS

You should carefully consider the risks described below, as well as other information and data included in this prospectus, before deciding whether to invest in the notes. The risks described below may not be the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment.

RISKS RELATED TO THE NOTES

WE HAVE SUBSTANTIAL INDEBTEDNESS, WHICH COULD AFFECT OUR ABILITY TO MEET OUR OBLIGATIONS UNDER THE NOTES AND MAY OTHERWISE RESTRICT OUR ACTIVITIES.

We have substantial debt and may incur substantial debt in the future. As of December 31, 2004, we had total indebtedness of approximately $288.8 million, including the unamortized original issue discount on the Notes. In addition, as of that date, $18.1 million was available for future borrowings under the multi-currency revolving credit facility and E11.6 million was available to Autocam France, SARL under the euro-denominated revolving credit facility of our senior credit facilities. We are permitted under the terms of our senior credit facilities to incur additional term loans or certain other indebtedness in an aggregate principal amount of up to $20 million, the proceeds of which are to be used to repay revolving loans, pay fees and expenses and, to the extent of any excess, for working capital and general corporate purposes. We are also permitted under the terms of the Notes to incur substantial additional indebtedness in the future that will intensify the leverage related risks described below. We are also permitted under the terms of the Notes to incur substantial additional indebtedness in the future that will intensify the leverage related risks described below.

Our substantial indebtedness could:

     - make it more difficult for us to satisfy our obligations under our indebtedness;

     - require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

     - increase our vulnerability to general adverse economic and industry conditions, including changes in currency exchange rates;

     -    limit our ability to respond to business opportunities;

     - limit our ability to borrow additional funds or refinance existing indebtedness, which may be necessary; and

     - subject us to financial and other restrictive covenants, which, if not complied with, could result in an event of default.

As of December 31, 2004, we were in compliance with the covenants contained in the indenture governing the Notes and our senior credit facilities. However, in early 2005, we anticipated that we would not remain in compliance with the financial covenants in our senior credit facilities during 2005 as those covenants would become increasingly restrictive throughout the year. Additionally, we will be adversely affected by the full-year effect of the loss of a European power steering customer and weakening demand from some European OEMs during the second quarter of 2005. Based on early 2005 projections, we believed we might not be able to remain in compliance as of March 31, 2005, and we expected not to be in compliance as of June 30, 2005 with certain of the financial covenant requirements of our senior credit facilities. We have subsequently entered into a First Amendment of our senior credit facilities dated as of March 31, 2005 (and effective April 25, 2005) amending such financial covenants, adjusting the amortization of our Eurocurrency term loan, modifying the interest rates we pay and modifying certain other provisions of our senior credit facilities.


TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, including those described in this "Risk Factors" section, that are beyond our control.

 We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facilities and the notes, on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow to refinance our debt obligations, including the notes, on favorable terms, it could have a significant adverse effect on our financial condition and on our ability to pay principal and interest on the notes.

THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER INDEBTEDNESS, INCLUDING OUR SENIOR CREDIT FACILITIES, IMPOSE SIGNIFICANT RESTRICTIONS ON OUR BUSINESS.

The indenture governing the notes and the agreements governing our senior credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

     -    incur indebtedness or issue disqualified stock or preferred stock;

     -    pay dividends on, redeem or repurchase our capital stock;

     -    make investments or acquisitions;

     -    create liens;

     -    sell assets;

     -    engage in sale and leaseback transactions;

     -    restrict dividends or other payments to us;

     -    guarantee indebtedness;

     -    engage in transactions with affiliates; and

     -    consolidate, merge or transfer all or substantially all of our assets.

In addition, our senior credit facilities also require us to meet a number of financial ratio tests and restrict our ability to make capital expenditures or prepay certain other indebtedness. We may not be able to maintain these ratios. These restrictions could limit our ability to plan for or react to market conditions or meet our capital needs. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our indebtedness on terms acceptable to us, or at all.

The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or our senior credit facilities. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay indebtedness, lenders having secured obligations like the lenders under our senior credit facilities could proceed against the collateral securing that indebtedness. In addition, if any of our other indebtedness is accelerated, we may be unable to make interest payments on the notes and repay the principal amount of the notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES AND THE GUARANTEES IS JUNIOR TO OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS AND THE EXISTING AND FUTURE INDEBTEDNESS OF THE GUARANTORS.

The notes and the guarantees rank behind all of our existing indebtedness and the existing indebtedness of our guarantors. The notes and the guarantees also rank behind our and our guarantors' future senior indebtedness. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the guarantors will be entitled to be paid in full before any payment may be made with respect to the notes or the guarantees. Sufficient assets may not remain after these payments to make any payments on the notes.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior indebtedness, including the new credit facilities, and may be blocked for up to 179 days of 360 consecutive days in the event of specified non-payment defaults on senior indebtedness.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior indebtedness. However, because the senior indebtedness is secured and because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in the proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior indebtedness.

THE NOTES ARE NOT SECURED BY ANY OF OUR ASSETS. HOWEVER, OUR SENIOR CREDIT FACILITIES ARE SECURED AND, THEREFORE OUR BANK LENDERS HAVE A PRIOR CLAIM ON SUBSTANTIALLY ALL OF OUR ASSETS.

The notes are not secured by any of our assets. However, our senior credit facilities are secured by a pledge of 100% of the stock of our existing and future domestic subsidiaries and 65% of the stock of some of our existing and future foreign subsidiaries, as well as by substantially all of our assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured indebtedness is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing that indebtedness. Accordingly, the lenders under our senior credit facilities will have a prior claim on our assets and on the assets of the guarantors of the notes. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

AUTOCAM EUROPE B.V., OUR ONLY NON-U.S. SUBSIDIARY THAT HAS GUARANTEED THE NOTES, AND HOLDINGS ARE HOLDING COMPANIES WITH NO REVENUE-GENERATING OPERATIONS OF THEIR OWN. YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE. THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR NON-GUARANTOR SUBSIDIARIES.

Some but not all of our subsidiaries will guarantee the notes. The notes are not guaranteed by any of our non-U.S. subsidiaries other than Autocam Europe B.V., or Autocam Europe. Autocam Europe does not conduct any business operations. Autocam Europe's principal assets are shares of Autocam France SARL, which itself is a holding company. All operations are conducted by subsidiaries of Autocam France SARL. Accordingly, the obligations under these notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries, including trade creditors. In addition, because Holdings is a holding company with no operations, its guarantee provides little, if any, additional credit support for the notes.

In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of December 31, 2004, our non-guarantor foreign subsidiaries had total indebtedness of $100.9 million, excluding intercompany liabilities. This represented 34.9% of our total indebtedness as of that date. These non-guarantor subsidiaries held 63.9% of our consolidated assets as of December 31, 2004 and accounted for 60.8% of our revenues for 2004.

Our foreign subsidiaries are separate and distinct legal entities and, other than Autocam Europe, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, whether by dividends, loans, distributions or other payments. Any right that we or our guarantors have to receive any assets of any of our foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors and holders of indebtedness of that subsidiary.

Substantially all of our foreign operations are conducted by non-guarantor subsidiaries. In order to service our indebtedness, we may need to upstream funds from these foreign subsidiaries. These funds could be made available by way of intercompany loans, advances, dividends or any other type of distribution permitted by our senior credit facilities or the notes. The ability of Autocam France and its subsidiaries to make distributions may be limited by financial assistance rules, corporate benefit laws and other legal restrictions which, if violated, might require us to refund unlawful payments. In particular, under company law (including the French Civil Code (code civil) and the French Commercial Code (code de commerce)), our French subsidiaries are generally prohibited from paying dividends except out of profits legally available for distribution.

The ability of Autocam Europe to make distributions is limited by the laws of the Netherlands. Netherlands law provides that a company may only pay a dividend to shareholders to the extent its shareholders' equity exceeds the sum of the amount of the paid and called up portion of the capital and the reserves which must be maintained under mandatory provisions of Netherlands law and its articles of association. Any distribution of profits is required to be made after the adoption or approval of the annual accounts from which it appears that the dividend is provided. Interim distributions may also be made up to the amount of Autocam Europe's freely distributable reserves. The ability of a Dutch company to distribute dividends may be limited or affected on the basis of fraudulent preference or conveyance or tort, where the payment of dividends would result in a situation where it is foreseeable that the company will not be able to pay its creditors.

Any dividends, if significant, could also eliminate the historical reserves of some of our subsidiaries and, in that case, our subsidiaries would be dependent on future earnings to generate sufficient distributable reserves to pay future dividends.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NON HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other indebtedness of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - issued the guarantee to delay, hinder or defraud present or future creditors; or

     - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

          -    was insolvent or rendered insolvent by reason of such incurrence;

          - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

          - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its indebtedness, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

     - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

     -    it could not pay its indebtedness as it becomes due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, is not insolvent, does not have unreasonably small capital for the business in which it is engaged and has not incurred indebtedness beyond its ability to pay such indebtedness as it matures. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

INSOLVENCY LAWS IN THE NETHERLANDS COULD NEGATIVELY AFFECT ANY ATTEMPT TO ENFORCE THE GUARANTEE FROM THIS ENTITY.

Autocam Europe is incorporated under the laws of the Netherlands as a B.V. Accordingly, any insolvency proceedings concerning it and any of its subsidiaries may proceed under the laws of the Netherlands. The guarantee given by Autocam Europe may be subject to review under the relevant provisions of the Netherlands Civil Code, or NCC, and the Netherlands Bankruptcy Court. A Netherlands court could nullify the guarantee of Autocam Europe in an insolvency proceeding under circumstances similar to those discussed above for U.S. companies.

Pursuant to the NCC, a B.V. may not provide security or assist through any contractual arrangements, including the granting of guarantees, the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries. Under the NCC, a B.V. may only grant loans with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts to the extent of its freely distributable reserves and to the extent so permitted by its articles. While the nature and scope of the relevant provision of the NCC is heavily debated in Netherlands legal literature and there is no definitive case law in the Netherlands on point, the prevailing view is that the NCC should be restrictively interpreted and that it should not apply in a situation where the parent company is not incorporated under Netherlands law and the prohibition of the NCC should not extend to its subsidiaries incorporated under Netherlands law like Autocam Europe. However, we can give no assurances of the interpretation by a court in the Netherlands of this provision.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE ANY CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, if there is a change in control as defined in our new credit facilities, we will be required to prepay all amounts outstanding under our senior credit facilities and to cancel the multi-currency and euro denominated revolving credit facilities of our senior credit facilities. The definitions of change of control in the indenture and our senior credit facilities are similar but are not identical. Under some circumstances, there may be a change in control for purposes of our new credit facilities but not for purposes of the notes. Also, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes and repay our senior credit facilities or that restrictions in our senior credit facilities will not allow these repurchases. In addition, certain important corporate events, like leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes. See "Description of Notes -- Repurchase at the Option of Holders."

THE NOTES HAVE NO PRIOR PUBLIC MARKET, AND A PUBLIC MARKET FOR THE NOTES MAY NOT DEVELOP OR BE SUSTAINED.

The Initial Purchasers have advised us that they presently intend to make a market in the notes as permitted by applicable law. No Initial Purchaser is obligated; however, to make a market in the notes and any market-making may be discontinued at any time in the sole discretion of the Initial Purchasers. No assurance can be given as to the liquidity of any trading market for the notes, or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. An active market for the notes may not develop or be sustained. If an active public market does not develop or continue, the market price and liquidity of the notes may be adversely affected.

Historically, the market for non-investment grade debt has been volatile in terms of price. It is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

Notwithstanding the registration of the notes, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of us may publicly offer for sale or resale the notes only in compliance with the provisions of Rule 144 or any other exemption under the Securities Act.

Because we may be deemed to be an affiliate of Goldman, Sachs & Co., Goldman, Sachs & Co. will be required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect its ability to continue market-making activities. We have agreed to make a "market-maker" prospectus available to Goldman, Sachs & Co. to permit it to engage in market-making transactions. However, the registration rights agreement also provides that at any time after completion of the exchange offer, we may allow the market-maker prospectus to cease to be effective and usable if our board of directors determines in good faith that that action is in our best interest or the prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As a result, the liquidity of the secondary market for the exchange notes may be materially adversely affected by the unavailability of a current "market-maker" prospectus.

RISKS RELATED TO OUR BUSINESS

THE INDUSTRIES IN WHICH WE OPERATE DEPEND UPON GENERAL ECONOMIC CONDITIONS AND ARE HIGHLY CYCLICAL.

Our financial performance depends on conditions in the global automotive industry, and, generally, on the North American and European economies. Our sales to customers in the automotive and light-duty truck industries accounted for substantially all of our sales in 2004. Demand in the automotive industry fluctuates significantly in response to overall economic conditions and is particularly sensitive to changes in interest rate levels, consumer confidence and fuel costs. Any sustained weakness in demand or downturn in the economy generally could have a material adverse effect on our business, results of operations and financial condition.

Our sales are also impacted by inventory levels and OEM production levels. We cannot predict when OEMs will decide to either build or reduce inventory levels or whether new inventory levels will approximate historical inventory levels. This may result in variability in our performance. Uncertainty regarding inventory levels has been exacerbated by favorable consumer financing programs initiated by OEM manufacturers, which may accelerate sales that otherwise would occur in future periods. In addition, we have historically experienced sales declines during the OEMs scheduled shut-downs or shut-downs resulting from unforeseen events. Continued uncertainty and other unexpected fluctuations could have a material adverse effect on our business and financial condition.

The Tier I supplier industry is also cyclical, and in large part, dependant on the overall strength of consumer demand for various types of motor vehicles. A decrease in consumer demand for motor vehicles in general or specific types of vehicles could have a material adverse effect on our business and financial condition.

OUR BASE OF CUSTOMERS IS CONCENTRATED AND THE LOSS OF BUSINESS FROM A MAJOR CUSTOMER OR A CHANGE IN AUTO CUSTOMER PREFERENCES OR REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

Because of the relative importance of our largest customers and the high degree of concentration of OEMs in the North American automotive industry, our business is exposed to a high degree of risk related to customer concentration. Our seven largest customers accounted for approximately 75.2% of our sales in 2004. Although we have long-term contracts with many of our customers, some of our customers are not subject to long-term contracts or may have the ability to terminate their contracts with us. The loss of a major customer or a significant reduction in sales to a major customer could have a material adverse effect on us. Our customers consist primarily of Tier I suppliers, like Delphi, TRW, ZF and Bosch, that serve the large OEMs. Accordingly, while sales directly to OEMs accounted for an insignificant percentage of our sales in 2004 due to our significant Tier I customer base, adverse performance by or production cuts at these OEMs could also adversely impact our sales to Tier I suppliers. Our sales and performance are also influenced by consumer preferences, regulatory changes and OEM new vehicle financing programs. In addition, government regulations, including those relating to fuel economy, could impact vehicle content and volume and, accordingly, have a material adverse impact on us.

INCREASE IN OUR RAW MATERIAL OR ELECTRICITY COSTS OR THE LOSS OF A SUBSTANTIAL NUMBER OF OUR SUPPLIERS OR A MATERIAL DISTRUPTION IN ELECTRICITY SUPPLIES COULD AFFECT OUR FINANCIAL HEALTH.

The most significant raw material used in our business is steel. Generally, our raw materials requirements are obtainable from various sources and in the desired quantities. While we currently maintain alternative sources for raw materials, our businesses are subject to the risk of price fluctuations and periodic delays in the delivery of various raw materials and component parts. The domestic steel industry has experienced substantial financial instability due to numerous factors, including energy costs and the effect of foreign competition. As a result of various global economic factors and the weakening of the U.S. dollar, steel prices have been rising, which could have a negative impact on our financial results in 2005. In addition, a failure by our suppliers to continue to supply us with various raw materials on commercially reasonable terms, or at all, would have a material adverse effect on us. Electricity costs are an element of our cost structure. To the extent there are material fluctuations in electricity costs, our margins could be adversely impacted. Any material disruption in electricity supplies could delay our production and could have a material adverse effect on us.

CONTINUING TRENDS AMONG OUR CUSTOMERS WILL INCREASE COMPETITIVE PRESSURES IN OUR BUSINESS.

The markets for our products are highly competitive. Our competitors include component manufacturing facilities of Tier I suppliers, as well as independent domestic and international suppliers. Some of our competitors are large companies with in-house machining operations that have greater financial resources than us. At times, we may be in a position of competing with some of our own customers, which could have adverse consequences. We believe that the principal competitive factors for all of our products are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. In addition, our competitors may develop products that are superior to our products or may adapt more quickly than us to new technologies or evolving customer requirements. Technological advances by our competitors may lead to new manufacturing techniques to make our products and make it more difficult for us to compete. Continuing trends by our customers in many of our markets to limit their number of outside suppliers may result in increased competition as many competitors may reduce prices to compete.

In addition, financial and operating difficulties experienced by our major customers, and the OEMs that our customers supply their products to, may result in further pricing pressures on us. Pricing pressure from customers has been a characteristic of the automotive parts industry for many years. Virtually all Tier I suppliers have policies of seeking price reductions each year. We have taken steps to reduce costs and resist price reductions, but price reductions have impacted our sales and profit margins. We may also be subject to increased pricing pressures from customers because our financial information is publicly available. If we are not able to offset continued price reductions through improved operating efficiencies and reduced costs, we may lose customers or be compelled to make price concessions that may have a material adverse effect on our results of operations.

We are continually exposed to pressure from our customers to extend payment terms. Currently, customary industry payment terms in the United States are 30-45 days; however, customers routinely request payment terms of 45-60 days. In Europe, customary terms exceed 90 days. To the extent we are unsuccessful in resisting our customers' attempts to lengthen payment terms our liquidity may be adversely impacted.

We expect competitive pressures in our markets to remain strong. These pressures arise from existing competitors, other companies that may enter our existing or future markets and, in some cases, our customers, which themselves may decide to produce of certain items sold by us. There can be no assurance that we will be able to compete successfully with our existing competitors or with new competitors. Failure to compete successfully could have a material adverse effect on our business and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS. IN ADDITION, WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS BY THIRD PARTIES.

We rely upon proprietary technology and technology advancements to maintain competitiveness in the market. We generally rely on a combination of unpatented proprietary know-how and trade secrets, copyrights, trademarks, and, to a lesser extent, patents in order to preserve our position in the market. Because of the importance of our proprietary know-how, we typically enter into confidentiality or license agreements with third parties, employees and consultants, and control access to and distribution of our proprietary information. We have entered into, and may enter into in the future, other contractual arrangements with employees and third parties relating to our intellectual property rights.

Despite efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. It is difficult for us to monitor unauthorized uses of our products. The steps we have taken may not prevent unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Although we enter into confidentiality agreements with third parties to whom we disclose unpatented proprietary know-how and trade secrets, these methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how and trade secrets. If third parties take actions that affect our rights or the value of our intellectual property, similar proprietary rights or reputation or we are unable to protect our intellectual property from infringement or misappropriation, other companies may be able to use our intellectual property to offer competitive products at lower prices and we may not be able to effectively compete against these companies.

Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, we can give no assurance that claims or litigation asserting infringement by us of intellectual property rights will not be initiated in the future seeking damages, payment of royalties or licensing fees, or an injunction against the sale of our products or that we would prevail in any litigation or be successful in preventing such judgment. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights and, if not successful, we may not be able to protect the value of our intellectual property. Regardless of its outcome, any litigation, whether commenced by us or a third party, could be protracted and costly and could have a material adverse effect on our business and results of operations.

LOSS OF KEY EXECUTIVE OFFICERS COULD WEAKEN OUR BUSINESS EXPERTISE AND OTHER BUSINESS PLANS.

Our success depends to a significant degree upon the continued contributions of our senior management team and technical, marketing and sales personnel. Our employees, including management, may voluntarily terminate their employment with us at any time. There is competition for qualified employees and personnel in our industry and there are a limited number of persons with relevant knowledge and experience. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives. We believe that the growth and future success of our business will depend in large part on our continued ability to attract, motivate and retain highly-skilled, qualified personnel.

WE MAY BE SUBJECT TO WORK STOPPAGES AT OUR FACILITIES OR AT THE FACILITIES OF OUR PRINCIPAL CUSTOMERS, WHICH COULD SERIOUSLY IMPACT THE PROFITABILITY OF OUR BUSINESS.

As is common in many European and South American jurisdictions, substantially all of our 1,221 employees in France and 731 employees in Brazil are covered by country-wide collective bargaining agreements. Although we believe our relations with these unions are good, there can be no assurance that future issues with our labor unions will be resolved favorably or that we will not experience a work stoppage that could materially and adversely affect our business. For example, in April 2004, we experienced a one hour work stoppage by some employees of our French facilities with respect to compensation negotiations then in progress. These negotiations have concluded and this dispute has since been resolved. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on us. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially and adversely affected.

Many of our direct or indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by OEMs or their suppliers could result in slowdowns or closures of assembly plants where our products are included in assembled vehicles. In addition, organizations responsible for shipping our customers' products may be impacted by occasional strikes. Any interruption in the delivery of our customers' products would reduce demand for our products and could have a material adverse effect on us.

OUR ACQUISITION STRATEGY MAY BE UNSUCCESSFUL.

As part of our growth strategy, we plan to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We cannot assure you that we will be able to consummate any acquisitions or that any future acquisitions will be able to be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks and factors, including:

     - the focus of management's attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

     -    the incorporation of acquired products into our product line;

     -    the increasing demands on our operational systems;

     -    the failure to realize expected synergies;

     - possible adverse effects on our reported operating results, particularly during the first several periods after the acquisition is complete;

     -    the amortization of acquired intangible assets; and

     -    the loss of key employees of the acquired businesses.

In pursuing acquisitions, we compete against other automotive part manufacturers, some of which are larger than us and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. Increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. As a company without public equity, we may not be able to offer attractive equity to potential sellers. Additionally, our acquisition strategy may result in significant increases in our outstanding indebtedness and debt service requirements. The terms of the Notes and our senior credit facilities further limit the acquisitions we may pursue. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from our operations.

THE INTEGRATION OF ACQUIRED BUSINESSES MAY RESULT IN SUBSTANTIAL COSTS, DELAYS OR OTHER PROBLEMS.

We may not be able to successfully integrate our acquisitions without substantial costs, delays or other problems. We will have to continue to expend substantial managerial, operating, financial and other resources to integrate our businesses. The costs of integration could have a material adverse effect on our operating results and financial condition. These costs include non-recurring acquisition costs, including accounting and legal fees, investment banking fees, recognition of transaction-related obligations and various other acquisition-related costs.

In addition, the pace of our acquisitions of other businesses may materially and adversely affect our efforts to integrate acquisitions and manage those acquisitions profitably. We may seek to recruit additional managers to supplement the incumbent management of the acquired businesses, but may be unable to recruit additional candidates with the necessary skills.

Although we conduct what we believe to be a prudent level of investigation regarding the operating and financial condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Until we actually assume operating control of these business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Once we acquire a business, the risks we are faced with include:

     - the possibility that it will be difficult to integrate the operations into our other operations;

     - the possibility that we have acquired substantial undisclosed liabilities;

     - the risks of entering markets or offering services for which we have no prior experience; and

     -    the potential loss of customers as a result of changes in management.

We may not be successful in overcoming these risks.

FLUCTUATIONS IN CURRENCY EXCHANGE AND INTEREST RATES MAY SIGNIFICANTLY IMPACT OUR RESULTS OF OPERATIONS AND MAY SIGNIFICANTLY AFFECT THE COMPARABILITY OF OUR RESULTS BETWEEN FINANCIAL PERIODS.

Our operations are conducted by subsidiaries in countries where the functional currency is other than our reporting currency, the U.S. dollar. The results of the operations and the financial position of these subsidiaries are reported in the relevant foreign, or functional, currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our combined financial statements. As a result, our financial results are impacted by currency fluctuations between the U.S. dollar and the euro and, to a lesser extent, other currencies, which are unrelated to our underlying results of operations.

In addition, as of December 31, 2004, $97.8 million, or 33.9%, of our total indebtedness was denominated in euros. The carrying value of that indebtedness will fluctuate depending on currency exchange rates between the U.S. dollar and the euro. To the extent the U.S. dollar declines against the euro, interest expenses for our euro-denominated indebtedness will increase for financial reporting purposes.

We are also subject to interest rate risk because we have substantial indebtedness at variable interest rates. As of December 31, 2004, our interest was determined on a variable basis on $136.5 million, or 47.3%, of our total indebtedness. An increase in interest rates of 0.25% will increase interest expense under our term loans by $0.3 million per year.

We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. Further, while we will attempt to repay indebtedness using cash flows from the same currency under which the indebtedness is denominated, there are no assurances we will be able to do so. For example, if we are forced to repay borrowings of ours or our domestic subsidiaries that are denominated in U.S. dollars with euros, depreciation of the euro against the U.S. dollar will make the debt repayment more costly in euro terms.

While we may enter into various currency and interest rate hedging contracts, we cannot assure you that any hedging transactions we might enter into will be successful or that shifts in the currency exchange or interest rates will not have a material adverse effect on us.

WE ARE SUBJECT TO TAXATION IN MULTIPLE JURISDICTIONS.

We are subject to taxation primarily in the United States, France and Brazil. Our effective tax rate and tax liability will be affected by a number of factors, like the amount of taxable income in particular jurisdictions, the tax rates in these jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds to and repatriate funds from our foreign subsidiaries, and future changes in the law. Our tax liability will be dependent upon our operating results and the manner in which our operations are funded. Generally, the tax liability for each legal entity is determined either on a non-consolidated basis or on a consolidated basis only with other entities incorporated in the same jurisdiction. In either case, our tax liability is determined without regard to the taxable losses of non-consolidated affiliated entities. As a result, we may pay income taxes in one jurisdiction for a particular period even though on an overall basis we incur a net loss for that period.

OUR OPERATIONS OUTSIDE OF THE UNITED STATES ARE SUBJECT TO POLITICAL, INVESTMENT AND LOCAL BUSINESS RISKS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

Sales by our subsidiaries located outside of the United States accounted for 60.8% of our 2004 sales and an additional 6.0% of our sales in 2004 were derived from sales of products manufactured in the United States that were sold outside the United States. As part of our business strategy, we intend to expand our international operations through internal growth and acquisitions. Sales outside of the United States, particularly sales to emerging markets, are subject to other various risks which are not present in sales within the United States that can materially affect our business and financial condition. In addition to currency exchange and tax risks as discussed above, these risks include:

     - local political and social conditions, including hyperinflationary conditions and political instability in certain countries;

     -    devaluation of foreign currencies;

     - potential imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and payment by foreign subsidiaries;

     - potential difficulties in enforcing agreements and collecting receivables through certain foreign local systems;

     - domestic and foreign customs, tariffs and quotas or other trade barriers;

     -    increased costs for transportation and shipping;

     -    potential difficulties in protecting intellectual property;

     -    risk of nationalization of private enterprises by foreign governments;

     -    managing and obtaining support and distributions for local operations;

     -    potential imposition or increase of restrictions on investment; and

     -    required compliance with a variety of laws and regulations.

We cannot provide any assurances that we will succeed in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner in each location where we do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on the financial condition and results of operations of our international operations.

WE MAY INCUR MATERIAL LOSSES AND COSTS AS A RESULT OF PRODUCT LIABILITY AND WARRANTY CLAIMS THAT MAY BE BROUGHT AGAINST US.

We face an inherent business risk of exposure to product liability claims in the event that the use of our current and formerly manufactured or sold products results, or is alleged to result, in bodily injury and/or property damage. Although we have not been required to make any material payments in respect of product liability claims in the past five years, we cannot assure you that we will not experience any material product liability losses in the future or that we will not incur significant costs to defend such claims. In addition, if any of our products are or are alleged to be defective, we may be required to participate in a government-required or manufacturer-instituted recall involving such products. In the automotive industry, each vehicle manufacturer has its own policy regarding product recalls and other product liability actions relating to its suppliers. However, as we move up the value pyramid and become more integrally involved in the system design process and assume more of the vehicle system assembly functions, vehicle manufacturers may begin to look to us for contribution when faced with product liability claims. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a material adverse effect on our business. In addition, we cannot provide any assurances that claims will not be asserted against us with respect to former businesses disposed of by us, whether or not we are legally responsible or entitled to contractual indemnification.

OUR INSURANCE COVERAGE MAY BE INADEQUATE AGAINST THE POTENTIAL HAZARDS INCIDENT TO OUR BUSINESS.

We maintain property, business interruption, product liability and casualty insurance coverage, which we believe is in accordance with customary industry practices, but we cannot be fully insured against all potential hazards incident to our business, including losses resulting from war risks or terrorist acts. A catastrophic loss of the use of all or a portion of our facilities due to accident, labor issues, weather conditions, national disasters or otherwise, whether short- or long-term, could have a material adverse effect on us. As a result of market conditions, premiums and deductibles for some of our insurance policies can increase substantially and, in some instances, some types of insurance may become available only for reduced amounts of coverage, if at all. In addition, there can be no assurance that our insurers would not challenge coverage for certain claims. If we were to incur a significant liability for which we were not fully insured or that our insurers disputed, it could have a material adverse effect on our financial position.

WE ARE SUBJECT TO RISKS AND COSTS ASSOCIATED WITH NON-COMPLIANCE WITH ENVIRONMENTAL REGULATIONS.

Our operations are subject to federal, state, local and foreign laws and regulations governing emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. While we believe that our operations and facilities are being operated in compliance in all material respects with applicable environmental health and safety laws and regulations, the operation of precision metal machining facilities entails risks in these areas. There can be no assurance that we will not incur material costs or liabilities, including substantial fines and criminal sanctions for violations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

WE ARE CONTROLLED BY GS CAPITAL PARTNERS 2000, L.P. ("GSCP 2000"), OTHER PRIVATE EQUITY FUNDS AFFILIATED WITH GSCP 2000, TRANSPORTATION RESOURCE PARTNERS LP ("TRP") AND OTHER INVESTMENT VEHICLES AFFILIATED WITH TRP, AND THEIR INTERESTS AS EQUITY HOLDERS MAY CONFLICT WITH THE INTERESTS OF OTHER STAKEHOLDERS.

GSCP 2000, other private equity funds affiliated with GSCP 2000, TRP, and other investment vehicles affiliated with TRP control, through Parent and Holdings, control our voting interests and have the power to elect a majority of the members of our board of directors, to change our management and to approve any mergers or other extraordinary transactions. The interests of GSCP 2000 and TRP may not in all cases be aligned with the interests of our stakeholders, in particular the holders of our outstanding debt.

                                 USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

                                 CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2004.

You should also read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Merger," our consolidated financial statements and related notes thereto.

                                                                   DECEMBER 31, 2004
                                                                 (IN MILLIONS OF U.S.
                                                                       DOLLARS)
                                                                 --------------------
Cash and cash equivalents                                               $  2.1
                                                                        ======
Senior indebtedness (including current portions thereof):
   Senior credit facilities:
      Senior secured E62.7 million term loan (U.S. dollar
         equivalent at December 31, 2004)                               $ 83.3
      Senior secured U.S. dollar term loan                                32.8
      Multi-currency revolving credit facility (1)                        18.0
      Euro revolving credit facility (2)
   Capital lease obligations and other indebtedness (3)                   17.6
                                                                        ------
      Total senior debt                                                  151.7
Notes (4)                                                                137.1
                                                                        ------
      Total debt                                                         288.8
                                                                        ------
Common stock
Additional paid-in capital                                               145.1
Accumulated other comprehensive income                                    19.7
Retained earnings                                                          0.6
                                                                        ------
      Total shareholders' equity                                         165.4
                                                                        ------
Total capitalization                                                    $454.2
                                                                        ======

----------
(1) We have the ability to borrow an additional $18.1 million pursuant to the multi-currency revolving credit facility of our senior credit facilities.

(2) Autocam France, SARL has the ability to borrow E11.6 million (equivalent of $15.8 million as of December 31, 2004) pursuant to the euro revolving credit facility of our senior credit facilities.

(3) Includes the U.S. dollar equivalent of $12.7 million in capital leases denominated in euros or Brazilian reais, the U.S. dollar equivalent of $2.5 million in notes denominated in Brazilian reais issued by our Brazilian subsidiary and the U.S. dollar equivalent of $2.4 million in working capital lines of credit denominated in euros or Brazilian reais.

(4) Represents principal amount of $140.0 million, net of the unamortized portion of the original issue discount ($2.9 million).

                  SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following table sets forth Holdings' selected consolidated historical financial data for the eleven months ended December 31, 2000, each of the years 2001, 2002 and 2003, and for the six months ended June 30, 2004, reflecting the historical basis of accounting without any application of purchase accounting for the Merger, and for the six months ended December 31, 2004, reflecting the basis of accounting after accounting for the Merger. All amounts have been derived from the consolidated financial statements of Holdings which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The following data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                            ELEVEN
                                            MONTHS                                               SIX MONTHS ENDED
                                            ENDED              YEARS ENDED DECEMBER 31,       ------------------------
                                          DECEMBER 31,  ------------------------------------   JUNE 30,    DECEMBER 31,
(amounts in thousands)                       2000          2001         2002         2003        2004         2004
                                         -------------  ----------  ------------  ----------  ----------  ------------
                                                                    (predecessor)                          (successor)
                                         ---------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
 Sales                                   $     185,699   $ 236,452  $    275,117  $  323,210  $  184,489  $   165,821
 Cost of sales                                 146,419     201,757       231,334     280,070     153,426      140,847
                                         -------------  ----------  ------------  ----------  ----------  -----------
 Gross profit                                   39,280      34,695        43,783      43,140      31,063       24,974
 Selling, general and administrative
  expenses                                       9,764      16,415        16,698      17,577      17,337       10,566
                                         -------------  ----------  ------------  ----------  ----------  -----------
 Income from operations                         29,516      18,280        27,085      25,563      13,726       14,408
 Interest and other expense, net                10,489      17,782        15,931      13,872       8,338       13,432
 Minority interest in net income (loss)            852         317           (21)
 Tax provision                                   8,096       1,540         4,635       4,697       3,211          422
                                         -------------  ----------  ------------  ----------  ----------  -----------
 Net income (loss)                       $      10,079  ($   1,359) $      6,540  $    6,994  $    2,177  $       554
                                         =============  ==========  ============  ==========  ==========  ===========

OTHER FINANCIAL DATA:
 Ratio of Earnings to Fixed Charges                2.8x        1.0x          1.8x        2.2x        1.8x         1.1x

                                             2000          2001         2002         2003        2004
                                         -------------  ----------  ------------  ----------  ----------
                                                            (predecessor)                    (successor)
                                         ---------------------------------------------------
BALANCE SHEET DATA (END OF PERIOD):
 Cash and equivalents                    $      16,448  $    9,830  $      4,996  $    1,075  $    2,117
 Working capital(1)                             29,737      34,190        27,957      22,113      31,543
 Property, plant and equipment, net            140,265     142,758       156,964     173,580     177,285
 Total assets                                  379,481     371,700       392,335     409,075     569,432
 Total debt                                    157,171     153,071       146,082     133,888     288,781

----------
(1) Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term indebtedness).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and accompanying notes. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties, including those described in the "Risk Factors" section of this prospectus. Financial information presented herein as of dates and for periods through the date of the Merger on June 21, 2004 (see "Overview" below) is presented as "predecessor" financial information. Future results could differ materially from those discussed below. See discussion under the caption "Forward-Looking Statements."

OVERVIEW

We are headquartered in Kentwood, Michigan, and are a leading independent manufacturer of extremely close tolerance precision-machined, metal alloy components, sub-assemblies and assemblies, primarily for performance and safety critical automotive applications. Those applications in which we have significant penetration include power steering, fuel injection, electric motors, braking, and air bag systems. We provide these products from our facilities in North America, Europe, South America and Asia to some of the world's largest Tier I suppliers to the automotive industry. These Tier I suppliers include Autoliv, Delphi Corporation, Robert Bosch GmbH, SMI-Koyo, Siemens VDO, TRW Automotive, Inc. and ZF Friedrichshafen AG. We believe our manufacturing space is sufficient to meet the needs of our customer's current programs.

We focus primarily on higher value-added categories of strategically targeted markets. The products we manufacture demand expertise typically exceeding the capabilities of many of our competitors. We produce complex products in high volumes where required tolerances are in the single-digit micron range with quality levels very often approaching zero defects.

A number of factors influence our results of operations, including the following:

     - Our business is directly impacted by light vehicle production levels, primarily in North America and Western Europe. We are also impacted by the relative North American market shares of the traditional Big Three automakers, DaimlerChrysler Corporation, Ford Motor Company and General Motors Corporation. Material changes in either of these factors can have a material impact on our sales and profit levels. Market shares of the traditional Big Three have been declining over the period from January 1, 2002 to December 31, 2004. Light vehicle production in North America was approximately 16.4 million units in 2002, approximately 15.9 million units in 2003 and approximately 15.8 million units in 2004. In Western Europe, the comparable production rates were approximately 16.4 million units in 2002, approximately
          16.2 million units in 2003 and approximately 16.5 million units in 2004. CSM Worldwide, Inc. ("CSM") forecasts production of approximately 15.9 million units in North America and approximately
          16.6 million units in Western Europe during 2005.

     - A significant portion of our sales and profits resulted from transactions denominated in euros. Those sales and profits have been translated into U.S. dollars, or USD, for financial reporting purposes. As a result, the value of the USD compared to the euro in 2002, 2003 and 2004 relative to the same periods in the prior years positively impacted our reported results. The following table sets forth, for the periods indicated, the period end, period average, high and low noon New York time buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per euro. The noon buying rate of the euro on April 22, 2005 was $1.31 per euro.

                        YEARS ENDED DECEMBER 31,
                        ------------------------
                           2002   2003   2004
                           ----   ----   ----
          Average(1)       0.95   1.14   1.24
          End of year      1.05   1.26   1.36
          High             1.05   1.26   1.36
          Low              0.86   1.04   1.18

          --------
          (1) The average rate is the average of noon New York time buying rates on the last day of each month during the relevant period.

     - We are routinely exposed to pressure by our customers to offer unit price reductions, which is typical of our industry. Through continuous improvement and increased efficiencies in our manufacturing and administrative processes, we have achieved improvements in margins over time in spite of these constant pressures.

Our business and results of operations during 2002, 2003 and 2004 were affected by the following events:

     - In April 2003, we sold and leased back our Kentwood and Marshall, Michigan facilities for $5.8 million, using the proceeds of that sale to prepay some of our indebtedness outstanding at the time. Annual lease expense under these agreements is $0.6 million.

     - In June 2003, we closed our Chicago, Illinois production facility, moving all existing production to our Michigan facilities. Through the re-engineering of manufacturing processes and elimination of redundancies, we were able to reduce headcount in North America by 15% from December 2002 to December 2003.

     - In 2003, we successfully consolidated power steering production lines formerly contained within three of our French facilities into one facility. Significant costs, including premium freight, outsourcing, labor and machinery repairs, were incurred to affect this reorganization. This reorganization has and is expected to continue to provide benefits in the future, primarily in the area of lower labor costs through headcount reductions and improved efficiency.

     - On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly-owned subsidiary of Parent, merged with and into Holdings with Holdings continuing as the surviving corporation (the "Merger"). As a result, Holdings became a wholly-owned subsidiary of Parent. The total amount of consideration paid in the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock of Holdings, payments to common shareholders of Holdings and the payment of transaction costs incurred by Holdings, was $395.0 million. The Merger was financed with the net proceeds from the issuance of $140.0 million of senior subordinated notes issued by us and guaranteed by Holdings (the "Notes"), borrowings under senior credit facilities of $114.0 million and combined common equity contributions of $143.4 million by GS Capital Partners 2000, L.P. ("GSCP 2000"), other private equity funds affiliated with GSCP 2000, Transportation Resource Partners LP ("TRP"), other investment vehicles affiliated with TRP, and certain of our management.

RESULTS OF OPERATIONS

Set forth below is our Consolidated Statements of Operations expressed as a percentage of sales:

                                               2002(1)   2003(1)   2004(2)
                                               -------   -------   -------
Sales                                           100.0%    100.0%    100.0%
Cost of sales                                    84.1%     86.7%     84.0%
                                                -----     -----     -----
Gross profit                                     15.9%     13.3%     16.0%
Selling, general and administrative expenses      6.1%      5.4%      8.0%
                                                -----     -----     -----
Income from operations                            9.8%      7.9%      8.0%
Interest expense, net                             4.9%      2.9%      4.7%
Other expenses, net                               0.9%      1.4%      1.6%
                                                -----     -----     -----
Income before tax provision                       4.0%      3.6%      1.7%
Tax provision                                     1.7%      1.5%      1.0%
                                                -----     -----     -----
Net income                                        2.3%      2.1%      0.7%
                                                =====     =====     =====

----------
(1) Represents our consolidated results of operations reflecting the historical basis of accounting without any application of purchase accounting for the Merger.

(2) Represents our combined consolidated results of operations reflecting the historical basis of accounting without any application of purchase accounting for the Merger for the six months ended June 30, 2004 and reflecting the basis of accounting after accounting for the Merger for the six months ended December 31, 2004.

2004 COMPARED TO 2003

SALES

Sales increased $27.1 million, or 8.4%, to $350.3 million for 2004 from $323.2 million for 2003. Of this increase, $17.9 million was attributable to the devaluation of the USD relative to the euro. Excluding the effect of foreign currency translation and unit price reductions mentioned below, sales for 2004 increased $14.0 million over 2003, principally attributable to the following factors:

     - Increased shipments of electric power-assisted steering products to two European customers during 2004.

     - During the latter part of 2003, we began shipping diesel injection components to two North American customers seeking to increase their penetration of the North American diesel injection market. The benefit derived from this development was partially offset by premium pricing earned in the second quarter of 2003 on one of the new product lines during the transition from prototype to production volumes.

     - Sales of components manufactured by our South American operations have grown in 2004 relative to 2003 as lower labor costs in those facilities (relative to those in our European and North American facilities and those of our competitors) have afforded us additional demand for high value-added components from our customers.

These positive developments more than offset the negative impact of unit price reductions of $4.8 million during 2004 and decreasing sales to a European power steering systems customer and electric motor systems customer, both of which desourced us on some products. Also, we had lower sales to a European fuel systems customer as we decided not to continue supplying some of its products at unacceptably low profit levels.

GROSS PROFIT

Gross profit increased $12.9 million to $56.0 million, or 16.0% of sales, for 2004 from $43.1 million, or 13.3% of sales, for 2003. The gross profit percentage improvement can generally be attributed to the following factors:

     - Labor productivity improvement initiatives implemented during 2004 resulted in the reduction of direct labor cost and a corresponding improvement in gross margin by 1.4 percentage points. Major initiatives included headcount reductions achieved in North America as a result of the Chicago, Illinois facility closure as described above and various other continuous process improvement initiatives, and in Europe as a result of the power steering production line reorganization described above.

     - We incurred premium freight, outsourcing, consulting services and machinery repair costs in 2003 in connection with the European power steering line reorganization. Some of these costs were offset by labor productivity improvements that occurred late in 2003. These costs were not repeated in 2004.

     - Depreciation expense was $1.8 million less in 2004 as compared to 2003 as we adjusted the historical cost of our property, plant and equipment to fair market appraised values in connection with the Merger.

     - We incurred equipment move, severance and other costs of $1.5 million during 2003 in connection with the Chicago, Illinois facility closure. These costs were not repeated in 2004.

     - The majority of our 2004 sales growth was due to expansion of existing programs, thereby increasing margins as existing equipment and facilities were more fully utilized.

These positive factors were partially offset by the negative impact on gross profit of steel cost increase, price reductions to customers and the loss of business to European customers as described in "Sales" above.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses increased $10.3 million to $27.9 million, or 8.0% of sales, for 2004 from $17.6 million, or 5.4% of sales, for 2003. The 2004 results include $8.2 million in costs associated with the Merger, consisting principally of investment banking fees, management bonuses, and legal and accounting fees, and $0.7 million in executive manager receivables forgiven under a split-dollar life insurance program. In addition, the devaluation of the USD versus the euro caused a comparative increase in selling, general and administrative expenses of $0.8 million from 2003 to 2004.

INTEREST EXPENSE, NET

Net interest expense increased $6.9 million to $16.3 million for 2004 from $9.4 million for 2003. Interest expense on increased debt levels incurred as a result of the Merger more than offset the favorable impact of principal reductions through regularly scheduled payments and repayments from the proceeds of the sale and leaseback of the production facilities as described above. In addition, interest rates incurred on borrowings under our new senior credit facility averaged 40-45 basis points less during 2004 when compared to interest rates incurred on borrowings under our former senior credit facility during 2003.

OTHER EXPENSE, NET

Net other expense increased $1.1 million to $5.5 million for 2004 from $4.4 million for 2003. The 2004 results include the accelerated write-off of $1.9 million in unamortized debt issue costs associated with our former senior credit facility, which was refinanced in connection with the Merger. In addition, amortization of debt issue costs incurred in connection with securing our new senior credit facility and the Notes was $0.4 million more in 2004 than the amortization of similar costs incurred in connection with securing our old senior credit agreement. These factors more than offset the $0.7 million negative impact on our 2003 results of the loss recorded on the sale of equipment from our Chicago, Illinois facility.

TAX PROVISION

For 2004, we recorded an income tax provision of $3.6 million, for an effective tax rate of 57.1%. Our effective tax rate was more than the United States statutory rate of 35.0% due primarily to the French income tax provision, which includes legal profit sharing contribution expense of $1.6 million.

2003 COMPARED TO 2002

SALES

Sales increased $48.1 million, or 17.5%, to $323.2 million for 2003 from $275.1 million for 2002. Of this increase, $34.7 million was attributable to the increase of the value of the euro compared to the USD. Excluding the effect of foreign currency translation and price reductions described below, sales for the year increased $18.8 million over the prior year, principally attributable to the following factors:

     - Increased shipments of electric power-assisted steering products to two European customers during 2003.

     - During 2003, we began shipping new diesel injection components to a North American customer seeking to increase its penetration of the North American diesel injection market.

These positive developments more than offset the negative impact during 2003 of unit price reductions of $5.4 million and declining sales to a European power steering systems customer that desourced us on some products.

GROSS PROFIT

Gross profit decreased $0.7 million to $43.1 million, or 13.3% of sales, for 2003 from $43.8 million, or 15.9% of sales, for 2002. The decrease in gross profit percentage can be primarily attributed to the effects of the following:

     -    We granted annual unit price reductions as referenced above.

     - We incurred premium freight, outsourcing, consulting services and machinery repair costs in 2003 in connection with the European power steering line reorganization. Some of these costs were offset by labor productivity improvements that occurred late in 2003.

     - We incurred $1.5 million in equipment move, severance, building lease termination and other costs associated with closing the Chicago facility in 2003.

     - We incurred an additional $0.5 in building lease expense in 2003 as a result of the sale and leaseback of our Kentwood and Marshall facilities as referenced above.

These decreases were partially offset by the favorable impact of labor savings resulting from significant headcount reductions in North America during 2003, primarily as a result of the Chicago facility closure.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses increased by $0.9 million to $17.6 million, or 5.4% of sales, for 2003 from $16.7 million, or 6.1% of sales, for 2002. Of this increase, $1.4 million was attributable to the increase of the value of the euro compared to the USD. Excluding the increase of the value of the euro compared to the USD, selling, general and administrative expenses decreased $0.5 million from 2002 to 2003, primarily as a result of the elimination of redundant costs for administrative labor and other expenses previously incurred at the Chicago facility. The elimination of these costs resulted in selling, general and administrative expenses, as a percentage of sales, decreasing in 2003 as compared to 2002.

INTEREST EXPENSE, NET

Net interest expense decreased $4.0 million to $9.4 million for 2003 from $13.4 million for 2002. Borrowings were reduced through scheduled principal payments, as well as from the proceeds of factoring an additional approximately $2.1 million of European accounts receivable without recourse and the sale and leaseback of our Kentwood and Marshall facilities. In addition, both the EURIBOR and LIBOR indices decreased when comparing the periods, resulting in lower interest rates in 2003 relative to 2002. These factors were partially offset by an increase of $1.0 million attributable to the increase of the value of the euro compared to the USD.

OTHER EXPENSE, NET

Net other expense for 2003 increased $1.9 million to $4.4 million from $2.5 million for 2002. A portion of this increase resulted from expenses incurred in connection with our termination of a lease on some of the production equipment utilized by the former Chicago facility. Process improvements implemented in connection with the closing and relocation of production to the Kentwood and Marshall facilities rendered that equipment obsolete. In addition, foreign currency transaction losses were $0.7 million higher in 2003 relative to 2002 due to the increase of the value of the euro compared to the USD.

TAX PROVISION

For 2003, we recorded income tax expense of $4.7 million, for an effective tax rate of 40.2%. Our effective tax rate exceeded the United States statutory rate of 35.0% due primarily to the French income tax provision, which includes legal profit sharing contribution expense of $1.1 million.

LIQUIDITY AND CAPITAL RESOURCES

Our short-term liquidity needs include required debt service and day-to-day operating expenses like working capital requirements and the funding of capital expenditures. Long-term liquidity requirements include capital expenditures for new programs and maintenance of existing equipment and debt service. Capital expenditures for 2005 are expected to be $24.3 million.

Our principal sources of cash to fund short- and long-term liquidity needs consist of cash generated by operations and borrowing under our revolving credit facilities.


In connection with the Merger, on June 21, 2004, we entered into a senior credit facilities agreement with a syndication of banks consisting of the following components:

     -    a $33 million term loan to Autocam;

     - a E62.7 million term loan to Autocam's wholly-owned subsidiary, Autocam France SARL (equivalent to $75.8 million at the time of the Merger);

     - a multi-currency revolving credit facility of $36.1 million ($18.1 million in availability as of December 31, 2004) against which borrowings may be made by Autocam in USD or euros; and

     - a euro revolving credit facility of E11.6 million available to Autocam France SARL (fully available as of December 31, 2004)

The indenture governing the notes and the agreement governing the senior credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

The senior credit facilities require us to meet a number of financial ratio tests, including interest coverage and total leverage ratios. The senior credit facilities also limit the amount of capital expenditures we may make. Our management believes that cash from operations and, if required, borrowings under the revolving credit facilities of the senior credit facilities will be sufficient for cash requirements through at least December 2005.

As of December 31, 2004, we were in compliance with the covenants contained in the indenture governing the Notes and our senior credit facilities. However in early 2005, we anticipated that we would not remain in compliance with the financial covenants in our senior credit facilities during 2005 as those covenants would become increasingly restrictive throughout the year. Additionally, we will be adversely affected by the full-year effect of the loss of a European power steering customer (see "2004 Compared to 2003" above) and weakening demand from some European OEMs during the second quarter of 2005. Based on early 2005 projections, we believed we might not be able to remain in compliance as of March 31, 2005, and we expected not to be in compliance as of June 30, 2005 with certain of the financial covenant requirements of our senior credit facilities. We subsequently entered into a First Amendment of our senior credit facilities dated as of March 31, 2005 (and effective April 25, 2005) amending such financial covenants, adjusting the amortization of our euro term loan, modifying the interest rates we pay and modifying certain other provisions of our senior credit facilities.

2004

Cash provided by operating activities of $10.2 million during 2004 reflects net income, excluding non-cash and other reconciling items of $25.3 million, and an increase in net working capital of $15.1 million due primarily to the following factors:

     - Inventories increased $8.8 million due primarily to the growth in our business as described above. In addition, the value of raw material inventories has risen consistent with the rise in steel and perishable tooling prices. Finally, machinery spare parts inventories have increased consistent with the addition of new types of equipment.

     - Deferred credits and other long-term liabilities decreased $5.8 million. We satisfied obligations under interest rate derivative instruments totaling $2.4 million. Additionally, the French government passed a new law allowing for the partial early withdrawal of legal profit sharing earned by our employees, which resulted in the reduction of such liability of $1.6 million.

Cash used in investing activities of $18.7 million during 2004 included capital expenditures primarily for production equipment (net of proceeds from fixed asset sales) of $19.0 million and $1.1 million in costs associated with the acquisition of an outsource vendor by our European operations. Investing cash inflows included $1.5 million in refunds of equipment deposits previously paid by leasing companies as such equipment is now subject to operating lease arrangements.

Cash provided by financing activities of $9.7 million during 2004 included the following:

     - Proceeds from issuance of the Notes and term note borrowings at the closing of the Merger under our new senior credit facility of $246.0 million, less debt issue costs paid of $11.6 million;

     - Shareholder contributions received in connection with the Merger of $115.4 million;

     - Proceeds from the issuance of equipment notes payable and borrowings on swing lines of credit of $1.9 million;

     - Payments made to former shareholders and option holders of Holdings of $232.7 million;

     - Payments made to retire the term notes of our old senior credit facility in existence at the closing of the Merger of $89.9 million;

     - Scheduled term note principal payments of our old and new senior credit facilities, capital lease obligations and equipment notes payable of $23.5 million;

     -    Net borrowings under our revolving credit facilities of $4.1 million.

2003

Cash provided by operating activities of $38.0 million during 2003 reflects net income, excluding non-cash and other reconciling items, of $33.0 million and a decrease in net working capital of $5.0 million. Accounts receivable decreased $6.8 million commensurate with reduced European sales volume in the last quarter of 2003 relative to the same period in 2002. In addition, European accounts receivable factoring activity increased $2.1 million from December 31, 2002 to December 31, 2003. Accounts payable and accrued liabilities decreased $3.7 million due primarily to decreases in accrued compensation and benefits costs, the satisfaction during 2003 of certain liabilities existing at December 31, 2002 arising from the closing of the Chicago facility, and the recognition of deferred revenue associated with the cancellation of a customer program.

Cash used in investing activities of $14.9 million during 2003 included capital expenditures primarily for production equipment of $22.5 million and proceeds from the sale and leaseback of our Kentwood and Marshall facilities and the sale of equipment of $6.7 million. In addition, we received net cash from leasing companies totaling $1.7 million, representing reimbursements of deposits previously paid on production equipment now subject to operating lease agreements. Finally, we paid $0.7 million to terminate an operating lease for some of the production equipment that had been used in our Chicago facility as described above.

Cash used in financing activities of $27.3 million during 2003 primarily represents scheduled principal payments on bank and capital lease obligations of $19.3 million, the final principal installment payment on a note payable to the sellers of Bouverat Industries, SA of $3.7 million, and a $5.8 million unscheduled principal payment on our USD-denominated term debt through proceeds from the sale and leaseback of our Kentwood and Marshall facilities referenced above. We issued $0.9 million in notes payable to fund capital expenditures in South America.

2002

Cash provided by operating activities of $32.0 million during 2002 reflects net income, excluding non-cash and other reconciling items, of $27.0 million and a decrease in net working capital of $5.0 million. Accounts receivable increased $3.6 million and inventories increased $1.3 million commensurate with increased sales volume in the last quarter of 2002 relative to the same period in 2001. In 2002, we factored $9.0 million of European accounts receivable, which partially offset the impact of sales growth on accounts receivable. Accounts payable increased $5.1 million commensurate with the increase in production in 2002 relative to 2001. Accrued liabilities increased $4.9 million reflecting increases in accrued compensation and benefits costs. In addition, we established a $0.7 million deferred revenue liability for funds received from a customer for a new program that was later terminated as referenced above.

Cash used in investing activities of $15.6 million during 2002 included capital expenditures primarily for production equipment of $17.2 million and proceeds from the sale of equipment of $1.6 million.

Cash used in financing activities of $21.5 million during 2002 included repayments on our revolving line of credit of $6.8 million and scheduled principal payments on bank and capital lease obligations of $15.2 million. We issued $0.5 million in notes payable to fund capital expenditures in South America.

CONTRACTUAL OBLIGATIONS

Our contractual obligations as of December 31, 2004 are set forth below:

                                                       PAYMENTS DUE BY PERIOD
                                             -----------------------------------------
                                                       LESS                      MORE
                                                       THAN     1-3     4-5      THAN
(amounts in millions)                         TOTAL   1 YEAR   YEARS   YEARS   5 YEARS
                                             ------   ------   -----   -----   -------
Senior credit facilities and the Notes (1)   $271.0    $ 6.7   $19.9   $29.4    $215.0
Capital leases and other debt                  17.8      6.2     6.7     2.9       2.0
Operating leases                               74.5     14.0    26.0    15.2      19.3
Conditional purchase commitments (2)            4.4      2.3     1.0     1.1        --
                                             ------    -----   -----   -----    ------
Total contractual cash obligations           $367.7    $29.2   $53.6   $48.6    $236.3
                                             ======    =====   =====   =====    ======

----------
(1) Interest obligations under our senior credit facilities are variable in nature. Interest obligations under the Notes are fixed at $15.2 million per year through the year ending December 31, 2013 and $7.0 million for the year ending December 31, 2014.

(2) These amounts are non-cancelable purchase commitments for machinery and equipment, some of which may be assigned to financing companies under operating lease agreements. In accordance with terms of the purchase agreements, final acceptance of the equipment is contingent upon the equipment demonstrating capabilities as documented by our purchase orders.

CONTINGENT LIABILITIES AND OTHER COMMITMENTS

We sponsor defined benefit pension plans, see "Critical Accounting Policies" below, for substantially all employees of our French subsidiaries. Our estimated liability under these plans as of December 31, 2004 was $2.4 million. We have no expected funding obligations for 2005.

SEASONALITY

Our business is seasonal, as it is common that our customers and OEMs historically have one to two week shutdowns of operations during August and December. Our sales figures reflect the effects of these shutdowns. As a result, our working capital requirements are also seasonal, with the largest working capital commitments coming in the early part of the first quarter and the latter part of the third quarter of each year.

EFFECTS OF INFLATION

We believe that relatively moderate levels of inflation over the last few years have not had a significant impact on revenues or profitability and that our management has been able to offset the effects of inflation by realizing improvements in operating efficiency.

FOREIGN OPERATIONS

In 2004, our North American operations exported $21.1 million of product to customers located in foreign countries, and our foreign operations shipped $213.0 million of product to customers from their facilities. In 2003, our North American operations exported $22.4 million of product to customers located in foreign countries, and our foreign operations shipped $189.0 million of product to customers from their facilities. As a result, we are subject to the risks of doing business abroad, including currency exchange rate fluctuations, limits on repatriation of funds, compliance with foreign laws and other economic and political uncertainties.

ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123(R), Share-Based Payment, which will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. SFAS No. 123(R) becomes effective at the beginning of our second quarter in 2006. We expect that the impact of adopting SFAS No. 123(R) will be consistent with the pro forma expense that has been previously disclosed, adjusted for future grants, cancellations and exercises of stock options in accordance with SFAS 123(R).

CRITICAL ACCOUNTING POLICIES

Our accounting policies, including those described below, require management to make estimates and assumptions using information available at the time the estimates are made. Actual amounts could differ significantly from these estimates. See Note 1 to our 2004 consolidated financial statements for a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. Our management believes the following are some of the more critical judgment areas in the application of accounting policies that currently affect the consolidated financial condition and results of operations.

ACCOUNTS RECEIVABLE

We evaluate our allowance for doubtful accounts on a quarterly basis and review the significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues like bankruptcy status, past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience, which is minimal. We believe that, based on past history and our credit policies, the net accounts receivable are of good quality.

INVENTORY VALUATION

Inventories are stated at the lower of actual cost, on a first-in, first-out, or FIFO, basis, or market. Market price is generally based on the current selling price of our products. We regularly review inventories to determine if their carrying value exceeds market value, and we record a reserve to reduce the carrying value to market price, as necessary. This write-down, if needed, would result in a lower value, which would become the new cost basis in the carrying value of the inventory. Historically, we have rarely experienced significant occurrences of obsolescence or slow moving inventory.

FIXED ASSET IMPAIRMENT

We review long-lived assets whenever events and circumstances indicate that the carrying value of these assets may not be recoverable based on estimated future cash flows. In determining future cash flows, significant estimates are made by us with respect to future operating results. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

GOODWILL

We evaluate the carrying value of goodwill at least annually for impairment. Fair value is determined based upon discounted cash flows and requires that we make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates. Our judgments are based upon historical experience, current market conditions and other information. While we believe the estimates and assumptions underlying the valuation methodology to be reasonable, different assumptions could result in different outcomes.

In estimating future cash flows, we rely upon internally generated five-year forecasts for sales, operating cash flows and capital expenditures to maintain current equipment levels. We generally develop these forecasts based upon recent sales data for existing operations and other factors.

SELF INSURANCE RESERVES

We offer our North American employees medical insurance and workers' compensation plans that are primarily self-insured by us. As a result, we accrue liabilities for known claims as well as the estimated amount of expected claims incurred but not reported. We evaluate our medical and workers' compensation claims liabilities on a quarterly basis through the review of claims lag studies and knowledge of past history.

PENSIONS

We sponsor defined benefit pension plans for substantially all employees of our French subsidiaries. We account for our defined benefit pension plans using SFAS No. 87, Employers' Accounting for Pensions. The benefits accrued under our plans are calculated based on each employee's years of credited service and most recent monthly compensation and service category. The obligations for the plan sponsored by F&P are not funded and the obligations for the plan sponsored by Bouverat are partially funded. Employees become vested in accordance with governmental regulations in place at the time of retirement under both plans.

The calculation of pension expense and our pension liability requires the use of a number of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future experience can differ from the assumptions. We believe that the two most critical assumptions are the compensation growth and discount rates.

When calculating pension expense for 2002, we assumed a compensation growth rate of 3.0%. When calculating pension expense for 2003, we assumed compensation growth rates of 2.0 or 3.0% depending on the plan. When calculating pension expense for 2004, we assumed a compensation growth rate of 3.0%. We discounted our future pension obligation using a rate of 5.0% for all periods presented. We determined the appropriate compensation growth and discount rates based upon market conditions, long-term corporate and government yields commensurate with the ultimate pension obligation and long-term anticipated compensation trends.

Future changes in assumed compensation growth and discount rates and various other factors related to participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

REVENUE RECOGNITION

Generally, sales are recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.

INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We manage certain foreign currency exchange risk in relation to equipment purchases through the limited use of foreign currency futures contracts to reduce the impact of changes in foreign currency rates on firm commitments to purchase equipment. No such contracts related to equipment purchases were outstanding at December 31, 2003 or 2004.

We typically derive approximately 60% of our sales from foreign manufacturing operations. The financial position and results of operations of our subsidiaries in France are measured in euros and translated into USD. The effects of foreign currency fluctuations in France are somewhat mitigated by the fact that sales and expenses are generally incurred in euros, and the reported net income thereon will be higher or lower depending on a weakening or strengthening of the USD as compared to the euro.

The financial position and results of operations of our subsidiary in Brazil are measured in Brazilian reais and translated into USD. With respect to approximately 40% of this subsidiary's sales, expenses are generally incurred in Brazilian reais, but sales are invoiced in USD. As such, results of operations with regard to these sales are directly influenced by a weakening or strengthening of the Brazilian reais as compared to the USD. The effects of foreign currency fluctuations are somewhat mitigated on the remainder of this subsidiary's sales by the fact that these sales and related expenses associated therewith are generally incurred in Brazilian reais and the reported income thereon will be higher or lower depending on a weakening or strengthening of the USD as compared to the Brazilian real. Our consolidated net assets as of December 31, 2004 include 9.5% based in France and 3.0% based in Brazil, and were translated into USD at the exchange rates in effect at that date (2.65 Brazilian reais per USD, and 1.36 USD per euro). Accordingly, our consolidated net assets will fluctuate depending on the weakening or strengthening of the USD as compared to these currencies as a result of foreign currency translation adjustments.

                                    BUSINESS

GENERAL

We are a leading independent manufacturer of a diverse mix of highly engineered, precision-machined, metal alloy components for many of the world's leading Tier I automotive parts suppliers. We focus on higher value-added products and emphasize product categories likely to benefit from technological innovation. Within each of our product categories, we strive to move our product offerings portfolio up the "value pyramid" described below by focusing on sub-assemblies, complete assemblies and other products that we believe generate margins above most of our peers. Our technology and manufacturing know-how allows us to produce complex parts requiring extremely close tolerances in the single-digit micron range, with one micron equaling 1/88th the width of a human hair. Given the high performance and safety critical nature of the applications where our parts are used, our products very often approach zero-defect quality levels.

We believe our scale and precision manufacturing capabilities provide a significant competitive advantage over our independent competitors, many of which are smaller and lack the capital or technology to compete effectively with us. In addition, our scale allows us to pursue long production runs of high volume parts, enabling us to lower average manufacturing costs. Our in-house engineering expertise allows us to fully integrate with customers' application design and engineering efforts during the prototyping stage, further entrenching our competitive position. Our expertise has allowed us to achieve sole-source contracts covering an estimated 80% of our 2004 sales, which we believe provides greater visibility of and stability to earnings and cash flow.

Our business was established in 1988 as Autocam Corporation, a Michigan corporation, to manufacture highly engineered, precision-machined, metal alloy components for automotive parts. On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly-owned subsidiary of Parent, merged with and into Holdings with Holdings continuing as the surviving corporation (the "Merger") and Autocam becoming an indirect wholly-owned subsidiary of Parent.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements and amendments to those filings are filed with the Securities and Exchange Commission and are available free of charge to the public at the website maintained by the Securities and Exchange Commission at www.sec.gov.

For 2002, we generated total sales of $275.1 million, for 2003, we generated total sales of $323.2 million, and for 2004, we generated total sales of $350.3 million. We believe we are well positioned to continue to increase our sales as we continue to benefit from favorable industry trends.

OUR PRODUCTS

Our products include precision-machined automotive components, sub-assemblies and assemblies. Generally, our products are platform neutral because they are not tied to any specific OEM models or platforms. We sell our products principally to North American and European Tier I automotive suppliers, which integrate these components into their own product offerings. These product offerings are in turn sold directly to OEMs primarily for the manufacture of new passenger vehicles and light trucks. A typical product life cycle for our products is five to seven years.

We specifically target product categories that leverage our unique competencies and that we expect will further entrench our leading market positions. To this end, we are guided by a conceptual framework we refer to as the Autocam "value pyramid." We use the value pyramid to guide decisions regarding which product categories to target, which new business opportunities to pursue within each product category and which existing programs to exit. Our ultimate goal is to move our product offering up the value pyramid. The higher levels of the value pyramid generally include products where we are involved from the prototype stage, including specialty products, sub-assemblies, assemblies and selected products for niche applications. These products typically have the following characteristics:

     -    high engineering and design content;

     -    very close manufacturing tolerances at high volumes;

     - use of proprietary manufacturing know-how and specialty manufacturing equipment; and

     -    high customer switching costs.

We manufacture and sell over 200 types of precision automotive components for five primary product categories. We are a leading independent manufacturer of precision-machined components, sub-assemblies and assemblies in all five product categories in which we operate.

     - Power steering is our largest product category. Within the power steering product category, we manufacture valve assemblies, as well as components like sleeves, torsion bars, input shafts, pinions and worms. These components are integrated into products that are sold primarily into the European and North American operations of OEMs.

     - Fuel injection is our second largest product category. Within the fuel injection product category, we manufacture components like disk checks, pole pieces, valves, seat guides, diesel pump bodies, diesel cases, sleeves and inlet tubes. These components are integrated into products that are sold primarily into the North American operations of OEMs.

     - Our products within the electric motors product category primarily include gears, gear sub-assemblies and worm shafts. These components are integrated into products that are sold primarily into the European operations of OEMs.

     - Within the braking product category, we manufacture components like sleeves, push rods, seats and valve rods. These components are integrated into products that are sold into European and North American operations of OEMs.

     - Within the airbag product category, we manufacture components like collars, adaptors, projectiles, chargeholders and diffusers. These components are integrated into products that are sold primarily into the North American operations of OEMs.

In addition to our core products categories, we also manufacture components and assemblies for other automotive applications and for medical devices. Components for use in medical devices include hand pieces for use in ophthalmic surgery and laser cut coronary and aortic stents. Our customers are among the leaders in their respective markets for ophthalmic surgical devices and minimally invasive stent delivery systems.

INDUSTRY TRENDS

We primarily operate within the automotive parts industry. The markets in that industry are very fragmented, niche markets where most of our independent competitors are much smaller. Currently, we believe several significant existing and emerging trends are impacting the automotive industry. We believe our business is well positioned to benefit from these trends, including:

OUTSOURCING TRENDS BY TIER I SUPPLIERS. Over the past several years, Tier I automotive suppliers have continued a trend toward outsourcing automotive parts and systems to focus on their core design, development, assembly and marketing. We believe that Tier I suppliers are increasingly re-evaluating their own in-house machining operations with a focus on reducing costs through increased outsourcing of individual parts and assemblies to suppliers capable of global delivery. Independent suppliers are frequently able to achieve lower production costs per unit than Tier I suppliers and therefore can offer significant cost saving opportunities. We expect this trend to continue and believe that both our precision manufacturing base and global presence position us well to continue to increase our penetration of the Tier I precision parts market.

INCREASING DEMAND FOR GLOBAL CAPABILITIES. OEMs and Tier I suppliers continue to expand their operations globally to capitalize on market opportunities. As these end use customers expand their geographic reach, they increasingly look to suppliers with the global capabilities to service their needs in those same locations. Suppliers with leading market positions and global capabilities have a competitive advantage and are best positioned to benefit from these trends. In 2004, we serviced three of our top four customers, Robert Bosch GmbH ("Bosch"), Delphi Corporation ("Delphi") and TRW Automotive, Inc. ("TRW"), from more than one of our production locations.

INCREASING DEMAND FOR SAFETY AND CONVENIENCE FEATURES. We expect that growing regulatory and consumer demand for safety and convenience features will continue to drive growth across a number of our product categories. The demand for these features typically drives OEM design changes and provides an opportunity to further increase our sales. We believe we will benefit from new and expanding product demand in a number of our product categories, including:

- Power Steering -- Power steering demand is expected to increase with the worldwide emergence of electric power assisted steering;

- Electric Motors -- Consumers continue to demand more convenience, comfort and safety features in their vehicles, including seat adjusters, sunroofs, lumbar supports, power sliding doors and power lift gates. CSM Worldwide, Inc., an independent market research firm for the automotive industry ("CSM"), expects the demand for these conveniences to increase to an average of 36 electric motors per vehicle in 2005 from an average of 26 electric motors per vehicle in 2000;

- Braking Systems -- We believe pressure from consumers and regulatory agencies for safer vehicles will continue to put pressure on brake system suppliers to develop advanced systems that reduce stopping distances and control the vehicle during hard stopping and crash avoidance situations. Typically, these newer systems require improved technology and higher value-added precision manufactured components; and

- Airbags -- We believe growing customer demand for safety as well as regulatory activity will continue to increase airbag content in new vehicles. Growth will be driven by demand for side and curtain airbags and a move toward "smart" airbags, which are airbag systems in which deployment is electronically controlled and typically require double the number of machined parts.

DIESEL FUEL TRENDS. Given ongoing requirements for improved emissions and better fuel consumption, fuel systems are an area of constant focus for OEMs. Diesel engines, though not as common in North America, represent over 40% of the European fuel injection market. Diesel engines continue to gain popularity for their fuel efficiency, relative environmental friendliness and durability. New technological advancements in diesel fuel injectors, including common rail fuel delivery and other forms of diesel direct injection, will require higher value components and assemblies than traditional gasoline systems. We believe our experience in the manufacture of diesel components in Europe and North America positions us well to capture increased volume from potential diesel penetration in North America.

CONTINUED PENETRATION OF IMPORT BRAND OEMS IN NORTH AMERICA. Import brand automobile manufacturers, including Toyota, Honda and Nissan, continue to increase their manufacturing presence in North America. Import-brand OEMs have grown their North American market share from 28.8% in 1997 to 41.5% in 2004. CSM expects them to capture 47.4% of the market by 2008. We believe there is an opportunity to take advantage of this trend by increasing our sales to Tier I suppliers, who are currently selling to import brand OEMs.

COMPETITIVE STRENGTHS

INDUSTRY LEADER IN STRATEGICALLY TARGETED MARKETS. We are a leader in fragmented, niche markets. We specifically target those product categories that are likely to grow quicker than the overall industry, offer extensive value-added and higher margin product opportunities and are likely to benefit from technological change. We have continuously refined our processes and customized production equipment to provide state-of-the-art precision machining capabilities, enabling us to enhance our position as a valued supplier to our global Tier I customers. Our products contain a high degree of engineering content and require precision manufacturing processes in order to meet the performance requirements of these critical components. Moreover, we believe that as our customers continue to rationalize their supplier bases and re-evaluate their own in-house precision machining capabilities, we will be able to leverage our leading position to gain increased market share.

BUSINESS VISIBILITY SUPPORTED BY LONG-TERM CONTRACTS. The majority of our products are sold under long-term, sole-source contracts that provide visibility on our future sales and cash flow. We focus our new product development efforts on securing long-term, sole-source contracts with Tier I automotive suppliers. Substantially all of our expected 2005 sales will be under existing contractual agreements, with the related capital expenditures and start-up costs already incurred. We believe that over 80% of our expected sales volumes through 2006 will come from products and customers already under contract. The long-term nature of our contracts permits us to achieve meaningful manufacturing cost reductions and sustain or improve our margins throughout a product's lifecycle as we pursue continuous manufacturing improvements.

WELL ENTRENCHED POSITIONS WITH TIER I CUSTOMER BASE. We have aligned our business with many of the world's leading Tier I suppliers. As evidence of our strong relationships with our customers, our relationships with our top 10 customers average 17 years in length. We believe our reputation for close tolerance, high precision manufacturing expertise provides us with a strong competitive advantage that will allow us to continue to increase our sales to both new and existing customers. Our products typically have applications in performance-critical or safety-related applications that place a premium on quality and reliability, mitigating our customer's incentive to switch suppliers. Although our products are critical to the reliability and durability of our customer's products, they typically represent only a small portion of their overall system cost. Moreover, we strategically target those Tier I suppliers that are best positioned to grow within our core product categories. Our customers include 10 of the 15 largest global Tier I automotive suppliers, including ZF Friedrichshafen AG ("ZF"), Bosch, Delphi, Siemens VDO Automotive AG and TRW.

DIVERSE BUSINESS MIX. We supply a diverse range of precision products on a global basis to a broad group of customers. Our diversity across products, geography and automobile platforms provides stability and predictability to our business. Our precision products are provided to key Tier I suppliers who typically use them in critical products and systems for numerous vehicle models from many of the world's major automobile manufacturers, including BMW, DaimlerChrysler Corporation, Ford Motor Company, General Motors Corporation, Honda, Nissan, Toyota Motor Company and Volkswagen AG. Our products are typically automobile platform neutral, mitigating our exposure to any single vehicle model or platform. We support our global customer base from 13 strategically located manufacturing facilities in North America (4), France (5), Brazil (3) and China (1). Our geographic reach allows us to lower shipping costs, reduce delivery times and provide opportunities to grow with our customers in their local markets.

Our breakdown of sales in 2004 by product category, geography and customer was:

      BY CATEGORY            BY GEOGRAPHY        BY CUSTOMER
----------------------   --------------------   -------------
Power steering    34.3%  Europe          52.6%  ZF       16.3%
Fuel injection    31.1%  North America   41.1%  Delphi   15.6%
Electric motors   11.2%  South America    6.3%  TRW      15.3%
Braking            8.8%  Asia (1)               Bosch    11.6%
Air bags           5.3%                         Other    41.2%
Medical devices    2.6%
Other              6.7%

----------
(1)  Less than .1% in 2004.

CULTURE OF LEAN MANUFACTURING AND CONTINUOUS IMPROVEMENT. We have built a pervasive culture centered on lean manufacturing, quality management and continuous improvement. In many cases, our management team considers us to be "best in class" in continuous process improvement. Our "Autocam Production System" incorporates lean manufacturing philosophies and other techniques into our operations, resulting in operational excellence that has allowed us to achieve improved margins over time. Our focus on long-term, high volume components allows us to fully leverage our continuous improvement and cost reduction capabilities.

EXPERIENCED AND MOTIVATED MANAGEMENT TEAM. We are led by an experienced management team that averages 19 years of automotive parts manufacturing experience. The senior management team has been led by our president, John C. Kennedy, who has held that position with Autocam since he first acquired Autocam in 1988. The current management team has been responsible for developing and executing our strategy, which is focused on manufacturing expertise, profits, cash flow and profitable return on invested capital, or ROIC, throughout the product life cycle. Moreover, our senior management has deep experience with our current customer base and extensive relationships throughout the automotive industry. Mr. Kennedy and others in the management team own in the aggregate 21.5% of Parent on a fully-diluted basis.

BUSINESS STRATEGY

Our goals are to continue to increase our leading market position and leverage our manufacturing expertise and customer relationships to increase our sales and cash flow. Our strategy to achieve these goals includes the following initiatives:

FOCUS ON HIGH GROWTH AND HIGHER VALUE-ADDED PRODUCT OFFERINGS. We seek to focus our design, engineering and manufacturing expertise on higher value-added products, sub-assemblies and assemblies that are not easily manufactured. By moving up the value pyramid to the highest precision products, we expect to leverage our technologically-advanced manufacturing expertise and increase our ROIC. In addition, we seek to align our development efforts on new products in categories that we believe will benefit from technological innovation and grow faster than the industry. For example, we believe our 2001 entry into the airbag product category will continue to provide momentum to our sales and cash flow as consumers and regulators demand greater safety features and increasingly sophisticated airbag systems. Similarly, we recently demonstrated our ability to provide value-added products and services by performing all of the design, assembly and testing of a custom-tailored, complete hydraulic power steering valve assembly for ThyssenKrupp Presta Steertec specifically used in Mercedes Benz M-Class and Jeep Grand Cherokee vehicles. We believe that this strategy has helped us to achieve 16 quarters of year-over-year sales growth through December 31, 2004.

ALIGN SALES AND MARKETING EFFORTS WITH LEADING TIER I SUPPLIERS. We seek to focus our sales and marketing efforts on Tier I suppliers that can maintain or achieve leadership positions in our product categories. By focusing our efforts on these customers during the design and prototype stages of product development, we are able to secure early access to new products and better position ourselves to supply higher value-added components and sub-assemblies. This integrated approach allowed us to achieve sole-source contracts covering an estimated 80% of our 2004 sales. In addition, as the incumbent manufacturer, we are well positioned to leverage our manufacturing expertise onto next generation parts and secure additional sales and volumes with our customers.

EXPLOIT TECHNICAL MANUFACTURING STRENGTH. We are recognized by our customers as a leading independent manufacturer of precision-machined, extremely close tolerance metal alloy components for high technology automotive applications. We produce these components through various processing techniques like high precision automatic and computer numerically controlled, or CNC, turning, rotary transfer, precision milling and precision grinding. From product development to final delivery, we employ state of the art manufacturing technologies and processes. Moreover, we have continuously refined our processes and customized our production equipment to deliver levels of precision machining capabilities that we believe provide a competitive advantage versus many of our competitors. We believe our recognized manufacturing advantage allows us to achieve close tolerance specifications, approach zero-defect manufacturing and achieve superior on-time delivery to better serve our customers.

CONTINUOUSLY PURSUE PRODUCTIVITY IMPROVEMENTS AND LEAN MANUFACTURING. We have a deep culture throughout the organization of continuously pursuing efficiencies to lower costs and improve cash flows and margins. For example, in 2003 we consolidated the operations at our Chicago facility with our Kentwood and Marshall facilities, enabling us to reduce headcount and eliminate duplicate costs. In France, we have similarly undertaken efforts to reduce headcount and optimize operations to increase cash flow. In addition, we believe we have identified additional operational initiatives to drive greater efficiency, lower costs and increase cash flow.

SELECTIVELY PURSUE STRATEGIC ACQUISITIONS. We have successfully completed and integrated acquisitions that have increased our scale and broadened our product portfolio. As a result of our strong position in our product categories, the fragmented nature of markets in which we operate and our prior success in making acquisitions, we believe we are well positioned to capitalize on potential acquisition opportunities. We intend to continue to apply a selective and disciplined acquisition strategy that is focused on improving financial performance, broadening our product portfolio and increasing our leadership position.

PRODUCT OVERVIEW

We organize our product lines into the following categories:

     -    power steering,

     -    fuel injection,

     -    electric motors,

     -    braking,

     -    air bags,

     -    medical devices, and

     -    other.

Set forth below are our sales by product line for the periods presented:

                            YEARS ENDED
PRODUCT CATEGORIES   ------------------------
(IN MILLIONS)         2002     2003     2004
------------------   ------   ------   ------
Power steering       $ 70.2   $ 99.9   $120.2
Fuel injection         99.7    111.0    109.1
Electric motors        34.1     41.8     39.2
Braking                25.4     26.4     30.6
Air bags               19.8     18.5     18.6
Medical devices         7.3      8.1      9.0
Other                  18.6     17.5     23.6
                     ------   ------   ------
Total revenue        $275.1   $323.2   $350.3
                     ======   ======   ======

Set forth below are our sales by product line as a percentage of total sales for the periods presented:

                         YEARS ENDED
                     ------------------
PRODUCT CATEGORIES   2002   2003   2004
------------------   ----   ----   ----
Power steering        26%    31%    34%
Fuel injection        36%    34%    31%
Electric motors       12%    13%    11%
Braking                9%     8%     9%
Air bags               7%     6%     5%
Medical devices        3%     3%     3%
Other                  7%     5%     7%
                     ---    ---    ---
Total revenue        100%   100%   100%
                     ===    ===    ===

POWER STEERING. We design, engineer and manufacture power steering system components, sub-assemblies and assemblies. Some of our products include sleeves, input shafts, torsion bars, and integrated pinions and sleeves as well as finished hydraulic valve assemblies. We entered this product category in 1998 with the acquisition of Frank & Pignard, S.A. ("F&P"), in France. At the time of the acquisition, we regarded F&P as a leading independent manufacturer of hydraulic power steering components and sub-assemblies in Europe. We have leveraged F&P's leading market position to develop critical components for electric power assisted steering, or EPAS, including a "torque sensing assembly." These design efforts have positioned us as an exclusive supplier to a number of leading Tier I suppliers.

Our power steering component sales are predominantly generated in Europe where we serve many of the leading Tier I power steering suppliers. We also have a presence in North and South America where we serve our top customers' local power steering component needs. Our customers' products are generally platform neutral. In Europe, end use customers include BMW, DaimlerChrysler, Fiat, General Motors, Honda, Nissan, Peugeot, Renault, Toyota and Volkswagen. In North and South America, end use customers include DaimlerChrysler, Fiat, Opel and Peugeot.

Power steering demand was historically driven by consumer demand for comfort and safety. In 2004, it is estimated that the North American light vehicle market has achieved almost 100% power steering penetration with Europe at slightly over 95%. Emerging markets are expected to continue to see increased penetration of power steering as vehicle offerings become more sophisticated. We also believe that the use of EPAS technology will expand market opportunity for us as it becomes more commercially accepted.

We manufacture power steering system components at our facilities in Kentwood, Michigan, Pochons, Ternier, Le Lac, Perrieres and Lecheres, France and Campinas, Brazil.

FUEL INJECTION. We design, engineer and manufacture fuel injector system components for use in both gasoline and diesel powered engines. Our customers' products have applications in both light vehicles as well as heavy duty trucks and off road vehicles. Some of the component parts we manufacture include disk checks, pole pieces, valves, seat guides, diesel pump bodies and diesel cases. Our status as a value-added supplier positions us to participate in the design or redesign of our customer's products. For example, we have participated in the design and manufacture of components for three successive generations of one family of fuel injectors.

Our fuel injector component sales are predominantly generated in North America where we serve the leading Tier I fuel injector suppliers. We also have a presence in Europe and South America where we serve our top customers' European and South American fuel injector component needs. Our customers' products are generally platform neutral. Examples of North America end use customers include DaimlerChrysler, Ford, General Motors and Nissan.

The fuel injector market has been driven by a shift in technology, first from carburetion systems to fuel injectors, then from single-port fuel injectors to the multi-port fuel injectors commonly found on many vehicles today. Emission standards and performance considerations have each been a factor in this technology shift. Direct injecting systems, a new form of fuel injectors, are gaining popularity and are expected to continue to support growth in this category. Direct injecting systems spray fuel directly into the cylinder, as opposed to the intake manifold, and provide increased fuel efficiency. In addition, new developments in diesel fuel engines including technology-driven common rail fuel delivery and other diesel injection innovations are expected to increase the demand for high value component parts for diesel applications.

We manufacture fuel injection system components at our facilities in Kentwood and Marshall, Michigan, Pochons, Ternier and Lecheres, France, and Campinas and Pinhal, Brazil.

ELECTRIC MOTORS. We design, engineer and manufacture electric motor components including gears, worm shafts, gear sub-assemblies and gear boxes. We identified this growth market in the mid 1990's when the demand for high torque, safety and performance critical electric motors was emerging. High value electric motor applications include window lifts, seat adjusters and windshield wipers. In 2000, we enhanced our position in this product category with the acquisition of Bouverat Industries, S.A. ("Bouverat") in France. At the time of the acquisition, we regarded Bouverat as a leading manufacturer of technically complex gears, shafts and related components for electric motors. The acquisition of Bouverat provided global manufacturing capabilities and enhanced our manufacturing skills in this product category.

Our electric motor component sales are predominantly generated in Europe where we serve many of the leading Tier I suppliers. Our customers' products are generally platform neutral. End use customers include many of the major OEMs in North America and Europe.

Demand for electric motors has been driven by consumer preference for convenience, comfort and safety features. Although power windows and windshield wipers are approaching maximum penetration, other convenience applications including seat adjusters, sun roofs, convertible tops, electric lumbar supports and electric mirrors continue to expand. Applications in safety features include electric braking, electric power steering, hybrid starter motors, hybrid generators and emission control pumps. We believe OEMs will continue to develop new applications for electric motors to continue to differentiate their vehicles including electric massage units, retractable running boards, power folding mirrors, power door and deck lids and tilting head rests.

We manufacture electric motor components at our facilities in Kentwood, Michigan, Perrieres and Lecheres, France, Boituva, Brazil and Shenzhen, China.

BRAKING. We design, engineer and manufacture braking system components including sleeves, pump pistons, seats and valve rods. We identified this market when luxury brands like Mercedes Benz and BMW first introduced premium anti-lock braking safety features to the European market. As the safety advantages of this feature became apparent, applications for "mass market" anti-lock braking systems emerged in both Europe and North America. Our growth focus in this category is on high value-added brake system applications, including complete solenoid assemblies, anti-lock brake systems, traction control and stability systems. As these systems become increasingly complex, we believe that the precision required to manufacture components and assemblies will also increase.

Our braking system component sales are generated in Europe and North America, where we serve many of the leading Tier I suppliers. Our customers' products are generally platform neutral. In Europe, end use customers include
DaimlerChrysler, Fiat and Volkswagen, and in North America, they include DaimlerChrysler, Ford and General Motors.

We manufacture braking system components at our facilities in Kentwood, Marshall and Dowagiac, Michigan, Pochons and Ternier, France and Campinas and Pinhal, Brazil.

AIR BAGS. We engineer and manufacture air bag system components like collars, adaptors, projectiles, charge holders, diffusers and bosses. In 2000, we acquired some assets of Har Technologies, Inc. of Chicago, Illinois and entered this product category. We believe the combination of our precision manufacturing know-how with Har's products and market position allowed us to become an increasingly valuable supplier to customers such as Autoliv, one of the world's largest producers of air bag systems.

Our air bag system component sales are almost entirely generated in North America where we serve leading Tier I suppliers. Our customers' products are generally platform neutral. In North America, end use customers include Ford, Honda, Renault/Nissan and Toyota.

We believe the air bag system segment has significant opportunities for future growth driven by increasing consumer demand and ongoing regulatory activity. Driver and passenger air bags are now standard on all North American light vehicles. However, side air bags have only achieved 22% penetration of North American light vehicles. CSM predicts that approximately 70% of North American vehicles will offer side air bags by 2009. We expect state and federal regulators to continue to encourage and require OEMs to increase vehicle air bag content. Additionally, we expect pressure and publicity generated by industry groups, including the Alliance of Automobile Manufacturers and Insurance Institute for Highway Safety, will spur consumer demand for increasing use of air bags. We also expect the demand for "smart" or sensing air bags to contribute to future growth of this category. These air bags have staged deployments and typically require double the number of precision-machined parts compared to first generation air bags.

We manufacture air bag system components at our facilities in Kentwood, Marshall and Dowagiac, Michigan and Campinas, Brazil. In June 2003, we closed the Chicago, Illinois facility that originally contained Har's operations and combined it with our Kentwood and Marshall facilities to reduce costs.

MEDICAL DEVICES. We design and manufacture a number of components and sub-assemblies for medical device applications. Some of our components include horns, bolts and luer fittings for surgical instruments. The bulk of our sales in the medical device category come from two primary customers, both of which are among the leaders in their respective markets for ophthalmic surgical devices and minimally-invasive stent delivery systems. We manufacture our components for medical devices at our Hayward, California facility.

OTHER. Approximately 7% of our 2004 sales were sold for use primarily in other transportation applications. Examples of some of our products include components for automatic and manual transmissions, air conditioning compressors and engine block valve guides.

SALES AND MARKETING

The substantial majority of our sales are generated under long-term, sole-source contracts with our customers. Our contracts typically last three to seven years, but can be longer. Most of our contracts provide us with sole-source status, prohibiting our customers from purchasing competing products unless we fail to maintain prescribed levels of production quality or quantity. Our customers typically provide quarterly or annual expected production volume estimates, based on anticipated OEM production volumes that we in turn utilize to schedule production. These contracts often mandate annual price concessions of between 1% and 3%, which we have historically offset by manufacturing efficiency gains over the life of a product.

We undertake minimal advertising as most of our target customers have a working knowledge of our precision capabilities. We have built our sales department and crafted its culture on the premise that a properly serviced and satisfied customer will ultimately provide the best opportunity for market and customer expansion. Customer development activity is a collaborative effort led by our customer development engineers, or CDEs. The CDE's main focus is the growth and development of specific customers, while providing support at customer locations for manufacturing teams. The CDE is also able to gather critical customer and competitive intelligence regarding new product and market opportunities. Outside representatives are occasionally assigned to specific customers or regional areas. We will also use this approach to gain access to important new markets or regions where a presence is essential to the long-term business plan. For example, we employ independent agents in Germany and Eastern Europe to gain access to specific customers of strategic significance.

We view customer management as the activity required to maintain and manage customer relationships profitably. Due to the specific focus on customer satisfaction, the CDE is regarded as the "voice of the customer," providing timely feedback to quality, delivery and customer service issues. The CDE provides a critical link to the manufacturing product teams. Often, the CDE acts as the front-line liaison at the customer's facility or leads meetings with the customer regarding product or process issues. The CDE's involvement, facilitated by the fact that the CDE is often located on site, can also be critical in making sure that customer-derived satisfaction scores are accurate and that quality costs are minimized. In many cases, the CDE provides the necessary guidance as to the long-term strategy employed by a given individual customer. For example, CDE feedback to the sales management team may help determine if we decide to grow, maintain, or, in some cases, elect to terminate a particular customer relationship.

Our market development specialists use their technical expertise and knowledge side-by-side with our customers to thoroughly understand a customer's requirements, offer solutions to these needs, and then coordinate a manufacturing strategy to satisfy the technological and performance requirements of the customer's applications. Currently, we have market development specialists and teams in power steering, fuel injection and electric motors. Examples of past activities of our market development specialists include:

     - the development of a proprietary design for column mounted EPAS applications for a European customer;

     - the development of a hydraulic steering valve and associated manufacturing processes for applications in North America; and

     - the development of several fuel injection products with key customers, including a unique variable stroke solenoid valve assembly for gasoline direct injection.

MANUFACTURING

From initial product development and component design stage to delivery of the finished product, we employ state-of-the-art manufacturing technologies and processes. We primarily utilize a wide range of precision machining technologies, including high-precision automatic and CNC turning, rotary transfer, precision milling and precision grinding, to meet a wide range of customer specifications. The components we manufacture are carefully and efficiently processed through a variety of high precision finishing methods like ultrasonic cleaning and assembled into a value-added assembly or sub-assembly or shipped directly to a customer for use in its products.

For example, we manufacture key components for power steering systems using precision turning, grinding and milling methods in various facilities. These components are then matched with key purchased components, like seals, clips and housings, and assembled using specialty precision assembly equipment in our Kentwood, Michigan facility. This assembly is then balanced according to unique vehicle performance specifications, tested, packed and shipped to our customer who then adds our valve to their steering gear product. In this example, we have refined our processes and, in some cases, customized production equipment to achieve world class precision manufacturing capabilities.

We also believe our in-house tooling capability provides us a unique advantage. We have the capability to manufacture precision cutting tools and to reconfigure specialized machine tools. These capabilities provide a competitive advantage as product launch times are reduced, specialized machines are available for use on future programs and proprietary know-how is maintained within the organization.

RESEARCH, DEVELOPMENT AND TECHNOLOGY

Our objective is to offer superior quality, technologically-advanced products to our customers at competitive prices. To this end, we engage in ongoing engineering, research and development activities to improve the reliability, performance and cost effectiveness of existing products and to design and develop new products for existing and new applications. We believe our technology and research and development support are among the best in our industry.

Our research and development program is specifically designed to develop new products and applications, develop improved cost effective manufacturing and support processes and assist in marketing new products. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. At the same time, our engineering staff also works independently to design new products, improve performance and technical features of existing products and develop methods to lower manufacturing costs.

PATENTS AND TRADEMARKS

In limited cases, we rely on a combination of patents, trade secrets, trademarks, copyrights and other intellectual property rights, non-disclosure agreements and other protective measures to protect our proprietary rights. More commonly, we also rely on unpatented know-how and trade secrets and employ various methods, including confidentially agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We do not believe that any individual item of our intellectual property is material to our business.

COMPETITION

Our competitors include Tier I suppliers, as well as independent domestic and international suppliers. Many of these Tier I suppliers are larger companies that have greater financial resources than us and are also our most important customers. Over the past several years, Tier I suppliers have trended toward outsourcing the products we make, which we believe will reduce competition from those entities in the future.

We believe that a number of barriers to entry will serve to protect our competitive position. In general, our markets are highly fragmented with few independent competitors able to match our geographic footprint and the depth and breadth of our product offerings. Our well-entrenched position with Tier I suppliers gives us an advantage to source new business from these customers. Further, our independent competitors will not be able to match our global capabilities without a substantial investment in new facilities. Finally, development of new products is capital intensive, and we believe many of our smaller competitors lack sufficient financial resources to make the necessary investments in new product lines.

SOURCES AND AVAILABILITY OF RAW MATERIALS

The most important raw material we purchase is steel. We purchased approximately $56.6 million of steel in 2004, representing 19.2% of our total cost of goods sold. We purchase primarily high value-added specialty steel, which has historically experienced more stable pricing than commodity steel. The price of commodity steel is subject to cyclical fluctuation. During 2004, our steel costs rose approximately 15% compared to 2003. We are often able to pass through price changes through contractual price escalators and de-escalators tied to raw material costs. Further, we estimate that we can recoup a portion of any price increase of steel in the scrap steel market through the increased prices we receive for scrap steel left over from our manufacturing processes.

Our purchasing strategy is to deal with only high quality, dependable suppliers. We believe that we have maintained strong relationships with our key suppliers and that these relationships will continue into the foreseeable future. Based on our experience, we believe that adequate quantities of steel will be available at market prices, but we cannot give any assurances as to such availability or the prices thereof.

EMPLOYEES

Set forth below is a distribution of our workforce by geographic segment as of the end of 2004:

                                  TOTAL
                                EMPLOYEES
                                ---------
North America (United States)       626
Europe (France)                   1,221
South America (Brazil)              731
                                  -----
                                  2,578
                                  =====

None of our North American employees are covered by collective bargaining agreements. Governmental unions represent all of our French and Brazilian employees. We consider our relations with our employees to be good.

PROPERTIES

Our principal executive offices are located at 4436 Broadmoor Avenue, S.E., Kentwood, Michigan 49512.

We lease the majority of the real property used in our operations. We believe that our properties and equipment are in good operating condition and are adequate for our present needs.

The following table sets forth our principal manufacturing facilities:

                                   APPROXIMATE    OWNED OR
           LOCATION              SQUARE FOOTAGE    LEASED                             PRIMARY PRODUCTS
           --------              --------------   --------                            ----------------
North America (United States):
   Kentwood, Michigan                190,000        Lease    Fuel injection, power steering, electric motors, air bags, braking
   Marshall, Michigan                 57,000        Lease    Fuel injection, air bags, braking
   Dowagiac, Michigan                 70,000        Own      Braking, air bags
   Hayward, California                27,000        Lease    Medical devices
Europe (France):
   Thyez (Pochons)                   194,000        Lease    Fuel injection, power steering, braking
   Thyez (Ternier)                   194,000        Lease    Fuel injection, power steering, braking
   Thyez (Le Lac)                     74,000        Lease    Power steering
   Marnaz(Perrieres)                  91,000        Own      Power steering, electric motors
   Marnaz(Lecheres)                   75,000        Lease    Fuel injection, power steering, electric motors
South America (Brazil):
   Campinas                           50,000        Lease    Power steering, fuel injection, air bags, braking
   Pinhal                             24,000        Lease    Fuel injection, braking
   Boituva                            36,000        Lease    Electric motors
Asia (China) - Shenzhen                5,400        Lease    Electric motors
Corporate - Kentwood, Michigan        17,200        Lease    Corporate operations

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

Our past and present operations as well as our past and present ownership and operations of real property are subject to federal, state, local and foreign environmental laws and regulations pertaining to emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our operations and facilities are being operated in compliance, in all material respects, with applicable environmental, health and safety laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us, including contamination caused by prior owners and operators of these sites, or the off-site disposal of hazardous substances.

Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or analogous state laws, for cleanup costs associated with offsite waste recycling or disposal facilities at which wastes associated with its operations have allegedly come to be located. Liability under CERCLA is strict, retroactive and joint and several. No such notices are currently pending.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings other than ordinary or routine proceedings incidental to our operations, which, in the opinion of management, will not have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of Parent and Autocam are as follows:

           NAME              AGE                          TITLE
           ----              ---                          -----
John C. Kennedy               46   President, Chief Executive Officer and Director
Warren A. Veltman             43   Chief Financial Officer and Secretary/Treasurer
Thomas K. O'Mara              44   Vice President, Sales and Marketing
John R. Buchan                43   Chief Operating Officer, North American Operations
Bruno Le Sech                 42   Chief Operating Officer, European Operations
Eduardo Renner de Castilho    44   Chief Operating Officer, South American Operations
Jack Daly                     39   Vice President and Director *
James A. Hislop               47   Vice President and Director *
Adrian Jones                  40   Vice President and Director *
Richard J. Peters             57   Vice President and Director *
Richard J. Lacks, Jr.         54   Director
Tsutomu (Tom) Yoshida         48   Director

----------
*    Vice President of Parent only. Director of both Parent and Autocam.

The following is a brief description of the present and past business experience of each of those directors and executive officers.

JOHN C. KENNEDY

Mr. Kennedy became a Director, our President and Chief Executive Officer at our inception in April 1988 and has been a Director of Parent since June 2004. Mr. Kennedy earned a Bachelor of Science in Accounting and Finance from the University of Detroit. Mr. Kennedy serves on the Board of Directors of Lacks Enterprises, Inc.

WARREN A. VELTMAN

Mr. Veltman became our Chief Financial Officer in November 1990 and our secretary/treasurer in August 1991. Mr. Veltman earned a Bachelor of Business Administration from the University of Michigan.

THOMAS K. O'MARA

Mr. O'Mara has been with us since November 1989 as the Vice President of Sales and Marketing. Mr. O'Mara earned a Bachelor of Science in Marketing from Central Michigan University.

JOHN R. BUCHAN

Mr. Buchan has been with us since January 2002 as the Chief Operating Officer of our North American operations. Prior to that, he worked 12 years at Bentler Automotive, most recently as executive vice president of the Exhaust Products Group. Mr. Buchan earned a Bachelor of Science in Electrical Engineering and a Masters in Manufacturing Management from the General Motors Institute.

BRUNO LE SECH

Mr. Le Sech has been with us since January 2002 as the Chief Operating Officer of our European operations. Prior to that, he worked 5 years at Krupp Moulinex as chief operating officer of North American operations. Mr. Le Sech earned a Masters in Finance from the University of Rennes.

EDUARDO RENNER DE CASTILHO

Mr. de Castilho has been with us since January 1998 as the Chief Operating Officer of our South American operations. Mr. de Castilho earned law and business degrees from Mackenzie University and a Masters in Business Administration from Northwestern University.

JACK DALY

Mr. Daly has been a Director of Autocam since June 2004 and a Director of Parent since April 2004. He is a Vice President in the Principal Investment Area of Goldman, Sachs & Co., where he has worked since 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman, Sachs & Co. Mr. Daly earned Bachelor and Masters degrees in Engineering from Case Western Reserve University and a Masters in Business Administration from the University of Pennsylvania's Wharton School of Business. Mr. Daly currently serves on the board of directors of IPC Acquisition Corporation.

JAMES A. HISLOP

Mr. Hislop has been a Director of Autocam since June 2004 and a Director of Parent since April 2004. He is a Managing Director of Transportation Resource Partners LP and the President and Chief Executive Officer of Penske Capital Partners. Mr. Hislop was formerly a Managing Director in the Investment Banking Division of the Corporate Banking Group at Merrill Lynch. Mr. Hislop earned a Bachelor of Science in Business Administration from Bucknell University and a Masters of Business Adminstation in Corporate Finance from New York University. Mr. Hislop currently serves on the Boards of Directors of Penske Corporation and UnitedAuto Group, Inc.

ADRIAN JONES

Mr. Jones has been a Director of Autocam since June 2004 and a Director of Parent since April 2004. He is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., where he has worked since 1998. He joined Goldman and became a Managing Director in 2002. Mr. Jones earned a Bachelor of Administration from University College Galway, a Masters of Administration from University College Dublin, and a Masters of Business Administration from Harvard Graduate School of Business Administration. Mr. Jones currently serves on the Board of Directors of Burger King Corporation.

RICHARD J. PETERS

Mr. Peters has been a Director of Autocam and Parent since June 2004. He is a Managing Partner of Transportation Resource Partners LP. Mr. Peters joined Penske Corporation in 1986, and from 2000-2002, served as President of Penske and its affiliate, Penske Company LLC. He earned a degree from Wayne State University in 1970. Mr. Peters is a Director and a member of the Executive Committee of Penske Corporation, Penske Truck Leasing Corporation, UnitedAuto Group and Hino Trucks. He also serves as Chairman of Penske Company LLC's transportation components business, Truck-Lite Holdings, LLC, Inc.

RICHARD J. LACKS, JR.

Mr. Lacks has been a Director of Autocam since October 2004. He is the President and Chief Executive Officer and a board member of Lacks Enterprises, Inc. Mr. Lacks joined Lacks in 1973 and has served in his present capacities since 1999. He earned a Bachelor of Business Administration from Western Michigan University. Mr. Lacks also serves on the boards of directors of Adac Plastics, Inc., and Plastic Plate, Inc.

TSUTOMU (TOM) YOSHIDA

Mr. Yoshida has been a Director of Autocam since October 2004. He is the Senior Vice President and General Manager of the Financial Markets Business Division of Mitsui & Company (U.S.A.), Inc. and has served in that capacity since September 2004. From November 2003 through August 2004, Mr. Yoshida served as Managing Director of Mitsui & Co. Principal Investment, Ltd. From 2000 through October 2004, he served as Managing Partner of ACTIV Investment Partners, Ltd. He earned a Bachelor of Arts in Economics from Tokyo University and a Masters in Business Administration from the University of Pennsylvania's Wharton School of Business. Mr. Yoshida also serves on the boards of directors of Mitsui & Co. Venture Partners, Inc., MVC Corporation, Mitsui & Co. Capital, Inc., Mitsui & Co. Precious Metals, Inc., and Mitsui & Co. Energy Risk Management, Ltd.

COMMITTEES OF THE BOARD OF DIRECTORS

Autocam is not a "listed company" under Securities and Exchange Commission rules and is therefore not required to have an audit committee comprised of independent directors. Autocam does not currently have an audit committee and does not have an audit committee financial expert. Autocam's Board of Directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in the member's financial sophistication. Accordingly, the Board of Directors believes that each of its members have sufficient knowledge and the experience necessary to fulfill the duties and obligations of an audit committee.

COMPENSATION OF DIRECTORS

Directors who are also employees of Parent or its subsidiaries or the employees of our principal stockholders will receive no additional compensation for their services as directors. All other directors are entitled to annual compensation for their services of $25,000.

STOCKHOLDERS AGREEMENT

On June 21, 2004, in connection with the closing of the Merger, Parent entered into a stockholders agreement with GSCP 2000, other private equity funds affiliated with GSCP 2000, TRP, other investment vehicles affiliated with TRP and Mr. Kennedy. The stockholders agreement provides each of GSCP 2000 and TRP the right to designate two members and Mr. Kennedy the right to designate one member of the board of directors. The original GSCP 2000 designees were Messrs. Daly and Jones, the original TRP designees were Messrs. Hislop and Peters and the original Mr. Kennedy designee was himself. The stockholders agreement allows, at the request of TRP, for the expansion of the board of directors to a maximum of 10, with four each being designated by GSCP 2000 and TRP and two by Mr. Kennedy. In October 2004, the parties agreed to allow TRP and Mr. Kennedy to add one additional board member each. TRP appointed Mr. Yoshida and Mr. Kennedy appointed Mr. Lacks.

The stockholders agreement provides that Mr. Kennedy has the right:

-    to designate members of the board of directors as described above;

-    to approve any transactions between us and our affiliates; and

-    to approve:

     - entering into or engaging in the ownership, active management, development, construction or operation of any line of business that is not substantially similar to that conducted by Titan and its subsidiaries;

     -    amendment of our organization documents;

     -    hiring and remuneration of our key executives; and

     - acquisitions of or investments in businesses outside of the automotive precision parts business.

In addition, the stockholders agreement contains customary terms, including transfer restrictions, rights of first offer, tag along rights, drag along rights, preemptive rights and veto rights. Additionally, Parent has the right to purchase Mr. Kennedy's shares in Parent if his employment is terminated for cause. The stockholders agreement, except for the registration rights provisions, will terminate upon an initial public offering of our equity securities.

CODE OF ETHICS

Our Board of Directors has not adopted a code of ethics applicable to our principal executive, financial or accounting officers. The Board of Directors believes that our current internal control procedures and business practices are adequate to promote honest and ethical conduct and to deter wrongdoing by these executives.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation earned by our chief executive officer and each of our other four most highly-compensated executive officers for 2004 paid by us and our affiliates.

                                                                 LONG-TERM
                                                               COMPENSATION
                                                                  AWARDS
                                          ANNUAL               ------------
                                      COMPENSATION (1)          SECURITIES
NAME AND PRINCIPAL             -----------------------------    UNDERLYING                       ALL OTHER
POSITION                       YEAR   SALARY ($)   BONUS ($)     OTHER ($)    OPTIONS (#)   COMPENSATION ($)(2)
------------------             ----   ----------   ---------   ------------   -----------   -------------------
John C. Kennedy                2003     356,731         600                                         99,383
   President and               2004     425,000       1,700                                      1,626,107
   Chief Executive Officer

John R. Buchan                 2003     173,269     130,600                                         64,609
   Chief Operating Officer,    2004     170,000     133,950                     105,926            370,064
   North American Operations

Bruno Le Sech                  2003     203,382      61,015                                         40,676
   Chief Operating Officer,    2004     223,344      67,003                     105,926            106,204
   European Operations(3)

Warren A. Veltman              2003     152,885     127,350                                         28,157
   Secretary, Treasurer and    2004     150,000     131,700                     105,926            611,635
   Chief Financial Officer

Eduardo Renner de Castilho     2003     275,000
   Chief Operating Officer,    2004     275,000                                  26,481
   South American Operations

----------
(1) Does not include any value that might be attributable to job-related personal benefits, the amount of which did not exceed the lesser of 10% of annual salary, plus bonus or $50,000 for each executive officer. These benefits include car allowances, country club fees and executive disability policies.

(2)  2003 amounts include the following:

     - Premiums paid under split-dollar policies owned by Messrs. Kennedy, Buchan and Veltman in the amounts of $97,383 for Mr. Kennedy, $31,320 for Mr. Buchan and $26,157 for Mr. Veltman;

     - Insurance premiums paid on a life insurance policy for Mr. Buchan of $31,289;

     - Matching contributions under our 401(k) plan of $2,000 each for Messrs. Kennedy, Veltman, and Buchan; and

     -    Tuition costs reimbursed to Mr. Le Sech for his children.

     2004 amounts include the following:

     - Forgiveness of debt under split-dollar policies owned by Messrs. Kennedy, Veltman and Buchan in the amounts of $1,494,107 for Mr. Kennedy, $359,635 for Mr. Veltman and $136,775 for Mr. Buchan;

     - Cash bonuses paid in connection with the Merger of $250,000 for Mr. Veltman, $200,000 for Mr. Buchan, $130,000 for Mr. Kennedy and $100,000 for Mr. Le Sec;

     - Insurance premiums paid on a life insurance policy for Mr. Buchan of $31,289;

     - Matching contributions under our 401(k) plan of $2,000 each for Messrs. Kennedy, Buchan and Veltman; and

     -    Tuition costs of $6,204 reimbursed to Mr. Le Sech for his children.

(3)  Converted at USD per euro rates of 1.1299 in 2003 and 1.2408 in 2004.

EMPLOYEE EQUITY INCENTIVE PLANS

Parent adopted the Micron Holdings, Inc. 2004 Stock Option Plan, effective as of June 21, 2004. The plan provides for the grant of non-qualified stock options to key employees, directors and consultants of Parent and its affiliates. Subject to adjustment for stock dividends, splits, and other similar transactions, a maximum of 1,430,000 shares of common stock of Parent may be subject to awards under the plan. The Board of Parent or a committee of the Board as may be designated to administer the plan selects the individuals that may participate in the plan, the amount of any grant and the terms and conditions of such grant (not otherwise specified in the plan), and has the authority to otherwise interpret and administer the plan. As of December 31, 2004, options in respect of 929,498 shares have been granted under the plan. Options may not be granted under the plan after June 21, 2014.

The term of stock options granted under the plan may not exceed ten years. Options granted under the plan will be exercisable at such time and upon such terms and conditions as may be determined by the Board or committee, but in no event will an option be exercisable more than ten years after the date of grant. If a "transaction" (as defined in the plan) occurs, the Board or committee may provide that outstanding options held by participants will become fully vested and exercisable upon the consummation of the transaction. In addition, the Board or committee may, in its discretion, cancel all options for payment of the excess of the "fair market value" (as defined in the plan) of the shares subject to the options over the aggregate exercise price of the options or provide for the issuance of substitute options or other awards that will preserve the economic terms of the options. Unless the Board or committee determines otherwise, the exercise of an option will be conditioned on the execution by the participant of a form of stockholders' agreement prepared by Parent.

The plan may be amended by the Board of Parent, but no amendment that would increase the number of shares reserved under the plan may be made without approval of the stockholders of Parent, and no amendment that would diminish the rights of a participant under a previously granted option may be made without the consent of the participant.

OPTION GRANTS IN 2004

Set forth below are individual grants of stock options for each named executive officer who received grants of stock options during 2004:

                                                                                          POTENTIAL REALIZED VALUE
                                                                                          AT ASSUMED ANNUAL RATES
                              NUMBER OF       % OF TOTAL                                OF STOCK PRICE APPRECIATION
                              SECURITIES   OPTIONS GRANTED   EXERCISE OR                      FOR OPTION TERM
                              UNDERLYING     TO EMPLOYEES     BASE PRICE   EXPIRATION   ---------------------------
NAME                         OPTIONS (#)       IN 2004          ($/SH)        DATE           5% ($)    10% ($)
----                         -----------   ---------------   -----------   ----------       -------   ---------
John R. Buchan                 105,926           100%           10.00        6/21/14        466,313   1,181,728
Bruno Le Sech                  105,926           100%           10.00        6/21/14        466,313   1,181,728
Warren A. Veltman              105,926           100%           10.00        6/21/14        466,313   1,181,728
Eduardo Renner de Castilho      26,481           100%           10.00        6/21/14        116,576     295,426

AGGREGATED OPTION EXERCISES IN 2004 AND OPTION VALUES AS OF DECEMBER 31, 2004

For each named executive officer, as of December 31, 2004, the following table provides:

     - the total number of shares of Holdings stock received upon the exercise of options during 2004;

     -    the value realized upon such exercises;

     - the total number of shares of Holdings stock held by the named executive officers (exercisable and unexercisable) as of December 31, 2004; and

     -    the value of all options that were in-the-money at December 31, 2004.

                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                                      OPTIONS AT               THE-MONEY OPTIONS AT
                                  SHARES                        DECEMBER 31, 2004 (#)         DECEMBER 31, 2004 ($)
                                 ACQUIRED         VALUE      ---------------------------   ---------------------------
NAME                         ON EXERCISE (#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ---------------   -----------   -----------   -------------   -----------   -------------
John R. Buchan                    31,299         236,637          --          105,926           --             --
Bruno Le Sech                     31,299         236,637          --          105,926           --             --
Warren A. Veltman                 62,163         842,963          --          105,926           --             --
Eduardo Renner de Castilho            --              --          --           26,481           --             --

EMPLOYMENT AGREEMENTS OF MESSRS. KENNEDY, VELTMAN, BUCHAN AND LE SECH

We have employment agreements with each of Messrs. Kennedy, Veltman, Buchan and Le Sech. The agreement for Mr. Kennedy expires on June 21, 2007, the agreement for Mr. Veltman expires on January 31, 2007 and the agreement for Mr. Buchan expires on January 20, 2007, in each case subject to automatic renewal for additional one-year periods unless either party provides 90-day notice of non-extension to the other prior to the end of the term. Mr. Le Sech's agreement is terminable upon three months notice. The employment agreements provide for base salaries which are currently $500,000 for Mr. Kennedy, $170,000 for Mr. Veltman, $185,000 for Mr. Buchan and E180,000 ($223,344 converted at 1.2408 USD/euro) for Mr. Le Sech. The salary of Mr. Kennedy is subject to periodic review by Parent's board of directors for increase. Salaries are subject to annual adjustment at the discretion of our board of directors in the cases of Messrs. Veltman and Buchan and pursuant to our standard practices in the case of Mr. Le Sech. The employment agreements provide for performance based bonuses. Under Mr. Kennedy's employment agreement, his target performance bonus per year is 60% of his salary. Additionally, in order to compensate Mr. Buchan for the loss of supplemental retirement plan benefits earned by him at his previous employer, under Mr. Buchan's agreement, we must pay the premiums on a life insurance policy that will have a cash value of $111,000 at the end of the initial term of his agreement. If Mr. Kennedy is terminated by Parent without "cause" (as defined in the employment agreement), he is entitled to 1.5 times the sum of his base salary and target bonus, and a prorated portion of his target bonus in effect immediately prior to his termination based on the number of days employed during the calendar year in which the termination occurred. If either of Messrs. Veltman or Buchan is terminated by us without "cause" (as defined in the employment agreements), he is entitled to 18 months base salary and benefits continuation. If Mr. Le Sech is terminated without "cause" (as defined in the employment agreement), he is entitled to an amount equal to 24 months salary, calculated on the basis of the previous 12 months average base salary and bonus. If either of Messrs. Veltman or Buchan is involuntarily terminated within 180 days following a change of control (as defined in the employment agreement), he will be entitled to 24 months base salary with bonus and 12 months benefits continuation. Additionally, in the case of Mr. Kennedy, if

     -    Parent materially breaches the employment agreement,

     - assigns him duties or responsibilities inconsistent with his positions with us, Parent or Holdings,

     - makes a change resulting in a material diminution of his responsibilities with us, Parent or Holdings,

     - fails to provide employee benefits substantially comparable to those provided to him on June 21, 2004,

     -    fails to require a successor to assume his employment agreement,

     - we relocate Autocam's headquarters by more than 35 miles or relocate his place of employment to other than Autocam's headquarters, or

     -    there is a reduction in his base salary or target bonus,

Mr. Kennedy can terminate his employment and be entitled to the same consideration as if he had been terminated without "cause." If Parent delivers a notice of non-extension of the term under the employment agreement, Mr. Kennedy can terminate his employment and be entitled to the sum of his base salary and target bonus, as well as a prorated portion of his target bonus in effect immediately prior to his termination based on the number of days employed during the calendar year in which the termination occurred. In the case of Messrs. Veltman and Buchan, if we materially breach the employment agreement or make a change resulting in a material diminution of the duties, authority or compensation of the affected individual, that individual can terminate his employment and be entitled to the same base salary and benefits as if he had been terminated without "cause." Mr. Kennedy's employment agreement provides that if any payment or benefit made pursuant to the employment agreement would be subject to the excise tax on golden parachute payments, then he will be entitled to a gross-up payment for the excise tax and any federal income tax deductions disallowed in connection with the gross-up payment. Each employment agreement includes a perpetual non-disclosure provision. Additionally, Mr. Kennedy's agreement contains a post-termination perpetual and mutual non-disparagement provision and non-competition and non-solicitation provisions that apply for a 2-year period following the termination of his employment, Messrs. Veltman and Buchan's agreements contain non-competition and non-solicitation provisions that apply for the severance period, and Mr. Le Sech's agreement contains a non-competition provision that applies for one year, renewable for a second year at our option.

EMPLOYMENT AGREEMENT OF MR. EDUARDO RENNER DE CASTILHO

Autocam do Brasil Usinagem Ltda entered into a services agreement with Lean Management Consultoria Empresarial S/C Ltda, dated January 1, 1998 (as amended and restated as of January 31, 2002). The agreement provides for the rendering of advisory services by Lean Management Consultoria Empresarial with respect to the operational management of Autocam do Brasil's industrial plants. The term of the agreement is indefinite and may be terminated by either party with 90 days' written notice. The partner in charge of the project on behalf of Lean Management Consultoria Empresarial is Mr. de Castilho. He receives $22,917 per month for his services. Lean Management Consultoria Empresarial is solely responsible for all labor and social security obligations relating to its employees. Lean Management Consultoria Empresarial is subject to a perpetual confidentiality provision with respect to all confidential information of Autocam do Brasil acquired during the course of its services.

SPLIT DOLLAR ARRANGEMENTS

We formerly had split dollar arrangements with Messrs. Veltman and Buchan. As described above, these split dollar arrangements were terminated as of September 17, 2004 and all amounts due from each of Messrs. Veltman and Buchan with respect to premiums paid by Autocam prior to the at date were forgiven. Autocam will continue to pay the premiums on all life insurance policies previously subject to the split dollar arrangements for Messrs. Veltman and Buchan until the termination of the executive's employment agreement. Autocam treated the amount of the debt forgiveness as a bonus to each of Messrs. Veltman and Buchan and paid the executive an additional bonus to substantially compensate him for the tax consequences of the debt forgiveness and the premium payments on the policies.

We also formerly had a comparable arrangement for Mr. Kennedy. Mr. Kennedy's split dollar arrangements were converted into interest bearing loans initially at an interest rate of 3.55%, and these interest bearing loans were forgiven immediately following the Merger.

                                     MERGER

On June 21, 2004, and pursuant to a merger agreement dated May 1, 2004, Micron Merger Corporation, a newly formed entity and wholly owned subsidiary of Parent, merged with and into Holdings with Holdings continuing as the surviving corporation. The total amount of consideration paid in the merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock of Holdings, payments to owners of outstanding common stock of Holdings and the payment of transaction costs incurred by Holdings, was approximately $395.0 million. The Merger was financed with the net proceeds from the issuance of the outstanding notes, borrowings under our senior credit facilities and a common equity contribution of $143.0 million by GS Capital Partners 2000, L.P., or GSCP 2000, other private equity funds affiliated with GSCP 2000, Transportation Resource Partners LP, or TRP, other investment vehicles affiliated with TRP, and John C. Kennedy, our president.

Micron Merger Corporation and Holdings closed the Merger simultaneously with the closing of our senior credit facilities and the release of the proceeds from the issuance of the outstanding notes from escrow.

The merger agreement contained customary representations and warranties from Holdings. None of these representations or warranties survived the closing of the Merger.

                             PRINCIPAL STOCKHOLDERS

Autocam is wholly-owned by Holdings. Holdings is wholly-owned by Parent. The following table sets forth information regarding the beneficial ownership of the shares of Parent, by (1) all stockholders known by us to beneficially own more than 5% (either individually or as a group of related entities) of its outstanding common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all of our executive officers and directors as a group. The address for each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GMBH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. The address for each of Transportation Resource Partners LP, TRP Autocam Holdings I, L.L.C., TRP Autocam Holdings II, L.L.C., TRP Autocam Holdings III, L.L.C., TRP Autocam Holdings IV, L.L.C. and TRP Autocam Holdings V, L.L.C., is 2555 Telegraph Road, Bloomfield Hills, Michigan 48302. The address for John C. Kennedy is 4436 Broadmoor Avenue, S.E., Kentwood, Michigan 49512. The address for Eduardo Renner de Castilho is rua guido de camargo pentendo sobrinho, 3055-cep 13082-800, Campinas, Sao Paulo, Brazil.

                                                                            PERCENTAGE OF
                                                                  NUMBER    COMMON STOCK
                 NAME                                           OF SHARES    OUTSTANDING
----------------------------------------                        ----------  -------------
Transportation Resource Partners LP                              3,479,224      24.3%
GS Capital Partners 2000, L.P.                                   3,175,408      22.1%
John C. Kennedy                                                  2,800,000      19.5%
TRP Autocam Holdings I, L.L.C.                                   1,200,000       8.4%
GS Capital Partners 2000 Offshore, L.P.                          1,153,821       8.0%
GS Capital Partners 2000 Employee Fund, L.P.                     1,008,920       7.0%
TRP Autocam Holdings II, L.L.C.                                    636,473       4.4%
Goldman Sachs Direct Investment 2000, L.P.                         279,126       1.9%
TRP Autocam Holdings IV, L.L.C.                                    255,600       1.8%
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG                132,725          *
TRP Autocam Holdings III, L.L.C.                                   124,110          *
TRP Autocam Holdings V, L.L.C.                                      54,593          *
Eduardo Renner de Castilho                                          40,000          *
All directors and officers as a group                            2,840,000      19.8%

----------
*    Represents less than 1% of common stock outstanding.

                           RELATED PARTY TRANSACTIONS

AURORA CAPITAL

Prior to the Merger, Aurora Capital Partners was the largest voting stockholder of Holdings. Pursuant to a management agreement, Aurora Capital provided us with financial advisory and management consulting services. In consideration of such services, we paid Aurora Capital fees and expenses of approximately $0.6 million for 2002, $0.5 million for 2003 and $0.3 million for 2004.

GSCP 2000

GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. own 40.1% of the common stock of Parent. Under the registration rights agreement, we agreed to file a "market-making" prospectus in order to allow Goldman, Sachs & Co. to engage in market-making activities for the notes after completion of the exchange offer. Goldman, Sachs & Co., an affiliate of GSCP 2000 and its related investment funds, acted as an initial purchaser in the offering of the notes. Goldman Sachs Credit Partners L.P., an affiliate of GSCP 2000 and its related investment funds, was the joint lead arranger, joint book runner, syndication agent and a lender under our senior credit facilities. In addition, Goldman, Sachs & Co. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates.

STOCKHOLDERS AGREEMENT

Parent entered into a stockholders agreement on June 21, 2004, with GSCP 2000, other private equity funds affiliated with GSCP 2000, TRP, other investment vehicles affiliated with TRP and Mr. Kennedy.

MANAGEMENT SERVICES AGREEMENT

We entered into a Management Services Agreement with Goldman, Sachs & Co., Transportation Resource Advisors, LLC, and Mr. Kennedy, on June 21, 2004. Under the management services agreement, we will pay these parties an annual aggregate fee of $0.6 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee will be shared by the parties as follows:
Goldman, Sachs & Co., 40.1%; Transportation Resource Advisors, LLC, 40.1%; and Mr. Kennedy, 19.5%. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services agreement. In consideration of such services, we paid these parties combined fees and expenses of approximately $0.3 million in 2004.

RENTAL EXPENSES

We lease a building in France 50% owned by Mr. Kennedy. The present term of the lease expires in July 2014. Annual rent is due in quarterly installments subject to annual increases based upon an index tied to France's national public construction costs. Rent expense recorded in connection with this lease agreement was $0.2 million for 2002, $0.6 million for 2003 and $0.7 million for 2004.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITIES

In connection with the Merger, we entered into our senior credit facilities with a syndicate of financial institutions led by Goldman Sachs Credit Partners L.P. and Citigroup Global Markets, Inc., as joint lead arrangers and joint book runners and in other capacities. We entered into a First Amendment of these senior credit facilities dated as of March 31, 2005 (and effective April 25, 2005). The following is a summary of the material terms and conditions of these senior credit facilities and is qualified in its entirety by reference to the credit agreement.

BORROWERS, AMOUNTS AND FINAL MATURITIES. The senior credit facilities provide for senior secured financing of up to the equivalent of $158.0 million, in U.S. dollars or euros, consisting of:

     - a multi-currency revolving credit facility of $36.1 million available to us in U.S. dollars or euros with a final maturity of 5 years;

     - a euro revolving credit facility of E11.6 million available in euros to our French subsidiary, Autocam France SARL, with a final maturity of 5 years;

     -    a $33.0 million term loan to us with a final maturity of 7 years; and

     - a E62.7 million term loan to Autocam France SARL, with a final maturity of 7 years.

CONDITIONS PRECEDENT. All borrowings under our revolving credit facilities are subject to the satisfaction of customary conditions, including absence of defaults and accuracy in material respects of representations and warranties.

INTEREST AND FEES. The interest rates applicable to loans under our senior credit facilities initially after the First Amendment will be (i) for loans denominated in U.S. dollars, at our option, equal to either a base rate plus a 2.25% margin or an adjusted eurodollar bank deposit rate plus a 3.25% margin,
(ii) for Eurocurrency revolving loans, equal to an adjusted euro bank deposit rate plus a 3.25% margin, and (iii) for Eurocurrency term notes, equal to an adjusted euro bank deposit rate plus a 3.75% margin. We may elect interest periods of one, two, three, six and, if available to all of the applicable lenders, nine or twelve months for eurodollar or euro borrowings.

After the later of twelve months after the effective date of the First Amendment of our senior credit facilities or the date we have certified that our "leverage ratio" is less than or equal to 4.50 to 1.00, the applicable interest rate margin for the senior credit facilities will be determined from time to time based on our "leverage ratio," defined in our senior credit facilities generally as the ratio of our consolidated indebtedness to our consolidated adjusted EBITDA for the trailing four quarter period, as follows:

                                  APPLICABLE MARGIN FOR             APPLICABLE MARGIN FOR
   LEVERAGE RATIO            REVOLVING LOANS AND USD TERM LOANS    EUROCURRENCY TERM LOANS
   --------------            ----------------------------------    -----------------------
> or = 3.00:1.00...........                 3.00%                            3.50%
< 3.00:1.00................                 2.75%                            3.25%

The applicable interest rate margin for base rate loans is 1.00% less than the margins for revolving loans shown in the left column above.

We have agreed to pay various fees with respect to the senior credit facilities, including:

     - commitment fees equal to 0.50% per annum times the average undrawn portion of the revolving credit facilities, reduced by the amount of letters of credit issued and outstanding under the revolving credit facilities but not reduced by the amount of outstanding swing line loans;

     - letter of credit fees equal to the applicable margin then in effect with respect to eurocurrency rate loans under the revolving credit facilities times the maximum aggregate amount available to be drawn under all letters of credit. The issuer of any letter of credit will also receive a fronting fee equal to 0.250% per annum times the maximum aggregate amount available to be drawn under the letter of credit and other customary documentary and processing charges; and

     -    an annual administrative agent fee in an amount of $100,000.

AMORTIZATION OF PRINCIPAL. The term loan denominated in U.S. dollars amortizes quarterly as follows:

     - $82,500 for each quarter beginning September 30, 2004 and ending June 30, 2010; and

     - $7,755,000 for each quarter thereafter with the final payment of $7,755,000 due on June 15, 2011.

The term loan denominated in euros amortizes each quarter as follows:

     - E783,750 for each quarter beginning September 30, 2004 and ending December 31, 2006;

     - E1,097,250 for each quarter beginning March 31, 2007 and ending December 31, 2007;

     - E1,410,750 for each quarter beginning March 31, 2008 and ending December 31, 2008;

     - E3,526,875 for each quarter beginning March 31, 2009 and ending December 31, 2009; and

     - E5,120,500 for each quarter beginning March 31, 2010 and ending March 31, 2011, with final payment of E5,120,500 due on June 15, 2011.

PREPAYMENTS. Our senior credit facilities require mandatory prepayments, subject to exceptions, in amounts equal to:

     - 100% of the net cash proceeds from asset sales or other dispositions of property of our and our subsidiaries, including insurance proceeds, other than inventory sold or disposed of in the ordinary course of business, certain other transactions and net cash proceeds reinvested in assets used in our business;

     - 50% of the net cash proceeds from the issuance of specified equity securities; provided, that this percentage will be reduced to 25% if our "leverage ratio" is less than 3.00:1.00;

     - 100% of the net cash proceeds from the issuance of specified debt obligations by us or our subsidiaries; and

     - 75% of "excess cash flow" as defined in our senior credit facilities; provided, that this percentage will be reduced to 50% if our "leverage ratio" is less than 3.00:1.00.

Mandatory prepayments will be applied first to the term loans, next to swing line loans and finally to outstanding loans under the revolving credit facilities. Mandatory prepayments of term loans will be applied first, at our option, in direct order of maturity to the next four scheduled amortization installments and second, pro rata to remaining installments.

Voluntary prepayments of loans under our senior credit facilities will be permitted, in whole or in part, at our option, without premium or penalty. Any voluntary prepayment of loans will be subject to reimbursement of the lender's breakage costs in the case of a prepayment of eurocurrency rate borrowings other than on the last day of the relevant interest period.

COLLATERAL AND GUARANTORS. Indebtedness under our senior credit facilities is guaranteed by:

     - each existing and subsequently acquired or organized domestic and, to the extent no material adverse tax consequence would result and to the extent permitted under local law, foreign subsidiary; and

     - us with respect to the obligations of our French subsidiary under term and revolving facilities.

Indebtedness under our senior credit facilities is secured by a first priority security interest in substantially all of our and the guarantors' tangible and intangible assets, including personal property, real property, intercompany indebtedness and capital stock owned by us and such guarantors, limited to 65% of such capital stock in the case of certain foreign subsidiaries.

FINANCIAL AND RESTRICTIVE COVENANTS. Our senior credit facilities contain minimum interest coverage and senior and total leverage ratios that vary during the term of the credit facilities. The senior credit facilities also contain a restriction on the amount of capital expenditures we may make.

Our senior credit facilities also contain covenants that restrict our ability to incur additional indebtedness, grant liens, make investments, loans, guarantees or advances, make restricted junior payments, including dividends, redemptions of capital stock and voluntary prepayments or repurchase of certain other indebtedness, engage in mergers, acquisitions or sales of assets, enter into sale and leaseback transactions or engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

REPRESENTATIONS AND AFFIRMATIVE COVENANTS. Our senior credit facilities contain customary representations, warranties and affirmative covenants.

EVENTS OF DEFAULT. The senior credit facilities contain customary events of default, subject to grace periods and materiality thresholds specified therein, including:

     -    failure to make payments when due;

     -    defaults under other material indebtedness;

     -    noncompliance with covenants;

     -    incorrectness of representations and warranties;

     -    bankruptcy, insolvency or dissolution events;

     -    material judgments;

     -    certain events related to ERISA;

     - impairment of security interests in collateral or invalidity of guarantees; and

     -    a "change of control," as defined in the senior credit facilities.

                              DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, the word "Company" refers only to Autocam Corporation and not to any of its subsidiaries nor any of its parent companies. Unless the context requires otherwise, the word "notes" refers collectively to the notes, additional notes as described below and Exchange Notes.

The Company issued the exchange notes on November 23, 2004 under the indenture dated as of June 10, 2004 (the "Indenture") between itself and J.P. Morgan Trust Company, National Association, as trustee, incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The terms of the notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the Indenture, including for purposes of amending the Indenture.

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define our obligations and your rights as holders of the notes. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

The notes:

     -    are general unsecured obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Debt of the Company, including borrowings under the Credit Agreement;

     - rank equally in right of payment to any future senior subordinated Indebtedness of the Company;

     - are senior in right of payment to any future subordinated Indebtedness of the Company; and

     -    are unconditionally guaranteed by the Guarantors.

THE GUARANTEES

The notes are guaranteed by all of the Company's existing and future Restricted Subsidiaries that are Domestic Subsidiaries and by Autocam Europe and Titan.

Each guarantee of the notes:

     -    is a general unsecured obligation of each Guarantor;

     - is subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

     - is equal in right of payment with any future senior subordinated Indebtedness of that Guarantor;

     - is effectively subordinated to all secured Indebtedness of that Guarantor to the extent of the value of the assets securing such Indebtedness; and

     - is effectively subordinated to the obligations of any Subsidiary of that Guarantor if that Subsidiary is not a Guarantor.

As of December 31, 2004, the Company and the Guarantors had total Senior Debt of approximately $151.7 million. In addition, $18.1 million would have been available to be borrowed under our new multi-currency revolving credit facility and E11.6 million would have been available to Autocam France, SARL to be borrowed under our new euro denominated revolving credit facility. As indicated above and as discussed in detail below under the caption "-- Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

Except for Autocam Europe, none of our Foreign Subsidiaries will guarantee the notes. The notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries that are not Guarantors. Any right of the Company to receive assets of any of its Subsidiaries that are not Guarantors upon that Subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of the Subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by the Company. As of December 31, 2004, the Company's non-Guarantor Subsidiaries had approximately $100.9 million of Indebtedness and $91.4 million of trade payables and other liabilities outstanding assuming consummation of the Transactions. The non-Guarantor Subsidiaries generated 60.8% of our sales for 2004 and held 63.9% of our consolidated assets as of December 31, 2004. See note 14 to our consolidated financial statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our Guarantor and non-Guarantor Subsidiaries. As stated above, all of the Company's Domestic Subsidiaries, Titan and Autocam Europe will guarantee the notes. See "Risk Factors -- Autocam Europe B.V., our only non-U.S. subsidiary which is guaranteeing the notes, and Holdings are holding companies with no revenue-generating operations of their own. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize; the notes would be structurally subordinated to the obligations of our non-guarantor subsidiaries."

As of the date of the indenture, all of our Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries would not be subject to many of the restrictive covenants in the indenture. As mentioned above, other than Autocam Europe, none of our Foreign Subsidiaries would guarantee the notes, and any Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

The Company issued $140.0 million in aggregate principal amount of notes in the offering. The Company may in the future issue additional notes with identical terms and conditions (other than the Special Interest) under the indenture from time to time after the offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2014.

Interest on the notes will accrue at the rate of 10.875% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. The Company will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

GUARANTEES

The notes are guaranteed by the Company's direct parent, Titan, each of the Company's current and future Restricted Subsidiaries that are Domestic Subsidiaries and Autocam Europe. These Note Guarantees are joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors." In addition, because Titan is a holding company with no operations, the Guarantee by Titan provides little, if any, additional credit support for the notes and investors should not rely on the Guarantee by Titan in evaluating an investment in the notes.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into or dissolve or liquidate into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

     (2)  either:

          (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

          (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

     (2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

     (3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

     (4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge."

See "-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

The payment of principal, interest and premium, if any, on the notes is subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt are entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge"), in the event of any distribution to creditors of the Company:

     (1)  in a liquidation or dissolution of the Company;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

     (3)  in an assignment for the benefit of creditors; or

     (4)  in any marshaling of the Company's assets and liabilities.

The Company also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under "--Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge") if:

     (1)  a payment default on Designated Senior Debt occurs and is continuing;
          or

     (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt.

Payments on the notes may and are required to be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or if any Payment Default then exists on Designated Senior Debt.

No new Payment Blockage Notice may be delivered unless and until:

     (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

     (2) all scheduled payments of principal, interest and premium, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or will be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge") when:

     (1)  the payment is prohibited by these subordination provisions; and

     (2) the trustee or the holder has actual knowledge that the payment is prohibited, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt or their representative, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

The Company must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of the Company. See "Risk Factors -- Your right to receive payments on the notes and the guarantees is junior to our existing and future senior indebtedness and the existing and future senior indebtedness of the guarantors."

OPTIONAL REDEMPTION

At any time prior to June 15, 2007, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (calculated giving effect to any issuance of additional notes) at a redemption price of 110.875% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of notes on any relevant interest record date to receive interest on the relevant interest payment date), in an amount up to the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by a Parent to the extent the net cash proceeds thereof are contributed to the Company or used to purchase Qualified Capital Stock from the Company; provided that:

     (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (calculated giving effect to any issuance of additional notes and excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

     (2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the notes are not redeemable at the Company's option prior to June 15, 2009.

On or after June 15, 2009, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

YEAR                      PERCENTAGE
----                      ----------
2009 ..................    105.438%
2010 ..................    103.625%
2011 ..................    101.813%
2012 and thereafter ...    100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

MANDATORY REDEMPTION

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within thirty days following any Change of Control or, at the Company's option, prior to the completion of such Change of Control event but only after such event is publicly announced, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. In the case of a Change of Control Notice sent prior to the applicable Change of Control event pursuant to the preceding sentence, the Change of Control Offer will be irrevocable, subject only to the completion of the applicable Change of Control event. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each new note will be equal to $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "-- Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

          (a) any liabilities, as shown on the Company's most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee or purchaser, or a third party on behalf of the transferor or purchaser of any such assets, pursuant to a customary assumption agreement that releases the Company or such Restricted Subsidiary from such liability;

          (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 60 days of receipt by the Company or such Restricted Subsidiary, to the extent of the cash received in that conversion; and

          (c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option; provided that any stock or assets of the kind referred to in clauses (2) and (4) below deemed to be cash pursuant to the preceding paragraph will be deemed applied pursuant to clauses (2) and (4) below, as applicable, to the extent such stock or assets are used in the business and are not sold within such 365-day period for consideration of the kind described in clauses (2)(a) and (2)(b) of the preceding paragraph:

     (1) to repay (i) Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (ii) any Indebtedness of a non-guarantor Restricted Subsidiary only if the assets sold were of such non-guarantor Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate and other than Disqualified Stock);

     (2) to acquire (i) all or substantially all of the assets of another Permitted Business or (ii) any Capital Stock of another Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

     (3)  to make a capital expenditure;

     (4) to acquire any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business; or

     (5) to acquire from a Person other than the Company or any of its Subsidiaries Capital Stock of a Restricted Subsidiary which constitutes a minority interest in such Restricted Subsidiary.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, within ten days thereof, the Company will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that ranks equally with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other equally ranking Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase, and will be payable in cash (subject to the right of holders of notes on the relevant record date to receive interest on the relevant interest payment date). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other equally ranking Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other equally ranking Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

SENIOR DEBT LIMITATIONS

The agreements governing the Company's Senior Debt to be executed in connection with the Merger prohibit the Company from purchasing any notes, and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

SELECTION AND NOTICE

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate, unless otherwise required by law, applicable stock exchange requirement or the requirements of the Depository Trust Company (in which case such provisions will apply).

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Parent;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or a refinancing thereof with Permitted Refinancing Indebtedness within one year of the final maturity date thereof; or

     (4)  make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

     (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10),
          (11), (12) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

          (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately prior to the date of the indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

          (b) 100% of the aggregate Qualified Proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

          (c) the amount equal to the net reduction in any Restricted Investment that was made after the date of the indenture resulting from payments of interest on Indebtedness, dividends, repayments of the principal of loans or advances, or other transfers of assets, in each case, to the Company or any Restricted Subsidiary and the cash return of capital with respect to any Restricted Investment; plus

          (d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of the Company's Investment in such Subsidiary as of the date of such redesignation; plus

          (e) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment pursuant to this clause (3); plus


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          (f)  any amount which was previously treated as a Restricted Payment pursuant to this clause (3) on account of any Guarantee entered into by the Company or any Restricted Subsidiary permitted under the terms of the indenture; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

The preceding provisions will not prohibit, without duplication:

     (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

     (2) the making of any Restricted Payment in exchange for, or out of, any or all of the net cash proceeds of the sale within 45 days (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

     (3) the repurchase, redemption, defeasance, repayment or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the notes or to any Note Guarantee out of any or all the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent held by any current or former officer, director, employee or consultants of the Company or any of its Restricted Subsidiaries or any Parent; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests (after taking into account payments under clause (6) of the definition of "Permitted Payments to Parent") may not exceed $2.0 million in any twelve-month period (with unused amounts in any immediately preceding calendar year being carried over to the next succeeding calendar year subject to a maximum carry-over amount of $2.0 in any calendar year) plus the net proceeds of key person life insurance policies received after the date of the indenture;

     (6) the repurchase of Equity Interests of the Company deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

     (7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued on or after the date of the indenture in accordance with "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

     (8) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of subordinated Indebtedness with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

     (9) (i) any payment or distribution contemplated by the Merger and the financing thereof and (ii) payment of fees not in excess of $600,000 per annum plus customary out-of-pocket expenses pursuant to the Management Services Agreement, and in each case, including any payments to any Parent in order for any Parent to make such payments;


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     (10) any repurchase, redemption, retirement or other acquisition for value of Disqualified Stock of the Company made by exchange for or out of proceeds of a substantially concurrent sale of Disqualified Stock that is permitted to be incurred pursuant to the covenant described below under "-- Incurrence of Indebtedness and Issuance of Preferred Stock," provided any new Disqualified Stock has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

     (11) Permitted Payments to Parent;

     (12) the repurchase of any subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to "-- Repurchase at the Option of Holders -- Change of Control"; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

     (13) the designation of Autocam-Har, Inc., a Michigan corporation, as an Unrestricted Subsidiary, but only if, as of the time of such designation, such entity does not engage in any activities and owns no assets other than those owned as of the date of the indenture; and

     (14) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm that is not an affiliate of any party receiving all or any part of the Restricted Payment if the Fair Market Value exceeds $12.5 million.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):


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     (1)  the incurrence by the Company or any Restricted Subsidiary (and the
          Guarantee thereof by the Restricted Subsidiaries) of (i) Indebtedness under Credit Facilities (with letters of credit being deemed to have a principal amount equal to the face amount of the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and (ii) Indebtedness under any Receivables Facility (such amounts outstanding under any such Receivables Facility not to exceed, together with the uncollected balance of amounts due in respect of the accounts receivable and interests therein referred to in clause (16) below, $30.0 million outstanding at any given time) in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of:

          (a) $165.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay the principal amount of any term Indebtedness under a Credit Facility or to repay the principal amount of any revolving credit Indebtedness under a Credit Facility and effect a corresponding permanent commitment reduction thereunder pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; and

          (b)  the Borrowing Base;

     (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the Exchange Notes and related Note Guarantees to be issued as contemplated by the registration rights agreement;

     (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of plant or equipment (including the acquisition of any related property in connection with such design, construction, installation or improvement) at the time used in the business of the Company or any of its Restricted Subsidiaries or within one year after completion of construction, installation or improvement in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

     (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5),
          (13) and (17) of this paragraph;

     (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

          (a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated on terms at least as favorable to the notes as the subordination of the notes to the Senior Debt to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

          (b) excluding customary pledge arrangements in connection with the incurrence of Indebtedness otherwise permitted by the indenture,
               (i) any subsequent issuance or transfer of Equity Interests of such Subsidiary's Equity Interest that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);


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     (7)  the issuance by any of the Company's Restricted Subsidiaries to the
          Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

          (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

          (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

     (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations for non-speculative purposes;

     (9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee will be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

     (10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, unemployment insurance, self-insurance obligations, bankers' acceptances, appeal, performance and surety bonds and other obligations of a like nature in the ordinary course of business and in any such case any reimbursement obligation in connection therewith;

     (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days of incurrence;

     (12) obligations from agreements to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any Restricted Subsidiaries incurred in connection with the acquisition or disposition of the assets of the Company or the assets or Capital Stock of a Person that is or becomes a Restricted Subsidiary of the Company; provided that (A) the maximum aggregate liability in connection with any such disposition in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));

     (13) Indebtedness of any Foreign Subsidiary in an aggregate principal amount which does not exceed $15.0 million plus any Indebtedness of a Foreign Subsidiary existing at the time it is acquired by the Company or any Restricted Subsidiary of the Company and not incurred in contemplation thereof so long as after giving effect to such acquisition, the Company could incur $1.00 of additional Indebtedness under the first paragraph of this covenant;

     (14) the incurrence by the Company or any of its Restricted Subsidiaries of Guarantees of Indebtedness of suppliers, customers, franchisees and licensees in the ordinary course of business as approved by the Board of Directors of the Company;

     (15) Indebtedness to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under the caption "-- Legal Defeasance and Covenant Defeasance" or to redeem, satisfy or discharge the notes;


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     (16) all obligations under accounts receivable factoring agreements in connection with the sale or transfer (or sale or transfer of interest in) accounts receivable and related assets customary in the industry which accounts receivable and related assets are not required after such sale or transfer to be recorded as assets of the Company on its consolidated balance sheet in accordance with GAAP, the uncollected balance of amounts due in respect of such accounts receivable and interests therein not to exceed, together with Indebtedness under any Receivables Facility incurred under clause (1) above, $30.0 million at any time outstanding; and

     (17) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $15.0 million.

For purposes of determining compliance with this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the date of the indenture will be calculated based on the relevant currency exchange rate in effect on the date of the indenture, and (2) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:


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          (a)  the Fair Market Value of such assets at the date of
               determination; and

          (b)  the amount of the Indebtedness of the other Person.

NO LAYERING OF DEBT

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Company and contractually senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and contractually senior in right of payment to such Guarantor's Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis and Indebtedness which has different security or different priorities on the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences.

LIENS

The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements, restructurings (including rate increases) or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements, restructurings (including rate increases) or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

     (2) the indenture, the notes, the Exchange Notes, the additional notes and the Note Guarantees;

     (3) applicable law, rule, regulation or order including of any regulatory body;


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     (4)  any agreement, instrument governing Indebtedness or Capital Stock of a
          Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (5) customary non-assignment provisions in (a) any lease governing a leasehold interest or (b) any contracts and licenses (including, without limitation, those relating to intellectual property) entered into in the ordinary course of business;

     (6) purchase money obligations for property acquired in the ordinary course of business or Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

     (7) any agreement for the sale or other disposition of the Capital Stock of a Restricted Subsidiary or any assets of the Company or any Restricted Subsidiaries that restrict distributions by that Restricted Subsidiary or distributions of those assets pending the sale or other disposition;

     (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that impose restrictions on the property purchased or leased of the nature described in clause
          (3) of the preceding paragraph;

     (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

     (11) customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary;

     (12) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such restrictions apply only to such Receivables Facility;

     (13) restrictions contained in any other indenture governing debt securities of the Company that are not materially more restrictive, taken as a whole, than those contained in the indenture governing the notes; and

     (14) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:


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     (1)  either: (a) the Company is the surviving corporation; or (b) the
          Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made (i) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) is a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

     (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately after such transaction, no Default or Event of Default exists; and

     (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

Upon completion of the disposition of all or substantially all of the property or assets of the Company and its Restricted Subsidiaries taken as a whole and satisfaction of the conditions set forth in clauses (1) through (4) above, the Company will be released from any liability under the notes and the indenture. In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This "-- Merger, Consolidation or Sale of Assets" covenant will not apply to:

     (1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

     (2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Guarantors that are both Restricted Subsidiaries and Domestic Subsidiaries.

TRANSACTIONS WITH AFFILIATES

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms taken as a whole that are not less favorable to the Company or the relevant Restricted Subsidiary than those available in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

     (2)  the Company delivers to the trustee:


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          (a)  with respect to any Affiliate Transaction or series of related
               Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $12.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested directors (or, if there is only one disinterested director on the Company's Board of Directors, such disinterested director) or the Company's Board of Directors will have received an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is not an Affiliate of any party to such Affiliate Transaction.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

     (2) transactions between or among the Company and/or its Restricted Subsidiaries;

     (3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

     (4) payment of reasonable fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company and its Subsidiaries;

     (5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

     (6) payments or distributions that do not violate the provisions of the indenture described above under the caption "-- Restricted Payments";

     (7) payment of fees not in excess of $600,000 per annum plus customary out-of-pocket expenses pursuant to the Management Services Agreement;

     (8) loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

     (9) any issuance of securities or other payments pursuant to employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

     (10) the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees, directors and consultants approved by the Board of Directors;

     (11) any redemption of Capital Stock held by current or former employees, directors or consultants at the time of their death, disability, termination of employment or departure from the Board of Directors for not in excess of fair market value;

     (12) contracts or agreements with, and payments by the Company or any of its Restricted Subsidiaries to, Goldman, Sachs & Co. or any of its Affiliates in connection with any financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the Board of Directors in good faith;


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     (13) transactions pursuant to or contemplated by the Stockholder Agreement as in effect on the date of the Merger as the same may be amended from time to time in any manner no less favorable to the holders of the notes;

     (14) transactions pursuant to any agreement in effect on the date of the indenture as the same may be amended from time to time in any manner not materially less favorable to the holders of the notes;

     (15) Permitted Payments to Parent or payments permitted under clauses (5),
          (6) and (9) as described under the second paragraph of the caption "-- Restricted Payments";

     (16) transactions in connection with the Credit Agreement;

     (17) transactions involving the sale of inventory or services in the ordinary course of business from the Company or its Subsidiaries to Affiliates of Principals; and

     (18) transactions contemplated by the Merger Agreement.

BUSINESS ACTIVITIES

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

GUARANTEES

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 30 business days of the date on which it was acquired or created or the date on which it becomes a Domestic Restricted Subsidiary; provided that this covenant does not apply to (i) any Subsidiary of the Company that has properly been designated an Unrestricted Subsidiary as described under the caption "-- Designation of Restricted and Unrestricted Subsidiaries" below, and for so long as it continues to constitute an Unrestricted Subsidiary and (ii) any Subsidiary not required to become a Guarantor under any existing Credit Facilities.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "-- Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.


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

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

PAYMENTS FOR CONSENT

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company is required to furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

     (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports are required to be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K is required to include a report on the Company's consolidated financial statements by the Company's certified independent accountants. In addition, following the consummation of the Exchange Offer contemplated by the registration rights agreement, the Company is required to file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of the Exchange Offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company is nevertheless required to continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company's filings for any reason, the Company will either (i) post the reports referred to in the preceding paragraphs on its website or (ii) deliver the reports to the holders of notes, in either case within the time periods that would apply if the Company were required to file those reports with the SEC.


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

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either in the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Company has either exchanged the notes for the exchange notes which are registered under the Securities Act or until such time as all holders have disposed of their notes pursuant to an effective registration statement under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, if any, the notes, whether or not prohibited by the subordination provisions of the indenture;

     (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

     (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Certain Covenants -- Merger, Consolidation or Sale of Assets";

     (4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

          (a) is caused by a failure to pay principal under any such instrument at maturity, and such unpaid portion exceeds $15.0 million individually or, together with the principal amount of any other such Indebtedness under which there has been a payment default at maturity, aggregates $15.0 million or more, and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 20 days of the Company or a Restricted Subsidiary becoming aware of such default (a "Payment Default"); or

          (b) results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more.

     (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million or dollar equivalent, net of amounts covered by insurance, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree becomes final and nonappealable without being paid, discharged, waived or stayed;


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

     (7) except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary or any two or more Subsidiary Guarantors that when taken together would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary or any two or more Subsidiary Guarantors that when taken together would constitute a Significant Subsidiary, denies or disaffirms its obligations under its Note Guarantee; and

     (8) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or (2) five business days after receipt by the Company of written notice of such acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any right or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except any uncured Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

     (1) such holder has previously given the trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

     (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

     (5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.


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

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to June 15, 2009, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to June 15, 2009, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

     (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and the Company's and the Guarantors' obligations in connection therewith; and

     (4)  the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:


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

     (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

     (2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default under clauses (1) or (2) of the first paragraph under the caption "-- Events of Default and Remedies" has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or other instrument (other than the indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

     (5) the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

     (6) the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");


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

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

     (5)  make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

     (9)  make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes or the Note Guarantees:

     (1)  to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of the Company's or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets, as applicable;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes including adding a guarantor or that does not adversely affect the legal rights under the indenture of any such holder in any material respect;

     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

     (6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

     (7) to provide for the issuance of additional notes and Exchange Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

     (8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

     (9) to provide for the release of the Company or any Guarantor from any of its obligations under the notes, the additional notes, the Exchange Notes the Note Guarantees or the indenture in accordance with the terms of the indenture.


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

SATISFACTION AND DISCHARGE

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

     (1)  either:

          (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

          (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default under clauses (1) or (2) of the first paragraph under the caption "-- Events of Default and Remedies" has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

     (3) the Company or any Guarantor has paid or caused to be paid all sums due and payable by it under the indenture; and

     (4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.


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ADDITIONAL INFORMATION

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Autocam Corporation, 4436 Broadmoor Avenue Southeast, Kentwood, MI 49512, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will be issued in the form of one or more Global Notes (each, a "Global Note"). Each new Global Note will be deposited on the date of the closing of the exchange of the outstanding notes for the exchange notes with, or on behalf of, DTC and will be registered in the name of DTC or its nominee.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes"), except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

DEPOSITORY PROCEDURES

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).


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Investors in Global Notes who are Participants may hold their interests therein directly through DTC. Investors in Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to transfer restrictions, transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.


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Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

A Global Note is exchangeable for Certificated Notes if:

     (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary;

     (2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.


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SAME DAY SETTLEMENT AND PAYMENT

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL(SM) Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary will not be Acquired Debt.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

"Asset Sale" means:

     (1) the sale, lease (other than an operating lease entered into in the normal course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and


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     (2)  the issuance of Equity Interests in any of the Company's Restricted
          Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

     (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $4.0 million;

     (2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

     (3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

     (4) the sale, lease, conveyance or other disposition of products, services, inventory or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

     (5)  the sale or other disposition of cash or Cash Equivalents;

     (6) a Restricted Payment that does not violate the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" or a Permitted Investment;

     (7) a transfer of assets, by means of trade-in, of equipment owned by it and used or previously used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment;

     (8) the sale or transfer of (or the sale or transfer of interests in) the Company's or any of its Restricted Subsidiaries' accounts receivable and related assets pursuant to a Receivables Facility or accounts receivable factoring arrangements pursuant to clause (16) of the second paragraph of the covenant under the caption "--Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," in each case in a transaction permitted under the terms of the indenture;

     (9) any issuance of, or disposition in, connection with directors' qualifying shares or investments by foreign nationals mandated by foreign law; and

     (10) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property in the ordinary course of business.

"Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

"Autocam Europe" means Autocam Europe B.V., a Dutch corporation and direct wholly-owned Subsidiary of the Company.

"Bankruptcy Code" has the meaning assigned to that term in the indenture governing the notes.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;


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     (2)  with respect to a partnership, the Board of Directors of the general partner of the partnership or, if the general partner is not a corporation, the board or committee of such Person serving a similar function;

     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

     (4) with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrowing Base" means the sum of:

     (1)  80% of the net book value of accounts receivable,

     (2)  75% of the net book value of the inventory, and

     (3) 50% of the net book value of the property, plant and equipment, in each case of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the Company's most recently ended fiscal quarter for which internal financial statements are available.

"Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Capital Stock" means:

     (1)  in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

"Cash Equivalents" means:

     (1) United States dollars, euros, Brazilian reais and local currencies held by foreign Restricted Subsidiaries from time to time in the ordinary course of business;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit, time deposits and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances (or in the case of Foreign Subsidiaries, the foreign equivalent) with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and has Tier 1 Capital (as defined in such regulations) of not less than $500.0 million;


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     (4)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within six months after the date of acquisition;

     (6) marketable direct obligations issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

     (7) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (3) above;

     (8) in the case of any investment by a Foreign Subsidiary, "Cash Equivalents" will also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or agency thereof) and (ii) investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

     (9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

"Change of Control" means the occurrence of any of the following:

     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

     (2) the adoption of a plan relating to the liquidation or dissolution of the Company, except where substantially all of the assets of the Company are transferred to Titan and Titan becomes the obligor under the notes;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than a Principal or Related Party of a Principal, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

     (4) after an initial public offering of the Company or any direct or indirect Parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

"Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

"Change of Control Payment" has the meaning assigned to that term in the indenture governing the notes.

"Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

"Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:


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     (1)  provision for taxes based on income or profits of such Person and its
          Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, including, contributions to legal profit sharing arrangements as required by applicable French law; plus

     (2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

     (3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; minus

     (4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

"Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that without duplication:

     (1) the Net Income of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the cumulative effect of a change in accounting principles will be excluded;

     (4) the amortization of any premiums, fees or expenses incurred in connection with the Merger or any other acquisition by the Company or any of its Restricted Subsidiaries of assets or Capital Stock or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the acquisition) and 17 (including non-cash charges relating to intangibles and goodwill) to be recorded on the Company's consolidated balance sheet, in each case in connection with the Merger or such other acquisitions, will be excluded;

     (5) any gain or loss realized upon the termination of any employee benefit plan will be excluded;

     (6) any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards will be excluded;

     (7) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP will be excluded;

     (8) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;


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     (9)  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale or other disposition of assets; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

     (10) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded; and

     (11) fees, costs and expenses incurred by the Company or any of its Subsidiaries during any period in connection with the Merger (including, without limitation, bonus payments paid to employees in connection with the Merger and write-offs of any debt issuance costs relating to Indebtedness being retired or repaid in connection with the Merger) will be excluded.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

     (1) was a member of such Board of Directors on the date of consummation of an initial public offering; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

"Credit Agreement" means that certain Credit and Guaranty Agreement, dated as of the closing date of the Merger, by and among the Company, the guarantors each a party thereto, Citicorp North America, Inc., as Administrative Agent and Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc. as Joint Lead Arrangers and Joint Book Managers, providing for up to $108.0 million of term loan and $50 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

"Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, or other debt instruments, indentures or agreements in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether or not such added or substituted parties are banks or other institutions).

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Designated Senior Debt" means:

     (1)  any Indebtedness outstanding under the Credit Facilities; and

     (2) after payment in full of all Obligations and termination of all commitments under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $20.0 million or more and that has been designated by the Company as "Designated Senior Debt."


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"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends, provided, further that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed Disqualified Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

"Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means, with respect to any Person, a public or private offering of Qualified Capital Stock of such Person.

"Exchange Offer" has the meaning set forth for such term in the registration rights agreement or any similar agreement relating to additional notes.

"Exchange Notes" means the notes issued in the Exchange Offer pursuant to any registration rights agreement.

"Existing Indebtedness" means Indebtedness of the Company and it's Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture after giving effect to the Merger.

"Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

"Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital or revolving credit borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:


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     (1)  acquisitions that have been made by the specified Person or any of its
          Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Article 11 of Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

     (6) if any Indebtedness (i) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months) and
          (ii) that was not outstanding during the period for which the computation is being made but which bears, at the option of the borrower, a fixed or floating rate of interest, will be computed by applying at the option of the Company either the fixed or floating rate.

"Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding any interest expense deemed attributable to accounts receivables factoring arrangements contemplated pursuant to clause (16) of the second paragraph of the covenant under the caption "--Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; plus

     (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus


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     (4)  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

"Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

"Guarantors" means each of:

     (1) each Domestic Restricted Subsidiary on the date of the indenture, Titan and Autocam Europe; and

     (2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

     (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

     (1)  in respect of borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3)  in respect of banker's acceptances;

     (4) representing Capital Lease Obligations in respect of sale and leaseback transactions;


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     (5)  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

     (6)  representing any Hedging Obligations; or

     (7) all amounts outstanding and other obligations of such Person in respect of a Receivables Facility; if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The term "Investment" will exclude extensions of credit to customers in the ordinary course of business on terms customary for the industry. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value (without duplication) of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," the classification of such Investment as a Permitted Investment or a Restricted Investment as determined in accordance with the terms of the indenture. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

"Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than precautionary financing statements with respect to leases, consignments or other transactions.

"Management Services Agreement" means, that certain Management Services Agreement among Transportation Resource Advisors, LLC, Goldman, Sachs & Co., John C. Kennedy, the Company and/or any Parent or Parents and the other parties named therein as in effect on the date of the Merger as the same may be amended from time to time in any manner no less favorable to the holders of the notes.

"Merger" means the transactions contemplated by the Merger Agreement, including the borrowings under the Credit Agreement and the offering of the notes.

"Merger Agreement" means the Agreement and Plan of Merger by and among Titan, Micron Holdings, Inc. and Micron Merger Corporation in effect on the date of the indenture.

"Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.


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"Net Proceeds" means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses and other customary fees and expenses actually incurred in connection with the Asset Sale, taxes paid or reasonably estimated to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"Non-Recourse Debt" means Indebtedness:

     (1)  as to which neither the Company nor any of its Restricted Subsidiaries
          (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

"Note Guarantee" means the Guarantee by each Guarantor of the Company's obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Parent" means Titan or Micron Holdings, Inc., and any other Person who Beneficially owns all of the Equity Interests of Titan or Micron Holdings, Inc.

"Permitted Business" means the design, manufacture and sale of close tolerance precision machined or molded components and assemblies or activities that are reasonably similar, ancillary or related to, or in connection with, or a reasonable extension, development or expansion of, any of the foregoing.

"Permitted Investments" means:

     (1) any Investment in the Company or in a Restricted Subsidiary of the Company or in a Person that becomes a Restricted Subsidiary immediately following such Investment;

     (2)  any Investment in Cash Equivalents;

     (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

          (a) such Person becomes a Restricted Subsidiary of the Company and, in the case of a Domestic Subsidiary, a Guarantor; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and that, in the case of a Domestic Subsidiary, is a Guarantor;


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     (4)  any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with, or not subject to, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

     (5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

     (6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

     (7)  Investments represented by Hedging Obligations;

     (8) (i) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company or any Parent in an aggregate principal amount not to exceed $2.0 million at any one time outstanding and (ii) investments made in connection with the split-dollar life insurance program for certain senior managers in the ordinary course of business consistent with past practice;

     (9)  repurchases of the notes;

     (10) other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10), not to exceed $15.0 million at any one time outstanding;

     (11) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

     (12) Investments in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Investment is necessary or advisable to effect such Receivables Facility;

     (13) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (14) loans, deposits, prepayments, guarantees and other credits, advances or arrangements to or with customers or suppliers in the ordinary course of business;

     (15) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

     (16) Hedging Obligations that are not entered into for speculative purposes;

     (17) Investments in existence on the date of the indenture after giving effect to the Merger;

     (18) Guarantees of Indebtedness of a Restricted Subsidiary of the Company given by the Company or a Restricted Subsidiary, in each case, in accordance with the terms of the indenture; and


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     (19) any indemnity, purchase price adjustment, earnout or similar obligation benefiting the Company or any of its Restricted Subsidiaries created as a result of any acquisition or disposition of the assets of the Company or the assets or Capital Stock of a Person that is a Restricted Subsidiary or becomes a Restricted Subsidiary as a result of such transaction.

"Permitted Junior Securities" means:

     (1)  Equity Interests in the Company or any Guarantor; or

     (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture, have a final maturity and weighted average life to maturity not earlier than six months after all Senior Debt or any debt securities issued in exchange therefore.

"Permitted Liens" means:

     (1) Liens on assets of the Company or any of its Restricted Subsidiaries securing (x) Indebtedness under the Credit Agreement outstanding or committed immediately following the completion of the Merger or (y) Senior Debt that was otherwise permitted by the terms of the indenture to be incurred;

     (2) Liens in favor of the Company or the Guarantors and any other subsidiaries to the extent required pursuant to the Credit Facilities;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to and not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary; and, provided, however, that such Liens may be extended to improvements to such property;

     (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to and not incurred in contemplation of such acquisition, and, provided, however, that such Liens may be extended to improvements to such property;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, performance bids, cash, earnest money deposits, escrows, tenders of contracts, statutory and common law landlord's liens or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness (including any extension of such Liens to improvements of such property);

     (7)  Liens existing on the date of the indenture;

     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor, and Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (9) Liens imposed by law, such as rights of set-off, carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;


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     (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

     (11) Liens created for the benefit of (or to secure) the notes, the Exchange Notes, and the additional notes (or the Guarantees);

     (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

          (a) the new Lien will be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

          (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refunding, refinancing, replacement, defeasance or discharge; and

     (13) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

     (14) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, self insurance obligations, bankers' acceptances, appeal, performances or surety bond or other obligations of like nature and other types of social security legislation, and in any such case, any reimbursement obligation in connection therewith;

     (15) any Lien securing Indebtedness under Hedging Obligations or otherwise incurred to hedge interest rate or currency risks that were permitted by the indenture to be incurred;

     (16) Liens to secured Indebtedness of Foreign Subsidiaries permitted to be incurred under clause (13) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;"

     (17) any interest or title of a lessor or sublessor under any lease (other than a Capital Lease Obligation incurred pursuant to the terms of the indenture) entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

     (18) any Liens in connection with guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Company or any Restricted Subsidiaries incurred in connection with the disposition of the assets of the Company or its Restricted Subsidiaries or the Capital Stock of a Restricted Subsidiary;

     (19) any Lien securing or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility entered into in accordance with the covenant described under "--Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (20) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

"Permitted Payments to Parent" means, without duplication as to amounts, the following payments to any Parent (and any subsequent payment by such Parent to one or more other Parents):

     (1) payments for reasonable accounting, legal, administrative and other general corporate and overhead expenses, franchise taxes and other fees to maintain the corporate existence of any Parent when due, in an aggregate amount to all Parents, not to exceed $400,000 per annum;


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     (2)  for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, payments in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries ("Tax Payments"). The Tax Payments will not exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years. Any Tax Payments received from the Company will be paid over to the appropriate taxing authority within 30 days of that Parent's receipt of such Tax Payments or refunded to the Company;

     (3) payments in order to enable any of such Parents to pay fees and expenses, as incurred, of an offering of its securities or indebtedness that is not consummated, or of a registered public offering all of the net proceeds of which are payable to selling stockholders;

     (4) payments to enable any of such Parents to repurchase Equity Interests of the Company or any Parent to the extent such Equity Interests of the Company or any Parent represent a portion of the exercise price of such Equity Interests to the extent permitted by clause (6) under the second paragraph of the covenant described under "--Certain Covenants -- Restricted Payments";

     (5) payment in order to enable any Parent to pay fees and expenses incurred in connection with the Merger; and

     (6) payments in order to enable any such Parents to repurchase, redeem, acquire or retire for value any Equity Interest of the Company or any Parent held by any current or former officer, director, employee or consultant of the Company, any Restricted Subsidiary of the Company or any Parent to the extent permitted by clause (5) under the second paragraph of the covenant described under "--Certain Covenants -- Restricted Payments."

"Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged;

     (3) if the Indebtedness being exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

     (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being exchanged, extended, renewed, refunded, refinanced, replaced, defeased or discharged.


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"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Principals" means GS Capital Partners 2000 L.P., Transportation Resource Partners L.P. and their related Affiliates and John C. Kennedy and his immediate family members.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified
Stock.

"Qualified Proceeds" means any of the following or any combination of the following:

     (1)  Cash Equivalents;

     (2) the Fair Market Value of assets that are used or useful in the Permitted Business; and

     (3) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Company or any Restricted Subsidiary.

"Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries directly, or indirectly through another Subsidiary, sells or otherwise transfers (or sells or transfers interests in) its accounts receivable and related assets pursuant to arrangements customary in the industry, which accounts receivable and related assets are required after such sale or transfer to be recorded as assets of the Company on its consolidated balance sheet in accordance with GAAP.

"Related Party" means:

     (1) any controlling stockholder, 80% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Principal;

     (2) any trust, corporation, partnership, limited liability company, estate or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

     (3) the general partner of a partnership or the managing member of a limited liability company.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. As of the date of the indenture, all of the Company's Subsidiaries are deemed to be Restricted Subsidiaries.

"Senior Debt" means:

     (1) all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

     (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by the Company;


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     (2)  any intercompany Indebtedness of the Company or any of its
          Subsidiaries to the Company or any of its Affiliates;

     (3)  any trade payables;

     (4) the portion of any Indebtedness that is incurred in violation of the indenture; provided that Indebtedness outstanding under Credit Facilities will not cease to be Senior Debt as a result of this clause
          (4) if the lenders or agents thereunder obtained a representation from the Company or any of its Subsidiaries on the date such Indebtedness was incurred to the effect that such Indebtedness was not prohibited by (or, in case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof as of the date committed would not violate) the indenture; or

     (5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

"Special Interest" means all special interest then owing pursuant to the registration rights agreement.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of (i) in the case of Existing Indebtedness, the date of the indenture and (ii) in the case of any other Indebtedness, as of the date incurred, and in each case, will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Stockholder Agreement" means that certain Stockholder Agreement among Micron Holdings, Inc. and its stockholders to be dated as of the closing date of the Merger.

"Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

"Titan" means Titan Holdings, Inc.

"Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such
Subsidiary:

     (1)  has no Indebtedness other than Non-Recourse Debt;


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     (2)  except as permitted by the covenant described above under the caption
          "-- Certain Covenants -- Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding taken as a whole that are no less favorable to the Company or such Restricted Subsidiary than those available at the time from Persons who are not Affiliates of the Company;

     (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

"Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2)  the then outstanding principal amount of such Indebtedness.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-United States holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

     -    dealers in securities or currencies;

     -    traders in securities;

     - United States holders, as defined below, whose functional currency is not the United States dollar;

     - persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

     -    certain United States expatriates;

     -    financial institutions;

     -    insurance companies; and

     - entities that are tax-exempt for United States federal income tax purposes.


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This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local or foreign income tax consequences or any non-income tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. You should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of notes that may be applicable to you.

UNITED STATES HOLDERS

The following summary applies to you only if you are a United States holder, as defined below.

DEFINITION OF A UNITED STATES HOLDER. A "United States holder" is a beneficial owner of a note or notes who or which is for United States federal income tax purposes:

     -    an individual citizen or resident of the United States;

     - a corporation (or other entity classified as a corporation for these purposes) or a partnership (or other entity classified as a partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

     - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

     - a trust, if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons within the meaning of the Code has the authority to control all of the trust's substantial decisions or, (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other entity classified as a partnership for United States federal income tax purposes holds a note or notes, the United States federal income tax treatment of a partner in a partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding notes or a partner in such a partnership, you should consult your own tax advisor.

PAYMENTS OF STATED INTEREST. Payments of stated interest on your notes will be taxed as ordinary interest income. In addition:

     - if you use the cash method of accounting for United States federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time you receive the interest; and

     - if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time the interest accrues.

MARKET DISCOUNT AND BOND PREMIUM. If you purchase a note at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the note.


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Under the market discount rules of the Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the note to the maturity date of the note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase a note for an amount in excess of the amount payable at maturity of the note, you will be considered to have purchased the note with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the note, and finally as a carryforward allowable against your future interest inclusions on the note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

CONSTANT YIELD ELECTION. As an alternative to the above-described rules for including interest payments and market discount in income and amortizing bond premium, you may elect to include in gross income all interest that accrues on a note, including stated interest, market discount (including de minimis market discount) and adjustments for bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

SALE OR OTHER DISPOSITION OF THE NOTES. Upon the sale, exchange, retirement, redemption or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the cost of the note, increased by the amount of any market discount previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your note.

Your gain or loss generally will be capital gain or loss (except with respect to any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "-- United States Holders -- Payments of Stated Interest" above, and except with respect to accrued market discount that has not previously been included in income, as discussed above under "-- United States Holders -- Market Discount and Bond Premium"). Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition.

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, scheduled to increase to 20% for dispositions occurring in taxable years that begin on or after January 1, 2009.

BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, "backup withholding" at a rate of 28%, which rate will increase to 31% for taxable years beginning on or after January 1, 2011, may apply:


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

     - to any payments made to you of principal of and interest on your note, and

     - to payment of the proceeds of a sale or other disposition of your note, if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Information reporting may also apply to payments made with respect to your note.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

NON-UNITED STATES HOLDERS

The following summary applies to you if you are a beneficial owner of a note who or which is not a United States holder, as defined above. An individual may, subject to exceptions, be deemed to be a resident alien, and therefore, a United States holder, as opposed to a non-resident alien, by various ways, including being present in the United States:

     -    on at least 31 days in the calendar year, and

     - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

UNITED STATES FEDERAL WITHHOLDING TAX. Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent, in its capacity as paying agent, of principal of your notes, and will not apply to payments of interest on your notes under the "portfolio interest" exception of the Code, provided that you comply with the following requirements:

     - you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

     - you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code), or
          (ii) a bank receiving interest described in section 881(c)(3)(A) of the Code;

     - the interest is not effectively connected with your conduct of a United States trade or business; and

     - you provide a properly completed Internal Revenue Service Form W-8BEN signed under penalties of perjury, which can reliably be related to you, that you are not a United States person within the meaning of the Code and providing your name and address to:

     -    us or our paying agent; or

     - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your Form W-8BEN and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

     - if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;


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

     - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

     - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you do not satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI or other applicable form stating that the interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN or other applicable form claiming an exemption from or reduction in this withholding tax under an applicable tax treaty.

UNITED STATES FEDERAL INCOME TAX. Except for the possible application of United States federal withholding tax discussed under "-- Non-United States Holders -- United States Federal Withholding Tax" above and backup withholding tax discussed under "-- Non-United States Holders -- Backup Withholding and Information Reporting" below, you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your notes unless:

     - in the case of interest payments or disposition proceeds representing accrued interest, you do not satisfy the requirements of the "portfolio interest" exception described above;

     - in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

     - the interest, gain or other income is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you may be subject to United States income tax on a net basis on the interest, gain or other income; although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service Form W-8ECI or other applicable form on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

UNITED STATES FEDERAL ESTATE TAX. If you are an individual and are not a United States citizen or a resident of the United States, as specially defined for United States federal estate tax purposes, at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

     - you directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or


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     -    your interest on the notes is effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING. Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent in its capacity as paying agent to you if you have provided the required certification that you are a non-United States holder as described in "-- Non-United States Holders -- United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder as described in "-- United States Holders" above. We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at a rate that is currently 28%, scheduled to increase to 31% for taxable years beginning on or after January 1, 2011. If you sell your notes outside the United States through a non-United States office of a broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-United States office of a broker that:

     -    is a United States person as defined in the Code;

     - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

     - is a "controlled foreign corporation" for United States federal income tax purposes; or

     -    is a foreign partnership, if at any time during its tax year:

     - one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

     - the foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a United States office of a broker, the payments are subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. own 40.1% of the common stock of Parent. See "Principal stockholders." Under the registration rights agreement, we agreed to file a "market-making" prospectus in order to allow Goldman, Sachs & Co. to engage in market-making activities for the notes after completion of the exchange offer. Goldman, Sachs & Co., an affiliate of GSCP 2000 and its related investment funds, acted as an initial purchaser in the offering. Goldman Sachs Credit Partners L.P., an affiliate of GSCP 2000 and its related investment funds, was the joint lead arranger, joint book runner, syndication agent and a lender under our senior credit facilities. In addition, Goldman, Sachs & Co. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates. See "Related Party Transactions."

We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, it currently intends to make a market in the notes following the completion of the exchange offer. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

We and Goldman, Sachs & Co. have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. of this prospectus. Pursuant to such agreement, we agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act and to contribute to payments which Goldman, Sachs & Co. might be required to make in respect thereof.

Pursuant to a stockholders agreement entered into in connection with the closing of the Merger, Parent entered into a stockholders agreement with GSCP 2000, other private equity funds affiliated with GSCP 2000, TRP, other investment vehicles affiliated with TRP and John C. Kennedy, our president. The stockholders agreement provides each of GSCP 2000 and TRP the right to designate two members of the board of directors. See "Management - Stockholders Agreement."

                                  LEGAL MATTERS

Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon the validity of the notes.

                                     EXPERTS

The financial statements as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus, and the financial statements from which the Selected Financial Data included in this prospectus have been derived have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              TITAN HOLDINGS, INC.
                         INDEX TO FINANCIAL INFORMATION

                                                                            PAGE
                                                                            ----
TITAN HOLDINGS, INC. AUDITED FINANCIAL STATEMENTS
   Report of Independent Registered Public Accounting Firm                   F-2
   Consolidated Balance Sheets at December 31, 2003 and December
      31, 2004                                                               F-3
   Consolidated Statements of Operations and Comprehensive Income
      for the three years in the period ended December 31, 2004              F-4
   Consolidated Statements of Shareholders' Equity for the three
      years in the period ended December 31, 2004                            F-5
   Consolidated Statements of Cash Flows for the three years in the
      period ended December 31, 2004                                         F-6
   Notes to Consolidated Financial Statements                                F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Micron Holdings, Inc., Kentwood, Michigan

We have audited the accompanying consolidated balance sheets of Titan Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2004 (successor) and 2003 (predecessor), and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for the periods from June 22, 2004 through December 31, 2004 (successor), January 1, 2004 through June 21, 2004 (date of merger with Micron) (predecessor) and the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 (successor) and 2003 (predecessor), and the results of their operations and their cash flows for the periods from June 22, 2004 through December 31, 2004 (successor), January 1, 2004 through June 21, 2004 (date of merger with Micron) (predecessor) and the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche, LLP

Grand Rapids, Michigan
March 16, 2005
(April 25, 2005 as to Note 5)

                      TITAN HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31,   DECEMBER 31,
Amounts in thousands, except share information                                      2003           2004
                                                                               -------------   ------------
                                                                               (predecessor)    (successor)
Assets
Current assets:
Cash and equivalents                                                              $  1,075       $  2,117
Accounts receivable, net of allowances of $484 and $618, respectively               55,484         58,360
Inventories                                                                         25,802         36,947
Prepaid expenses and other current assets                                            3,090          3,485
                                                                                  --------       --------
Total current assets                                                                85,451        100,909

Property, plant and equipment, net                                                 173,580        177,285
Goodwill                                                                           139,446        268,039
Other long-term assets                                                              10,598         23,199
                                                                                  --------       --------
Total assets                                                                      $409,075       $569,432
                                                                                  --------       --------

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term obligations                                       $ 29,748       $ 12,942
Accounts payable                                                                    47,246         46,688
Accrued liabilities:
   Compensation                                                                     13,242         18,002
   Other                                                                             1,775          2,559
                                                                                  --------       --------
Total current liabilities                                                           92,011         80,191
                                                                                  --------       --------
Long-term obligations, net of current maturities                                   104,140        275,839
Deferred taxes                                                                      39,672         40,563
Other long-term liabilities                                                         10,924          7,479

Shareholders' equity:
Series A preferred stock - $.01 par value; 600,000 shares authorized;
   579,112 shares issued and outstanding as of December 31, 2003; no shares
   outstanding as of December 31, 2004                                                   6
Series B preferred stock - $.01 par value; 400,000 shares authorized;
   110,364 shares issued and outstanding as of December 31, 2003; no shares
   outstanding as of December 31, 2004                                                   1
Common stock - $.01 par value; 8,000,000 shares authorized; 6,480,895 shares issued and outstanding as of December 31, 2003; no shares
   outstanding as of December 31, 2004                                                  65
Common stock - $.01 par value; 100 shares authorized, issued and outstanding as of December 31, 2004
   Additional paid-in capital                                                      137,824        145,112
Accumulated other comprehensive income                                               2,178         19,694
Retained earnings                                                                   22,254            554
                                                                                  --------       --------
Total shareholders' equity                                                         162,328        165,360
                                                                                  --------       --------
Total liabilities and shareholders' equity                                        $409,075       $569,432
                                                                                  ========       ========

                 See notes to consolidated financial statements.

                      TITAN HOLDINGS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                              COMPREHENSIVE INCOME

                                                YEAR ENDED      YEAR ENDED    SIX MONTHS ENDED   SIX MONTHS ENDED
                                               DECEMBER 31,    DECEMBER 31,       JUNE 30,         DECEMBER 31,
Amounts in thousands                               2002           2003              2004               2004
                                               ------------   -------------   ----------------   ----------------
                                                              (predecessor)                         (successor)
Sales                                            $275,117        $323,210         $184,489           $165,821
Cost of sales                                     231,334         280,070          153,426            140,847
                                                 --------        --------         --------           --------
Gross profit                                       43,783          43,140           31,063             24,974
Selling, general and administrative expenses       16,698          17,577           17,337             10,566
                                                 --------        --------         --------           --------
Income from operations                             27,085          25,563           13,726             14,408
Interest expense, net                              13,433           9,444            4,666             11,638
Other expenses, net                                 2,477           4,428            3,672              1,794
                                                 --------        --------         --------           --------
Income before tax provision                        11,175          11,691            5,388                976
Tax provision                                       4,635           4,697            3,211                422
                                                 --------        --------         --------           --------
Net income                                       $  6,540        $  6,994         $  2,177           $    554
                                                 ========        ========         ========           ========

Statements of Comprehensive Income (Loss):

Net income                                       $  6,540        $  6,994         $  2,177           $    554
Other comprehensive income (losses):
Foreign currency translation adjustments           (1,870)          5,744           (1,138)            19,694
Amortization of interest rate agreements              269             269              135
                                                 --------        --------         --------           --------
Comprehensive income                             $  4,939        $ 13,007         $  1,174           $ 20,248
                                                 ========        ========         ========           ========

                 See notes to consolidated financial statements.

                              TITAN HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                    SERIES A         SERIES B                                   ACCUMULATED
                                PREFERRED STOCK  PREFERRED STOCK    COMMON STOCK   ADDITIONAL      OTHER
                                ---------------  ---------------  ---------------    PAID-IN   COMPREHENSIVE   RETAINED
Amounts in thousands             SHARES  AMOUNT   SHARES  AMOUNT   SHARES  AMOUNT    CAPITAL   INCOME (LOSS)   EARNINGS    TOTAL
                                 ------  ------   ------  ------   ------  ------  ----------  -------------  ---------  ---------
Balance, January 1, 2002
   (predecessor)                   579    $ 6        75    $ 1      6,260   $ 63   $ 130,826      ($2,234)    $  8,720   $ 137,382
Net income                                                                                                       6,540       6,540
Shares issued                                        35               219      2       6,998                                 7,000
Foreign currency translation
   adjustments                                                                                     (1,870)                  (1,870)
Amortization of interest rate
   agreements                                                                                         269                      269
                                  ----    ---      ----    ---     ------   ----   ---------      -------     --------   ---------
Balance, December 31, 2002
   (predecessor)                   579      6       110      1      6,479     65     137,824       (3,835)      15,260     149,321
Net income                                                                                                       6,994       6,994
Foreign currency translation
   adjustments                                                                                      5,744                    5,744
Amortization of interest rate
   agreements                                                                                         269                      269
                                  ----    ---      ----    ---     ------   ----   ---------      -------     --------   ---------
Balance, December 31, 2003
   (predecessor)                   579      6       110      1      6,479     65     137,824        2,178       22,254     162,328
Net income                                                                                                       2,177       2,177
Foreign currency translation
   adjustments                                                                                     (1,138)                  (1,138)
Amortization of interest rate
   agreements                                                                                         135                      135
                                  ----    ---      ----    ---     ------   ----   ---------      -------     --------   ---------
Balance, June 30, 2004
   (predecessor)                   579      6       110      1      6,479     65     137,824        1,175       24,431     163,502

Elimination of former
   shareholders' equity
   upon consummation of Merger    (579)    (6)     (110)    (1)    (6,479)   (65)   (137,824)      (1,175)     (24,431)   (163,502)
Equity contributions from
   current shareholders                                                              143,400                               143,400
Tax benefit of stock option
   exercises                                                                           1,712                                 1,712
Net income                                                                                                         554         554
Foreign currency translation
   adjustments                                                                                     19,694                   19,694
                                  ----    ---      ----    ---     ------   ----   ---------      -------     --------   ---------
Balance, December 31, 2004
   (successor)                                                                     $ 145,112      $19,694     $    554   $ 165,360
                                  ====    ===      ====    ===     ======   ====   =========      =======     ========   =========

                 See notes to consolidated financial statements.

                      TITAN HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED      YEAR ENDED    SIX MONTHS ENDED   SIX MONTHS ENDED
                                              DECEMBER 31,    DECEMBER 31,       JUNE 30,          DECEMBER 31,
Amounts in thousands                              2002            2003             2004               2004
                                              ------------   -------------   ----------------   ----------------
                                                             (predecessor)                         (successor)
                                              -----------------------------------------------
Cash flows from operating activities:
Cash received from customers                   $ 273,146       $ 331,121        $ 175,424          $ 176,320
Cash paid to suppliers and employees            (228,772)       (281,726)        (154,938)          (163,250)
Income taxes received (paid)                         866            (950)          (3,331)            (1,768)
Interest paid                                    (13,203)        (10,456)          (6,461)           (11,839)
                                               ---------       ---------        ---------          ---------
Net cash provided by (used in) operating
   activities                                     32,037          37,989           10,694               (537)
                                               ---------       ---------        ---------          ---------

Cash flows from investing activities:
Expenditures for property, plant and
   equipment                                     (17,183)        (22,459)         (10,676)            (9,679)
Equipment deposits refunded (paid and to be
   refunded), net                                    485           1,727             (165)             1,680
Proceeds from sale of property, plant and
   equipment                                       1,630           6,656              808                550
Acquisitions                                        (180)                                             (1,084)
Payment to terminate lease                                          (739)
Other                                               (380)            (58)            (174)                21
                                               ---------       ---------        ---------          ---------
Net cash used in investing activities            (15,628)        (14,873)         (10,207)            (8,512)
                                               ---------       ---------        ---------          ---------

Cash flows from financing activities:
Borrowings (repayments) on lines of credit,
  net                                             (6,803)            620           (3,531)             7,615
Proceeds from issuance of long-term
   obligations                                       557             872          247,248                647
Principal payments of long-term obligations      (15,206)        (28,827)        (109,940)            (3,437)
Payments to shareholders and option holders                                      (232,663)
Shareholder contributions                                                         115,400
Debt issue costs and other                                                        (10,855)              (781)
Net cash provided by (used in) financing       ---------       ---------        ---------          ---------
   activities                                    (21,452)        (27,335)           5,659              4,044
                                               ---------       ---------        ---------          ---------
Effect of exchange rate changes on cash and
   equivalents                                       209             298              (18)               (81)
                                               ---------       ---------        ---------          ---------
Increase (decrease) in cash and equivalents       (4,834)         (3,921)           6,128             (5,086)
Cash and equivalents at beginning of period        9,830           4,996            1,075              7,203
                                               ---------       ---------        ---------          ---------
Cash and equivalents at end of period          $   4,996       $   1,075        $   7,203          $   2,117
                                               =========       =========        =========          =========

                 See notes to consolidated financial statements.

                      TITAN HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

1.   OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements (the "Financial Statements") include the accounts of Titan Holdings, Inc. ("Titan"), a Delaware holding company, and its domestic and foreign subsidiaries, including Autocam Corporation ("Autocam"), a Michigan corporation (together, the "Company"). The Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation. All figures in these notes are expressed in thousands of U.S. dollars, unless otherwise noted.

NATURE OF OPERATIONS -- The Company designs and manufactures close-tolerance, specialty metal alloy components for mechanical and electromechanical systems using turning, grinding and milling processes. Currently, the Company manufactures components for use on power steering, fuel injection, electromechanical motor, braking and air bag systems for the transportation industry and medical devices for the ophthalmic and cardiovascular surgery industries. The Company has four manufacturing locations in the United States, five in France and three in Brazil. Customers are located in virtually all areas of the world, with the exception of the continent of Africa.

On June 21, 2004, Micron Merger Corporation, a newly formed entity and wholly-owned subsidiary of Micron Holdings, Inc. ("Micron"), merged with and into Titan with Titan continuing as the surviving corporation (the "Merger"). As a result, Titan became a wholly-owned subsidiary of Micron. The total amount of consideration paid in the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock of Titan, payments to common shareholders of Titan and the payment of transaction costs incurred by Titan, was $395,000. The Merger was financed with the net proceeds from the issuance of $140,000 of senior subordinated notes of the Company, which are guaranteed by Titan (the "Notes"), borrowings under the Company's senior credit facilities of $114,000 and combined common equity contributions of $143,400 by GS Capital Partners 2000, L.P. ("GSCP 2000"), other private equity funds affiliated with GSCP 2000, Transportation Resource Partners LP ("TRP"), other investment vehicles affiliated with TRP, and certain of the Company's management.

SUCCESSOR PERIODS -- Represents the consolidated financial position and consolidated results of operations and cash flows of the Company reflecting the basis of accounting after purchasing accounting for the Merger.

PREDECESSOR PERIODS -- Represents the consolidated financial position and results of operations and cash flows of the Company reflecting the historical basis of accounting without any application of purchase accounting for the Merger.

ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates are reasonable, actual results could differ from those estimates.

FINANCIAL INSTRUMENTS of the Company consist principally of cash and equivalents, accounts receivable and payable, debt and related interest contracts. The carrying amounts of financial instruments approximate estimated fair value, except for the interest contracts. The Company has determined the estimated fair value amounts using available market information and valuation methodologies (see Note 5).

CASH AND EQUIVALENTS consist of highly-liquid investments with original maturities of three months or less at the date of purchase.

ACCOUNTS RECEIVABLE -- During 2002, the Company entered into an accounts receivable financing facility under which accounts receivable were sold without recourse to an unrelated third party, resulting in reductions of accounts receivable of $14,244 and $18,809 at December 31, 2003 and 2004, respectively. The Company accounts for the sales of receivables in accordance with the requirements of Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. Net discounts recognized on sales of receivables of $71, $181 and $150 for the years ended December 31, 2002, 2003 and 2004, respectively, are included in Selling, General and Administrative Expenses, while certain factoring charges of $126, $295 and $402 for each respective period are included in Net Other Expenses.

INVENTORIES are stated at the lower of actual cost, on a first-in, first-out
(FIFO) basis, or market.

PROPERTY, PLANT AND EQUIPMENT is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements   31 years
Leasehold improvements       3 to 12 years
Machinery and equipment      3 to 12 years
Furniture and fixtures       5 to 10 years

Maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense. When properties are retired or sold, the related cost and accumulated depreciation are removed from the accounts and any gain or loss on disposition is recognized in the results of operations. Gains arising from sale and leaseback transactions are deferred for amortization to income over the lives of the related operating leases.

GOODWILL consists of amounts paid in excess of the fair value of acquired net assets. Goodwill is not amortized; rather, it is subject to impairment testing. The Company performed impairment testing during the fourth quarters of 2002, 2003 and 2004. The fair value of goodwill recorded, which was estimated using the expected present value of future cash flows, was determined to be in excess of that recorded in the Company's balance sheets.

EQUIPMENT DEPOSITS AND OTHER LONG-TERM ASSETS consists primarily of debt issue costs of $2,119 and $11,128 as of December 31, 2003 and 2004, respectively (amortized over the terms of the debt instruments), deposits on equipment to be placed into service in the future of $4,739 and $2,093 as of December 31, 2003 and 2004, respectively, and the cash surrender value of keyman life insurance policies. Debt issue cost amortization expense during the years ended December 31, 2002, 2003 and 2004 were $678, $706 and $2,962, respectively. Expense recorded in 2004 includes $1,822 in unamortized debt issue costs incurred to secure the Company's old senior credit facility that were written off in connection repayment of indebtedness precipitated by the Merger.

Set forth below is expected debt issue cost amortization expense to be recorded by the Company during the years following December 31, 2004:

YEARS ENDING DECEMBER 31,
-------------------------
2005                        $ 1,719
2006                          1,650
2007                          1,573
2008                          1,466
2009                          1,350
Thereafter                    3,370
                            -------
Total                       $11,128
                            =======

ACCOUNTS PAYABLE includes the reclassification from Cash and Equivalents of outstanding checks, net of related cash balances, totaling $4,428 and $4,142 as of December 31, 2003 and 2004, respectively.

REVENUE RECOGNITION -- Sales are recognized at the time product is shipped to the customer, at which time title and risk of ownership transfer to the purchasers.

INCOME TAXES -- Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities (see Note 7).

DERIVATIVE AND HEDGING ACTIVITIES -- From time to time, the Company manages interest rate risk through the use of interest rate swap agreements. As of December 31, 2003, the Company had outstanding three interest rate derivative instruments with a combined liability of $2,558, which is reflected in Other Long-Term Liabilities. No such instruments were outstanding at December 31, 2004. The Company also manages certain foreign currency exchange risk in relation to equipment purchases through the limited use of foreign currency futures contracts to reduce the impact of changes in foreign currency rates on firm commitments to purchase equipment. No such contracts related to equipment purchases were outstanding at December 31, 2003 or 2004.

STOCK-BASED COMPENSATION -- The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its stock-based compensation plans. Accordingly, no stock-based employee compensation cost is reflected in net income as all options granted under those plans had an exercise price equal to the estimated market value of the underlying common stock on the date of the grant (see Note 10). Had stock-based employee compensation cost of the Company's stock option plan been determined based upon the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, the Company's net income would have changed to the pro forma amounts indicated below:

                                                           SIX MONTHS    SIX MONTHS
                             YEAR ENDED      YEAR ENDED       ENDED         ENDED
                            DECEMBER 31,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                2002            2003          2004          2004
                            ------------   -------------   ----------   ------------
                                           (predecessor)                 (successor)
                            -----------------------------------------
As reported                    $6,540         $6,994         $2,177        $ 554
Compensation expense, net
   of related tax effects        (559)          (559)          (280)        (200)
                               ------         ------         ------        -----
Proforma                       $5,981         $6,435         $1,897        $ 354
                               ======         ======         ======        =====

The fair value of the Company's stock options issued in 2002 was set equal to the amount the Company received for common stock sold in connection with the purchase of Bouverat Industries, S.A. ("Bouverat") in December 2000 and the exchange of the minority interest in its Brazilian subsidiary for its common stock in 2002 ($16 per share). The fair value approach was used to value all option grants, with the following weighted-average assumptions: risk-free interest rate, 4%-4.51%; and expected life of options, 10 years.

NEW ACCOUNTING PRONOUNCEMENTS -- In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides services in exchange for the award. SFAS No. 123(R) replaces SFAS No. 123 and supercedes APB No. 25. SFAS No. 123(R) becomes effective at the beginning of the Company's second quarter in 2006. The Company expects the impact of adopting SFAS No. 123(R) will be consistent with the pro forma expense that has been previously disclosed, adjusted for future grants, cancellations and exercises of stock options in accordance with SFAS No. 123(R).

RESTRUCTURING -- The Company closed and transferred its Chicago, Illinois operation to other facilities in June 2003. The Company incurred related employee termination and plant closing costs of $121 and $879 for the years ended December 31, 2002 and 2003, respectively. The Company also incurred $534 of costs associated with the termination of its building lease and other ancillary costs upon ceasing use of the facility. All of the aforementioned expenses are included in Cost of Sales.

2.   BUSINESS COMBINATIONS

Effective January 1, 2002, the Company acquired the remaining quotas, or stock, of its Brazilian subsidiary, which it did not previously own in exchange for 35,000 shares of the Company's Series B preferred stock and 218,750 shares of its common stock. The value placed on the stock exchanged was $7,000. The acquisition was accounted for under the purchase method of accounting, and therefore the purchase price was allocated to assets acquired and liabilities assumed based upon relative fair market values. Cost in excess of the fair value of the net assets acquired (goodwill) of $1,747 was recorded in connection with this business combination.

The Merger (see Note 1) was accounted for as a purchase, and accordingly, the purchase price was allocated to assets acquired and liabilities assumed based upon their relative fair market values. Cost in excess of the fair value of the net assets acquired (goodwill) was $249,371, allocated among the Company's operating segments as follows: North America - $116,227, Europe - $124,486 and South America - $8,658. The results of operations and cash flows of Titan (as Predecessor company) have been reported through June 30, 2004.

Set forth below are unaudited pro forma statements of operations information for the years ended December 31, 2002 and 2003 and the six months ended June 30, 2004, which are based upon the historical Consolidated Statements of Operations of the Company for those periods after giving effect to the Merger as if such transaction had occurred at the beginning of each period presented. These pro forma results are based upon assumptions considered appropriate by Company management and include adjustments as considered necessary in the circumstances. Such adjustments include interest expense that would have been incurred to finance the purchase, depreciation expense based on the fair market value of the property and equipment acquired and the corresponding tax effects of each. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of results which would have actually been reported had the Merger taken place at the beginning of each period presented or which may be reported in the future.

                 YEARS ENDED       SIX MONTHS
                 DECEMBER 31,         ENDED
             -------------------    JUNE 30,
               2002       2003        2004
             --------   --------   ----------
Sales        $275,117   $323,210    $184,489
Net income        642      1,269       6,649

Effective November 1, 2004, the Company, through its wholly-owned subsidiary, Frank & Pignard, SA, acquired the stock of ATI, S.A.S. ("ATI"), for $1,681 in cash and the assumption of $6,065 in debt, primarily consisting of capital lease obligations. The acquisition was accounted for as a purchase, and accordingly, the purchase price was allocated to assets acquired and liabilities assumed based upon their relative fair market values. Cost in excess of the fair value of the net assets acquired (goodwill) was $1,086.

3.   INVENTORIES

Set forth below are the components of Inventories as of December 31:

                           2003           2004
                      -------------   -----------
                      (predecessor)   (successor)
Raw materials            $ 7,664        $11,030
Production supplies        4,836          7,188
Work in-process            9,336         12,979
Finished goods             3,966          5,750
                         -------        -------
Total inventories        $25,802        $36,947
                         =======        =======

4.   PROPERTY, PLANT AND EQUIPMENT

Set forth below are the components of Property, Plant and Equipment, Net as of December 31:

                                                2003           2004
                                           -------------   -----------
                                           (predecessor)   (successor)
Buildings and land                           $ 14,222       $ 10,838
Machinery and equipment                       210,273        161,407
Furniture and fixtures                          8,444         11,041
                                             --------       --------
Total                                         232,939        183,286
Accumulated depreciation                      (59,359)        (6,001)
                                             --------       --------
Total property, plant and equipment, net     $173,580       $177,285
                                             ========       ========

In connection with the Merger, the Company adjusted the historical cost of its property, plant and equipment to fair market appraised values and eliminated all historical accumulated depreciation.

5.   LONG-TERM OBLIGATIONS

Set forth below are the components of Long-Term Obligations as of December 31 (percentages represent interest rates as of December 31, 2004):

                                                                                   2003            2004
                                                                               -------------   -----------
                                                                               (predecessor)   (successor)
New Senior Credit Facility:
   U.S. dollar term note with banks - principal payments in quarterly installments; interest payable quarterly at variable interest rates
      based on LIBOR plus 3% (5.563% per annum); due June 2011                                   $ 32,835
   Euro term note with banks - principal payments in quarterly installments; interest payable quarterly at variable interest rates
      based on EURIBOR plus 3% (5.18% per annum); due June 2011                                    83,269
   Multi-currency revolving line of credit with banks - interest payable quarterly at variable interest rates based on either LIBOR plus 3% or the bank's prime rate plus 2% (5.563-7.25% per annum); principal due
      June 2011                                                                                    18,000
Old senior credit facility retired in connection with the Merger                  $124,082
Senior subordinated notes - interest payable in semi-annual installments at a fixed interest rate of 10.875% per annum, net of original issue
discount; principal due June 2014                                                                 137,043
Capital leases obligations - payable in monthly installments, including interest imputed at rates ranging from 2.14% to 19.62%; due through
February 2016                                                                        6,793         12,659
Other                                                                                3,013          4,975
                                                                                  --------       --------
Total long-term obligations                                                        133,888        288,781
Current portion                                                                    (29,748)       (12,942)
                                                                                  --------       --------
Long-term portion                                                                 $104,140       $275,839
                                                                                  ========       ========

SENIOR CREDIT AGREEMENT

The Company has a banking agreement (the "Agreement") with a bank group that includes a E62,700 term note, a $33,000 term note, a $36,100 multi-currency revolving credit facility and a E11,621 euro revolving credit facility. As of December 31, 2004, the euro revolving credit facility was fully available and the remaining availability under the multi-currency revolving credit facility was $18,100. Interest rates paid on all debt under the Agreement are variable in nature; however, the Agreement allows management to fix such rates for periods up to one year.

The Agreement includes covenants prohibiting the Company from exceeding certain leverage and interest coverage ratios based primarily upon earnings before interest, taxes, depreciation and amortization expenses. Debt under the Agreement is secured by substantially all the assets of the Company and its domestic subsidiaries and 65% of the stock of certain of the Company's foreign subsidiaries.

The Company managed interest rate risk on a portion of its old senior credit facility, retired in June 2004 in connection with the Merger, through the use of interest rate swaps and collars. The Company recorded, based on the fair market value of the interest contracts at January 1, 2001, a transition adjustment of $1,091 (net of related income tax benefits of approximately $563) in Comprehensive Income and recognized a derivative instrument liability of $1,654 as a cumulative effect of a change in accounting principle. The transition adjustment was to be amortized over the life of the agreement and changes in the fair value of the derivatives (increase of $1,062 and a decrease of $853 during the years ended December 31, 2002 and 2003, respectively) are recorded in Net Interest Expense. In June 2004, the derivative instrument liabilities were paid and the balance of the transition adjustment was expensed resulting in a total charge to Net Interest Expense for the year ended December 31, 2004 of $284.

SENIOR SUBORDINATED NOTES

The Company issued $140.0 million of Notes in connection with the Merger. The Notes will mature on June 15, 2014. Interest on the Notes will accrue at the rate of 10.875% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. The Company will make each interest payment to the holders of record on the immediately preceding June 1 and December 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes:

-    are general unsecured obligations of the Company;

- are subordinated in right of payment to all existing and future senior debt of the Company, including borrowings under the Agreement;

- rank equally in right of payment to any future senior subordinated indebtedness of the Company;

- are senior in right of payment to any future subordinated indebtedness of the Company; and

-    are unconditionally guaranteed by the guarantors (see below and Note 14).

The notes are guaranteed by all of the Company's existing and future restricted subsidiaries that are domestic subsidiaries and by Autocam Europe, B.V. and Holdings.

Each guarantee of the notes:

-    is a general unsecured obligation of each guarantor;

- is subordinated in right of payment to all existing and future senior debt of that guarantor;

- is equal in right of payment with any future senior subordinated indebtedness of that guarantor;

- is effectively subordinated to all secured indebtedness of that guarantor to the extent of the value of the assets securing such indebtedness; and

- is effectively subordinated to the obligations of any subsidiary of that guarantor if that subsidiary is not a guarantor.

Except for Autocam Europe, B.V., none of the Company's foreign subsidiaries guarantee the Notes. The Notes are effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries that are not guarantors. Any right of the Company to receive assets of any of its subsidiaries that are not guarantors upon that subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of the subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company.

As of December 31, 2004, the Company was in compliance with the covenants contained in the indenture governing the Notes and its senior credit facilities. However, in early 2005, management anticipated that the Company would not remain in compliance with the financial covenants in its senior credit facilities during 2005 as those covenants would become increasingly restrictive throughout the year. Additionally, the Company will be adversely affected by the full-year effect of the loss of a European power steering customer who in 2004 desourced the Company on some products and weakening demand from some European original equipment manufacturers during the second quarter of 2005. Based on early 2005 projections, management believed the Company might not be able to remain in compliance as of March 31, 2005, and they expected not to be in compliance as of June 30, 2005 with certain of the financial covenant requirements of the senior credit facilities. Management subsequently entered into a First Amendment of its senior credit facilities dated as of March 31, 2005 (and effective April 25, 2005) amending such financial covenants, adjusting the amortization of the Eurocurrency term note, modifying the interest rates the Company pays and modifying certain other provisions of the Company's senior credit facilities.

Set forth below are the annual aggregate maturities of long-term obligations as of December 31, 2004:

YEARS ENDING DECEMBER 31,
-------------------------
2005                        $ 12,942
2006                          12,474
2007                          14,149
2008                          15,143
2009                          17,205
Thereafter                   216,868
                            --------
Total                       $288,781
                            ========

The Company's weighted average interest rates incurred on long-term obligations for the years ended December 31, 2002, 2003 and 2004 were 8.9%, 6.7% and 7.9%, respectively.

Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximated its carrying value as of December 31, 2003 and 2004.

6.   COMMITMENTS

The Company leases buildings and equipment under capital leases, including $239 and $1,933 entered into during the years ended December 31, 2003 and 2004, respectively. No capital leases were entered into during the year ended December 31, 2002. The cost of the assets subject to the capital leases was $12,131 and $18,937 as of December 31, 2003 and 2004, respectively. The accumulated amortization of such assets was $1,918 and $400 as of December 31, 2003 and 2004, respectively.

The Company leases buildings and equipment under non-cancelable operating leases, which generally contain renewal and purchase options at fair market value at the end of the lease terms. The Company leases other buildings under cancelable operating leases, which contain renewal options every three years in accordance with French law.

Set forth below are minimum future lease payments under all capital and operating leases as of December 31, 2004:

                            CAPITAL   OPERATING
YEARS ENDING DECEMBER 31,    LEASES     LEASES
-------------------------   -------   ---------
2005                        $ 3,802    $13,997
2006                          3,250     13,848
2007                          2,742     12,186
2008                          1,925      9,870
2009                          1,007      5,322
Thereafter                    2,025     19,328
                            -------    -------
Sub total                    14,751    $74,551
                                       -------
Less imputed                 (2,092)
                            -------
Total                       $12,659
                            =======

Rent expense under operating leases summarized above was $7,801, $11,404 and $12,422 for the years ended December 31, 2002, 2003 and 2004, respectively.

FAs of December 31, 2004, the Company had non-cancelable purchase commitments for machinery and equipment totaling $4,406 some of which may be assigned to financing companies under operating lease agreements. In accordance with terms of the purchase agreements, final acceptance of such equipment is contingent upon the equipment demonstrating certain capabilities as documented in Company purchase orders.

The Company formerly guaranteed the performance under certain equipment leases of ATI. The Company acquired the outstanding stock of ATI in 2004 (see Note 2), and therefore became primarily responsible for the capital lease obligations of ATI. These obligations are reflected in Long-Term Obligations.

7.   INCOME TAXES

Set forth below is the current and deferred portions of the provisions for income taxes for the years ended December 31:


             YEARS ENDED     SIX MONTHS    SIX MONTHS
             DECEMBER 31,       ENDED         ENDED
           ---------------    JUNE 30,    DECEMBER 31,
            2002     2003       2004          2004
           ------   ------   ----------   ------------
                   (predecessor)           (successor)
           ----------------------------
Current    $2,019   $1,404     $2,843       $ 3,214
Deferred    2,616    3,293        368        (2,792)
           ------   ------     ------       -------
Total      $4,635   $4,697     $3,211       $   422
           ======   ======     ======       =======

Set forth below are reconciliations of the differences between the Company's income tax expense and income taxes computed at the United States Federal statutory tax rate for the years ended December 31:

                                                              YEARS ENDED    SIX MONTHS    SIX MONTHS
                                                             DECEMBER 31,       ENDED         ENDED
                                                           ---------------    JUNE 30,    DECEMBER 31,
                                                            2002     2003       2004          2004
                                                           ------   ------   ----------   ------------
                                                                 (predecessor)             (successor)
                                                           ----------------------------
Tax at United States Federal statutory rate                $3,911   $4,092     $1,885        $ 342
Effect of foreign operations, net of related tax credits      432      558      1,068         (139)
Non-deductible business combination expenditures                                  340
Other                                                         292       47        (82)         219
                                                           ------   ------     ------        -----
Tax as reported                                            $4,635   $4,697     $3,211        $ 422
                                                           ======   ======     ======        =====

Set forth below are temporary differences that give rise to deferred tax assets and liabilities as of December 31:

                                                          2003                  2004
                                                  -------------------   -------------------
                                                   ASSET    LIABILITY    ASSET    LIABILITY
                                                  -------   ---------   -------   ---------
                                                     (predecessor)          (successor)
Domestic international sales corporation income              $   710              $   568
Accrued expenses                                  $ 1,166        621    $ 1,643       535
Foreign tax and other credits                       5,566                 5,774
Valuation allowance                                (2,326)               (2,732)
Net operating loss carryforward                       402                 7,421
Depreciation and other                                        42,677               43,607
                                                  -------    -------    -------   -------
Total deferred taxes                              $ 4,808    $44,008    $12,106   $44,710
                                                  =======    =======    =======   =======

The Company does not provide for deferred taxes payable on the excess of the financial reporting over the tax basis in its investment in foreign subsidiaries that is essentially permanent in duration. As of December 31, 2004, that excess totaled $69,019. The determination of the additional deferred taxes that have not been provided is not practicable.

As of December 31, 2004, the Company had United States Federal income tax credit carryforwards of $1,571 related primarily to research and development expenses, which expire from 2016 to 2024. The Company has net operating loss carryforwards available to offset future taxable income of $21,203, which begin to expire in 2017.

8.   BUSINESS SEGMENT INFORMATION

The Company has three operating segments: North America, Europe and South America. The North American segment provides precision-machined components to the transportation and medical devices industries, while the European and South American segments provide precision-machined components to the transportation industry. The Company has assigned specific business units to a segment based on their geographical location. Each of the Company's segments is individually managed and have separate financial results reviewed by the Company's chief executive and operating decision-makers. These results are used by those individuals both in evaluating the performance of, and in allocating current and future resources to, each of the segments. The Company evaluates segment performance primarily based on income from operations and the efficient use of assets. The totals set forth below are inclusive of all adjustments needed to reconcile to the data provided in the Consolidated Financial Statements and related notes as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004:

                                                              YEARS ENDED       SIX MONTHS    SIX MONTHS
                                                              DECEMBER 31,         ENDED         ENDED
                                                          -------------------    JUNE 30,    DECEMBER 31,
                                                            2002       2003        2004          2004
                                                          --------   --------   ----------   ------------
                                                                    (predecessor)             (successor)
                                                          --------------------------------
Sales to Unaffiliated Customers from Company Facilities
   Located in:
North America                                             $133,050   $139,876    $ 75,031      $ 68,903
Europe                                                     132,732    170,536     100,429        83,726
South America                                                9,335     12,798       9,029        13,192
                                                          --------   --------    --------      --------
Total                                                     $275,117   $323,210    $184,489      $165,821
                                                          ========   ========    ========      ========
Net Income (Loss) of Company Facilities Located in:
North America                                             $  2,014   $  2,863     ($2,678)      ($2,988)
Europe                                                       3,400      3,087       3,732         1,729
South America                                                1,126      1,044       1,123         1,813
                                                          --------   --------    --------      --------
Total                                                     $  6,540   $  6,994    $  2,177      $    554
                                                          ========   ========    ========      ========
Depreciation and Amortization on Assets Located in:
North America                                             $  7,326   $  8,265    $  6,225      $  2,028
Europe                                                       8,115     11,313       6,189         5,306
South America                                                  715        868         540           429
                                                          --------   --------    --------      --------
Total                                                     $ 16,156   $ 20,446    $ 12,954      $  7,763
                                                          ========   ========    ========      ========
Net Interest Expense of Company Facilities Located in:
North America                                             $  5,636   $  2,909    $  1,763      $  8,493
Europe                                                       7,570      6,257       2,699         2,841
South America                                                  227        278         204           304
                                                          --------   --------    --------      --------
Total                                                     $ 13,433   $  9,444    $  4,666      $ 11,638
                                                          ========   ========    ========      ========
Tax Provision of Company Facilities Located in:
North America                                             $  1,533   $  1,614     ($1,356)        ($925)
Europe                                                       2,752      2,744       4,068           698
South America                                                  350        339         499           649
                                                          --------   --------    --------      --------
Total                                                     $  4,635   $  4,697    $  3,211      $    422
                                                          ========   ========    ========      ========
Expenditures for Property, Plant and Equipment of
Facilities Located in:
North America                                             $  8,209   $ 10,892    $  4,085      $  3,032
Europe                                                       7,090      8,866       5,622         4,813
South America                                                1,884      2,701         969         1,834
                                                          --------   --------    --------      --------
Total                                                     $ 17,183   $ 22,459    $ 10,676      $  9,679
                                                          ========   ========    ========      ========

                                                         DECEMBER 31,
                                                 ---------------------------
                                                      2003           2004
                                                 -------------   -----------
                                                 (predecessor)   (successor)
Total Assets of Company Facilities Located in:
North America                                       $209,080       $205,690
Europe                                               183,193        332,279
South America                                         16,802         31,463
                                                    --------       --------
Total                                               $409,075       $569,432
                                                    ========       ========

Included in the North American sales to unaffiliated customers are sales exported from facilities in the United States of $21,804, $22,381 and $21,138 for the years ended December 31, 2002, 2003 and 2004, respectively, with the majority being to customers in Austria, Germany and Mexico.

Set forth below are sales to customers that exceeded 10% of consolidated sales for the years ended December 31:

                          2002       2003       2004
                        --------   --------   --------
ZF Friedrichshafen AG              $ 39,929   $ 57,252
Delphi Corporation      $ 50,656     52,183     54,656
TRW Automotive, Inc.                 42,077     53,531
Robert Bosch GmbH         43,254     42,556     40,637
SMI-Koyo                  28,487
                        --------   --------   --------
                        $122,397   $176,745   $206,076
                        ========   ========   ========

9.   RELATED PARTY TRANSACTIONS

The Company leases a building in France from a partnership in which the Company's President has a 50% interest subject to a 12-year operating lease, which expires in July 2014. Annual rent is due in quarterly installments subject to annual increases based upon an index tied to France's national public construction costs. Rent expense recorded in connection with this lease agreement during the years ended December 31, 2002, 2003 and 2004 were $205, $588 and $664, respectively.

Management fees totaling $557, $530 and $278 for the years ended December 31, 2002, 2003 and 2004, respectively, were paid by the Company to its former majority shareholder.

Management fees totaling $317 for the year ended December 31, 2004 were paid by the Company to its current shareholders.

The Company had receivables from its officers and certain key employees in connection with a life insurance program, collateralized by the cash surrender value of the related insurance policies. Amounts receivable from such employees, included in Equipment Deposits and Other Long-Term Assets, were $2,078 at December 31, 2003, including $1,377 due from the Company's President. All such amounts receivable were forgiven in 2004, resulting in expenses of $139 included in Cost of Sales and $2,148 included in Selling, General and Administrative Expenses.

10.  CAPITAL STOCK

Micron's Board of Directors has reserved 1,430,000 shares of common stock for issuance to employees under the 2004 Stock Option Plan (the "Option Plan"), and as of December 31, 2004, options for 929,498 shares were granted at $10 per share under the Option Plan. Options are not exercisable prior to twelve months from or ten years after the grant date. Certain options granted vest at a rate of twenty-five percent annually over a four-year period, while others vest based on Micron shareholders' ability to meet certain levels of return on their investment in Micron. The options granted begin to vest effective June 21, 2004.

11.  EMPLOYEE BENEFIT PLANS

The Company maintains a self-funded medical and dental plan for its Kentwood and Marshall and certain of its Dowagiac, Michigan full-time employees. A third-party administrator makes benefit payments, and an estimate of the Company's liability for unpaid and incurred but not reported claims is included in Other Accrued Liabilities. Employees of the Company's other subsidiaries are enrolled in various insured group or governmental health plans.

The Company sponsors a 401(k) savings plan (the "401k Plan") for all qualified full-time employees resident in the United States. The 401k Plan provides for an annual discretionary employer matching contribution that has historically been dollar-for-dollar up to two thousand dollars. Expense incurred in connection with the 401k Plan was $841, $819 and $829 for the years ended December 31, 2002, 2003 and 2004, respectively.

The Company sponsors defined benefit pension plans for substantially all employees of its French subsidiaries. These benefits are calculated based on each employee's years of credited service and most recent monthly compensation and service category. The obligations for the plan sponsored by Frank & Pignard (the "F&P Plan") are not funded and the obligations for the plan sponsored by Bouverat (the "Bouverat Plan") are funded. Accordingly, the unfunded obligations are included in Deferred Credits and Other Long-Term Liabilities. Employees become vested in accordance with governmental regulations in place at the time of retirement under both plans. In 2002, the Company eliminated the discretionary premium of the F&P Plan, thereby reducing 2002 net periodic pension cost by $1,303.

For the purpose of calculating the actuarial present value of the benefit obligation under the F&P and Bouverat Plans, the discount rate assumed for all periods was 5%. The compensation growth rates for the F&P Plan were assumed at 3% for all periods presented. The compensation growth rates for the Bouverat Plan were assumed at 3%, 2% and 3% for the years ended December 31, 2002, 2003 and 2004, respectively. The measurement date was December 31 of each year.

Set forth below is projected benefit obligation information for the F&P and Bouverat Plans:

                                                               2003                       2004
                                                     ------------------------   ------------------------
                                                     F&P PLAN   BOUVERAT PLAN   F&P PLAN   BOUVERAT PLAN
                                                     --------   -------------   --------   -------------
Accumulated benefit obligation at measurement date    $1,667         $403        $1,144         $354
Effect of salary increases                               668          142           729          173
                                                      ------         ----        ------         ----
Projected benefit obligation at measurement date      $2,335         $545        $1,873         $527
                                                      ======         ====        ======         ====

                                                               2003                       2004
                                                     ------------------------   ------------------------
                                                     F&P PLAN   BOUVERAT PLAN   F&P PLAN   BOUVERAT PLAN
                                                     --------   -------------   --------   -------------
Projected benefit obligation at beginning of year     $1,750        $446         $2,335        $ 545
Plan amendments                                                                    (293)        (125)
Service and interest costs                               308          34            148          115
Actuarial gain                                                                     (304)
Benefits paid                                            (93)        (23)          (150)         (48)
Effect of foreign currency translation gain              370          88            137           40
                                                      ------        ----         ------        -----
Projected benefit obligation at measurement date      $2,335        $545         $1,873        $ 527
                                                      ======        ====         ======        =====

Set forth below is net periodic benefit cost information for the F&P and Bouverat Plans:

                                           2002                       2003                       2004
                                 ------------------------   ------------------------   ------------------------
                                 F&P PLAN   BOUVERAT PLAN   F&P PLAN   BOUVERAT PLAN   F&P PLAN   BOUVERAT PLAN
                                 --------   -------------   --------   -------------   --------   -------------
Service and interest costs         $220         $  8          $308         $ 34          $148         $115
Expected return on plan assets                   (15)                       (23)                       (30)
                                   ----         ----          ----         ----          ----         ----
Net periodic benefit cost          $220          ($7)         $308         $ 11          $148         $ 85
                                   ====         ====          ====         ====          ====         ====

Set forth below are expected benefit payments under the F&P Plan for the next five years and the five years thereafter:

YEARS ENDING DECEMBER 31,
-------------------------
2005                        $140
2006                           5
2007
2008
2009                           9
2010-2014                    366
                            ----
Total                       $520
                            ====

Set forth below is plan asset information for the Bouverat Plan:

                                                     2003    2004
                                                    -----   -----
Plan assets at fair value at measurement date       $ 628   $ 648
Projected benefit obligations at measurement date    (545)   (527)
                                                    -----   -----
Funded status and accrued benefit cost              $  83   $ 121
                                                    =====   =====

                                                    2003   2004
                                                    ----   ----
Plan assets at fair value at beginning of year      $440   $602
Actual return on plan assets                          14     43
Company contributions                                 79
Benefits paid                                        (25)   (48)
Other                                                 25
Effect of foreign currency translation loss           95     51
                                                    ----   ----
Plan assets at fair value at measurement date       $628   $648
                                                    ====   ====

The assumed rate of return on assets of the Bouverat Plan was 5% for all periods presented, which is consistent with historical long-term rates of return experienced for each asset class. The Company has a targeted goal of allocating Bouverat Plan assets one-third to equity and two-thirds to fixed income securities. Set forth below are actual allocations of plan assets of the Bouverat Plan between equity and fixed income securities as of December 31:

                                                    2003   2004
                                                    ----   ----
Equity                                               31%    27%
Fixed income                                         69%    73%
                                                    ---    ---
                                                    100%   100%
                                                    ===    ===

The Company has no expected funding obligations under the Bouverat Plan in 2005.

12.  SUPPLEMENTAL CASH FLOW INFORMATION

Set forth below is a reconciliation of net income to net cash provided by operating activities for the periods presented:

                                                                                         SIX MONTHS    SIX MONTHS
                                                               YEAR ENDED DECEMBER 31,      ENDED         ENDED
                                                               -----------------------    JUNE 30,    DECEMBER 31,
                                                                    2002      2003          2004          2004
                                                                  -------   -------      ----------   ------------
                                                                            (predecessor)              (successor)
                                                                  ---------------------------------
Net income                                                        $ 6,540   $ 6,994       $ 2,177       $    554
Adjustments to reconcile net income to cash provided by
   (used in) operating activities:
Depreciation and amortization                                      16,156    20,446        12,954          7,763
Deferred taxes                                                      2,616     3,293           395           (874)
Realized gains and losses and other, net                            1,731     2,223         2,627           (257)
Changes in assets and liabilities that provided (used) cash:
   Accounts receivable                                             (3,609)    6,782        (9,243)        10,488
   Inventories                                                     (1,300)    1,838        (2,899)        (5,908)
   Prepaid expenses and other current assets                         (183)       53           (44)          (280)
   Other long-term assets                                          (1,221)      (69)       (1,192)           203
   Accounts payable                                                 5,080     1,950         1,687         (6,217)
   Accrued liabilities                                              4,894    (5,634)        6,962         (2,985)
   Deferred credits and other                                       1,333       113        (2,730)        (3,024)
                                                                  -------   -------       -------       --------
Net cash provided by (used in) operating activities               $32,037   $37,989       $10,694          ($537)
                                                                  =======   =======       =======       ========

13.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

2004 QUARTERS ENDED   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
-------------------   --------   -------   ------------   -----------
                         (predecessor)             (successor)
                      ------------------   --------------------------
Sales                  $92,856   $91,633     $80,249        $85,572
Gross profit            16,241    14,822      11,901         13,073
Net income (loss)        4,865    (2,688)       (140)           694

2003 QUARTERS ENDED   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
-------------------   --------   -------   ------------   -----------
                                       (predecessor)
                      -----------------------------------------------
Sales                  $83,795   $83,034     $73,154        $83,227
Gross profit            12,531    11,428       8,938         10,243
Net income (loss)        2,836     2,170        (116)         2,104

14.  FINANCIAL INFORMATION FOR GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

Set forth below are the guarantor and non-guarantor subsidiaries of Autocam with respect to the Notes:

        GUARANTOR SUBSIDIARIES                  NON-GUARANTOR SUBSIDIARIES
        ----------------------                  --------------------------
Autocam-Pax, Inc.                         Autocam-Har, Inc.
Autocam Acquisition, Inc.                 Autocam France, SARL
Autocam Laser Technologies, Inc.          Frank & Pignard, SA
Autocam International Ltd.                Bouverat Industries, SA
Autocam Europe, B.V.                      Autocam do Brasil Usinagem Ltda.
Autocam International Sales Corporation   Autocam Foreign Sales Corporation
Autocam Greenville, Inc.
Autocam South Carolina, Inc.

Set forth below is financial information regarding the guarantors and non-guarantors:

                                                TITAN
COMBINING STATEMENT OF OPERATIONS              (PARENT                     SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2002                   COMPANY              -------------------------
(predecessor)                                   ONLY)     AUTOCAM   GUARANTOR   NON-GUARANTOR   ELIMINATIONS   COMBINED
---------------------------------              -------   --------   ---------   -------------   ------------   --------
Sales                                                    $101,671    $15,671       $162,014       ($4,239)     $275,117
Cost of sales                                              86,850     12,669        136,054        (4,239)      231,334
                                                         --------    -------       --------                    --------
Gross profit                                               14,821      3,002         25,960                      43,783
Selling, general and administrative expenses    $  39       5,682      1,194          9,783                      16,698
                                                -----    --------    -------       --------                    --------
Income (loss) from operations                     (39)      9,139      1,808         16,177                      27,085
Interest expense, net                                       4,570        688          8,175                      13,433
Other expense (income), net                                   827         84          1,566                       2,477
                                                -----    --------    -------       --------                    --------
Income (loss) before tax provision                (39)      3,742      1,036          6,436                      11,175
Tax provision                                               1,586        350          2,699                       4,635
                                                -----    --------    -------       --------                    --------
Net income (loss)                                ($39)   $  2,156    $   686       $  3,737                    $  6,540
                                                =====    ========    =======       ========                    ========

                                                TITAN
COMBINING STATEMENT OF OPERATIONS              (PARENT                     SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2003                   COMPANY              -------------------------
(predecessor)                                   ONLY)     AUTOCAM   GUARANTOR   NON-GUARANTOR   ELIMINATIONS   COMBINED
---------------------------------              -------   --------   ---------   -------------   ------------   --------
Sales                                                    $118,722    $17,332       $192,282       ($5,126)     $323,210
Cost of sales                                             102,995     13,794        168,407        (5,126)      280,070
                                                         --------    -------       --------                    --------
Gross profit                                               15,727      3,538         23,875                      43,140
Selling, general and administrative expenses    $  38       6,103      1,247         10,189                      17,577
                                                -----    --------    -------       --------                    --------
Income (loss) from operations                     (38)      9,624      2,291         13,686                      25,563
Interest expense, net                                       2,168        591          6,685                       9,444
Other expense (income), net                                 2,150         57          2,221                       4,428
                                                -----    --------    -------       --------                    --------
Income (loss) before tax provision                (38)      5,306      1,643          4,780                      11,691
Tax provision                                               1,881        559          2,257                       4,697
                                                -----    --------    -------       --------                    --------
Net income (loss)                                ($38)   $  3,425    $ 1,084       $  2,523                    $  6,994
                                                =====    ========    =======       ========                    ========

                                                 TITAN
COMBINING STATEMENT OF OPERATIONS               (PARENT                    SUBSIDIARIES
SIX MONTHS ENDED JUNE 30, 2004                  COMPANY             -------------------------
(predecessor)                                    ONLY)    AUTOCAM   GUARANTOR   NON-GUARANTOR   ELIMINATIONS   COMBINED
---------------------------------              --------   -------   ---------   -------------   ------------   --------
Sales                                                     $64,212    $11,061       $112,477       ($3,261)     $184,489
Cost of sales                                              55,053      7,848         93,786        (3,261)      153,426
                                                          -------    -------       --------                    --------
Gross profit                                                9,159      3,213         18,691                      31,063
Selling, general and administrative expenses   $  6,438     5,214        591          5,094                      17,337
                                               --------   -------    -------       --------                    --------
Income (loss) from operations                    (6,438)    3,945      2,622         13,597                      13,726
Interest expense, net                                       1,472        291          2,903                       4,666
Other expense, net                                   19     2,358         21          1,274                       3,672
                                               --------   -------    -------       --------                    --------
Income (loss) before tax provision               (6,457)      115      2,310          9,420                       5,388
Tax provision                                    (2,195)       38        801          4,567                       3,211
                                               --------   -------    -------       --------                    --------
Net income (loss)                               ($4,262)  $    77    $ 1,509       $  4,853                    $  2,177
                                               ========   =======    =======       ========                    ========

                                                TITAN
COMBINING STATEMENT OF OPERATIONS              (PARENT                     SUBSIDIARIES
SIX MONTHS ENDED DECEMBER 31, 2004             COMPANY              -------------------------
(successor)                                     ONLY)     AUTOCAM   GUARANTOR   NON-GUARANTOR   ELIMINATIONS   COMBINED
----------------------------------             -------   --------   ---------   -------------   ------------   --------
Sales                                                    $ 60,389     $8,854       $100,498       ($3,920)     $165,821
Cost of sales                                              52,462      6,693         85,612        (3,920)      140,847
                                                         --------     ------       --------                    --------
Gross profit                                                7,927      2,161         14,886                      24,974
Selling, general and administrative expenses                4,127        587          5,852                      10,566
                                                         --------     ------       --------                    --------
Income from operations                                      3,800      1,574          9,034                      14,408
Interest expense, net                                       8,170        323          3,145                      11,638
Other expense, net                              $  18         775          1          1,000                       1,794
                                                -----    --------     ------       --------                    --------
Income (loss) before tax provision                (18)     (5,145)     1,250          4,889                         976
Tax provision                                      (6)     (1,354)       435          1,347                         422
                                                -----    --------     ------       --------                    --------
Net income (loss)                                ($12)    ($3,791)    $  815       $  3,542                    $    554
                                                =====    ========     ======       ========                    ========

                                                       TITAN
CONDENSED COMBINING STATEMENT OF CASH FLOWS           (PARENT                     SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2002                          COMPANY             -------------------------
(predecessor)                                          ONLY)    AUTOCAM   GUARANTOR   NON-GUARANTOR   COMBINED
-------------------------------------------           -------   -------   ---------   -------------   --------
Net cash provided by (used in) operating activities     ($1)    $ 9,227     $ 547       $ 22,264      $ 32,037
Expenditures for property, plant and equipment                   (6,714)     (666)        (9,803)      (17,183)
Repayments on lines of credit, net                               (2,000)                  (4,803)       (6,803)
Principal payments of long-term obligations                      (3,228)                 (11,978)      (15,206)
Other                                                            (1,136)      113          3,344         2,321
                                                       ----     -------     -----       --------      --------
Net decrease in cash and equivalents                     (1)     (3,851)       (6)          (976)       (4,834)
Cash and equivalents at beginning of period              11       4,227         8          5,584         9,830
                                                       ----     -------     -----       --------      --------
Cash and equivalents at end of period                  $ 10     $   376     $   2       $  4,608      $  4,996
                                                       ====     =======     =====       ========      ========

                                                       TITAN
CONDENSED COMBINING STATEMENT OF CASH FLOWS           (PARENT                      SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2003                          COMPANY              -------------------------
(predecessor)                                          ONLY)     AUTOCAM   GUARANTOR   NON-GUARANTOR   COMBINED
-------------------------------------------           -------   --------   ---------   -------------   --------
Net cash provided by (used in) operating activities    ($10)    $ 11,763    $ 1,389      $ 24,847      $ 37,989
Expenditures for property, plant and equipment                   (11,156)    (1,438)       (9,865)      (22,459)
Proceeds from sale of property, plant and equipment                6,080         50           526         6,656
Borrowings (repayments) on lines of credit, net                    4,000                   (3,380)          620
Principal payments of long-term obligations                       (9,399)                 (19,428)      (28,827)
Other                                                               (914)        (1)        3,015         2,100
                                                       ----     --------    -------      --------      --------
Net increase (decrease) in cash and equivalents         (10)         374                   (4,285)       (3,921)
Cash and equivalents at beginning of period              10          376          2         4,608         4,996
                                                       ----     --------    -------      --------      --------
Cash and equivalents at end of period                           $    750    $     2      $    323      $  1,075
                                                       ====     ========    =======      ========      ========

                                                        TITAN
CONDENSED COMBINING STATEMENT OF CASH FLOWS            (PARENT                    SUBSIDIARIES
SIX MONTHS ENDED JUNE 30, 2004                         COMPANY               -------------------------
(predecessor)                                           ONLY)     AUTOCAM    GUARANTOR   NON-GUARANTOR    COMBINED
---------------------------------------------------   --------   ---------   ---------   -------------   ---------
Net cash provided by (used in) operating activities    ($6,457)  $   2,206     $ 207       $ 14,738      $  10,694
Expenditures for property, plant and equipment                      (3,880)     (205)        (6,591)       (10,676)
Borrowings (repayments) on lines of credit, net         (1,280)     21,829                  (24,080)        (3,531)
Proceeds from issuance of long-term obligations                    169,888                   77,360        247,248
Principal payments of long-term obligations                        (51,268)                 (58,672)      (109,940)
Payments to shareholders and option holders           (232,663)                                           (232,663)
Shareholder contributions                              115,400                                             115,400
Dividends received (paid)                              125,000    (125,000)
Debt issue costs                                                   (10,855)                                (10,855)
Other                                                                 (145)                     596            451
                                                                 ---------     -----       --------      ---------
Net increase in cash and equivalents                                 2,775         2          3,351          6,128
Cash and equivalents at beginning of period                            750         2            323          1,075
                                                                 ---------     -----       --------      ---------
Cash and equivalents at end of period                            $   3,525     $   4       $  3,674      $   7,203
                                                                 =========     =====       ========      =========

                                                        TITAN
CONDENSED COMBINING STATEMENT OF CASH FLOWS            (PARENT                    SUBSIDIARIES
SIX MONTHS ENDED JUNE 30, 2004                         COMPANY               -------------------------
(predecessor)                                           ONLY)     AUTOCAM    GUARANTOR   NON-GUARANTOR    COMBINED
-------------------------------------------           --------   ---------   ---------   -------------   ---------
Net cash provided by (used in) operating activities               ($7,104)     $ 882        $ 5,685         ($537)
Expenditures for property, plant and equipment                     (2,149)      (883)        (6,647)       (9,679)
Borrowings on lines of credit, net                                  6,972                       643         7,615
Proceeds from issuance of long-term obligations                                                 647           647
Principal payments of long-term obligations                          (152)                   (3,285)       (3,437)
Debt issue costs                                                     (781)                                   (781)
Other                                                                 776         (1)           311         1,086
                                                                 --------      -----        -------       -------
Net decrease in cash and equivalents                               (2,438)        (2)        (2,646)       (5,086)
Cash and equivalents at beginning of period                         3,525          4          3,674         7,203
                                                                 --------      -----        -------       -------
Cash and equivalents at end of period                            $  1,087      $   2        $ 1,028       $ 2,117
                                                                 ========      =====        =======       =======

                                               TITAN
CONDENSED COMBINING BALANCE SHEET             (PARENT                    SUBSIDIARIES
DECEMBER 31, 2003                             COMPANY               -------------------------
(predecessor)                                  ONLY)     AUTOCAM    GUARANTOR   NON-GUARANTOR   ELIMINATIONS   COMBINED
---------------------------------            --------   ---------   ---------   -------------   ------------   --------
Assets
Current assets:
Cash and equivalents                                    $    750     $     2      $    323                     $  1,075
Accounts receivable, net                                  13,524       1,757        40,203                       55,484
Inventories                                                8,052       1,060        16,690                       25,802
Prepaid expenses and other current assets                  1,616          52         1,422                        3,090
                                                        --------     -------      --------                     --------
Total current assets                                      23,942       2,871        58,638                       85,451

Property, plant andequipment, net                         40,899       8,945       123,602        $    134      173,580
Goodwill                                     $122,521      2,688                    14,237                      139,446
Intercompany receivables (payables)                       40,513      (5,863)      (33,437)         (1,213)
Investment in subsidiaries                      9,136    (15,014)     (1,806)        9,831          (2,147)
Other long-term assets                                     7,106         106         3,386                       10,598
                                             --------   --------     -------      --------        --------     --------
Total assets                                 $131,657   $100,134     $ 4,253      $176,257         ($3,226)    $409,075
                                             ========   ========     =======      ========        ========     ========

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term
   obligations                                          $  4,656                  $ 25,092                     $ 29,748
Accounts payable                                           8,255     $   290        38,906           ($205)      47,246
Accrued liabilities                               ($5)     3,062         238        11,722                       15,017
                                             --------   --------     -------      --------        --------     --------
Total current liabilities                          (5)    15,973         528        75,720            (205)      92,011
                                             --------   --------     -------      --------        --------     --------

Long-term obligations, net of current
   maturities                                             50,612                    54,555          (1,027)     104,140
Deferred taxes and other                                  15,304                    35,292                       50,596

Shareholders' equity :
Capital stock                                 137,896                                1,994          (1,994)     137,896
Accumulated other comprehensive income
   (loss)                                                  6,812                    (4,634)                       2,178
Retained earnings (accumulated deficit)        (6,234)    11,433       3,725        13,330                       22,254
                                             --------   --------     -------      --------        --------     --------
Total shareholders' equity                    131,662     18,245       3,725        10,690          (1,994)     162,328
                                             --------   --------     -------      --------        --------     --------
Total liabilities and shareholders' equity   $131,657   $100,134     $ 4,253      $176,257         ($3,226)    $409,075
                                             ========   ========     =======      ========        ========     ========

                                                TITAN
CONDENSED COMBINING BALANCE SHEET              (PARENT                   SUBSIDIARIES
DECEMBER 31, 2004                              COMPANY              -------------------------
(successor)                                     ONLY)     AUTOCAM   GUARANTOR   NON-GUARANTOR   ELIMINATIONS   COMBINED
-------------------------------------------   --------   --------   ---------   -------------   ------------   --------
Assets
Current assets:
Cash and equivalents                                     $  1,087    $     2      $   1,028                    $  2,117
Accounts receivable, net                                   20,329      1,700         37,202        ($871)        58,360
Inventories                                                10,314      1,501         25,132                      36,947
Prepaid expenses and other current assets                   1,148         78          2,259                       3,485
                                                         --------    -------      ---------        -----       --------
Total current assets                                       32,878      3,281         65,621         (871)       100,909

Property, plant and equipment, net                         29,772      5,637        141,457          419        177,285
Goodwill                                      $116,399          3                   151,637                     268,039
Intercompany receivables (payables)                        31,102     (4,142)       (26,847)        (113)
Investment in subsidiaries                      28,661     99,034     (3,458)      (123,815)        (422)
Other long-term assets                                     18,120         50          5,029                      23,199
                                              --------   --------    -------      ---------        -----       --------
Total assets                                  $145,060   $210,909    $ 1,368      $ 213,082        ($987)      $569,432
                                              ========   ========    =======      =========        =====       ========
Liabilities and Shareholders' Equity
   (Deficit)
Current liabilities:
Current maturities of long-term obligations              $    330                 $  12,612                    $ 12,942
Accounts payable                                            9,232    $   184         38,256        ($984)        46,688
Accrued liabilities                               ($34)     4,005        369         16,224           (3)        20,561
                                              --------   --------    -------      ---------        -----       --------
Total current liabilities                          (34)    13,567        553         67,092         (987)        80,191
                                              --------   --------    -------      ---------        -----       --------
Long-term obligations, net of current
   maturities                                             187,548                    88,291                     275,839
Deferred taxes and other                                   11,097                    36,945                      48,042

Shareholders' equity (deficit):
Capital stock                                  145,112                                                          145,112
Accumulated other comprehensive income                      2,483                    17,211                      19,694
Retained earnings (accumulated deficit)            (18)    (3,786)       815          3,543                         554
                                              --------   --------    -------      ---------        -----       --------
Total shareholders' equity (deficit)           145,094     (1,303)       815         20,754                     165,360
                                              --------   --------    -------      ---------        -----       --------
Total liabilities and shareholders' equity
   (deficit)                                  $145,060   $210,909    $ 1,368      $ 213,082        ($987)      $569,432
                                              ========   ========    =======      =========        =====       ========

================================================================================

                                 (AUTOCAM LOGO)

                               AUTOCAM CORPORATION

                                  $140,000,000

                   10.875% SENIOR SUBORDINATED NOTES DUE 2014

                                   ----------

                                   PROSPECTUS

                                   ----------

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby:

              ITEM                 AMOUNT
              ----                -------
SEC registration fee (1)
Printing and engraving expenses   $25,000
Legal fees and expenses           $25,000
Accounting fees and expenses      $15,000
Miscellaneous expenses            $ 5,000

----------
(1)  Pursuant to Rule 457(q) of the Securities Act, no filing fee is required.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 561 - 571 of the Michigan Business Corporation Act ("MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and its shareholders, except that no indemnification may be made if such person is adjudged to be liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, which are actually and reasonably incurred by him in connection therewith.

The Registrant's Articles of Incorporation and By-laws contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law. The Registrant's Articles of Incorporation provide that its directors are not personally liable to the Registrant or its shareholders for monetary damages for breach of the director's fiduciary duties. However, the Articles of Incorporation do not eliminate or limit directors' liability for any of the following:

     - a breach of the director's duty of loyalty to the Registrant or its shareholders;

     - acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

     -    a violation of Section 551(1) of the MBCA; or

     - any act or omission occurring before the effective date of the Articles.

Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In connection with the Merger, Titan redeemed all of its outstanding shares of preferred stock and Titan's outstanding shares of common stock were converted into the right to receive the consideration paid to the holders of common stock in the Merger. Following the consummation of the Merger, Titan issued shares of its common stock to Micron in exchange for the shares of Merger held by Micron and Titan became a wholly-owned subsidiary of Micron.

ITEM 16. EXHIBITS AND FINANCIAL DATA SCHEDULES.

(A) EXHIBITS.

The following is a list of all the exhibits filed as part of the Registration Statement.

NUMBER   DESCRIPTION
------   -----------
2.1      The Agreement and Plan of Merger, dated as of May 1, 2004, by and among
         Titan Holdings, Inc., Micron Holdings, Inc. and Micron Merger
         Corporation (filed as Exhibit 2.1 to the Registration Statement on Form
         S-4 filed on September 23, 2004 (the "Form S-4") and incorporated herein by reference)

2.2      First Amendment, dated as of June 8, 2004, to Agreement and Plan of
         Merger, dated as of May 1, 2004, by and among Titan Holdings, Inc.,
         Micron Holdings, Inc. and Micron Merger Corporation (filed as Exhibit
         2.2 to the Form S-4 and incorporated herein by reference)

3.1      Restated Articles of Incorporation of Autocam Corporation (filed as
         Exhibit 3.1 to the Form S-4 and incorporated herein by reference)

3.2      Bylaws of Autocam Corporation (as amended, September 9, 1991) (filed as
         Exhibit 3.2 to the Form S-4 and incorporated herein by reference)

4.1      The Indenture, dated as of June 10, 2004, among Micron Notes
         Corporation and J.P. Morgan Trust Company, National Association relating to the 10.875% Senior Subordinated Notes due June 15, 2014
         (filed as Exhibit 4.1 to the Form S-4 and incorporated herein by reference)

4.2      Supplemental Indenture, dated as of June 21, 2004, among Titan
         Holdings, Inc., Autocam-Pax, Inc., Autocam South Carolina, Inc.,
         Autocam Greenville, Inc., Autocam Acquisition, Inc., Autocam Laser
         Technologies, Inc., Autocam-Har, Inc., Autocam International Ltd.,
         Autocam International Sales Corporation, Autocam Europe B.V., Autocam
         Corporation and J.P. Morgan Trust Company, National Association (filed as Exhibit 4.2 to the Form S-4 and incorporated herein by reference)

4.3      The Registration Rights Agreement, dated as of June 10, 2004, among
         Micron Notes Corporation, Goldman, Sachs & Co. and Citigroup Global
         Markets Inc. (filed as Exhibit 4.3 to the Form S-4 and incorporated herein by reference)

4.4      Joinder Agreement, dated June 21, 2004, among Titan Holdings, Inc.,
         Autocam-Pax, Inc., Autocam South Carolina, Inc., Autocam Greenville,
         Inc., Autocam Acquisition, Inc., Autocam Laser Technologies, Inc.,
         Autocam-Har, Inc., Autocam International Ltd., Autocam International
         Sales Corporation, Autocam Europe B.V., Goldman, Sachs & Co., Citigroup
         Global Markets Inc., Micron Notes Corporation and Micron Holdings, Inc.
         (filed as Exhibit 4.4 to the Form S-4 and incorporated herein by reference)

4.5 Assumption Agreement, dated June 21, 2004, among Autocam Corporation and J.P. Morgan Trust Company, National Association (filed as Exhibit
         4.5 to the Form S-4 and incorporated herein by reference)

4.6      Form of Initial Note and Form of Exchange Note (included within the
         Indenture filed as Exhibit 4.1 to the Form S-4 and incorporated herein by reference)

5.1* Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to the legality of the notes

5.2* Opinion of the General Counsel of Autocam Corporation as to the legality of the notes

10.1     Stockholders Agreement dated as of June 21, 2004, among Micron
         Holdings, Inc., GS Capital Partners 2000, L.P., GS Capital Partners
         2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs
         KG, GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct
         Investment Fund 2000, L.P., Transportation Resource Partners LP, TRP
         Autocam Holdings I, L.L.C., TRP Autocam Holdings II, L.L.C. and John C.
         Kennedy (filed as Exhibit 10.1 to the Form S-4 and incorporated herein by reference)

10.2     Credit and Guaranty Agreement, dated as of June 21, 2004, among Autocam
         Corporation, Autocam France, SARL, as Borrowers, Titan Holdings, Inc., and certain subsidiaries of Autocam Corporation, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and Citigroup Global
         Markets Inc. as Joint Lead Arrangers, Goldman Sachs Credit Partners
         L.P., as Syndication Agent, Citicorp North America, Inc., as General
         Administrative Agent and Collateral Agent, Citibank International PLC, as European Administrative Agent, and Bank One, NA, ING Capital, LLC and National City Bank as Documentation Agents (filed as Exhibit 10.2 to the Form S-4 and incorporated herein by reference)

10.2.1* First Amendment to Guaranty and Credit Agreement, dated March 31, 2005 among Autocam Corporation, Autocam France, SARL, as Borrowers, Titan
         Holdings, Inc., and certain subsidiaries of Autocam Corporation, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and
         Citigroup Global Markets Inc. as Joint Lead Arrangers, Goldman Sachs
         Credit Partners L.P., as Syndication Agent, Citicorp North America,
         Inc., as General Administrative Agent and Collateral Agent, Citibank
         International PLC, as European Administrative Agent, and Bank One, NA,
         ING Capital, LLC and National City Bank as Documentation Agents.

10.3+    Supply Contract with Delphi, dated March 28, 2003, for Multec 2 Fuel
         Injection Components (filed as Exhibit 10.3 to the Form S-4 and incorporated herein by reference)

10.4     Lease for Facility at 4070 E. Paris Avenue, S.E., dated April 11, 2003
         (filed as Exhibit 10.4 to the Form S-4 and incorporated herein by reference)

10.5     Lease for Facility at 1511 George Brown Dr., dated April 11, 2003
         (filed as Exhibit 10.5 to the Form S-4 and incorporated herein by reference)

10.6     Management Services Agreement, dated June 21, 2004, among Goldman,
         Sachs & Co., Transportation Resource Advisors, LLC and John C. Kennedy
         (filed as Exhibit 10.6 to the Form S-4 and incorporated herein by reference)

10.7     The Management Rights Letter from Micron Holdings, Inc., Titan
         Holdings, Inc. and Autocam Corporation to GS Capital Partners 2000,
         L.P., dated as of June 21, 2004 (filed as Exhibit 10.7 to the Form S-4 and incorporated herein by reference)

10.8     The Management Rights Letter from Micron Holdings, Inc., Titan
         Holdings, Inc. and Autocam Corporation to Transportation Resource
         Partners, LP, dated as of June 21, 2004 (filed as Exhibit 10.8 to the
         Form S-4 and incorporated herein by reference)

10.9     The Management Rights Letter from Micron Holdings, Inc., Titan
         Holdings, Inc. and Autocam Corporation to GS Private Equity Partners
         2002 -- Direct Investment Fund, L.P., GS Private Equity Partners II --
         Direct Investment Fund, L.P. and GS Private Equity Partners 1999 --
         Direct Investment Fund, L.P., dated as of June 21, 2004 (filed as
         Exhibit 10.9 to the Form S-4 and incorporated herein by reference)

10.10    Employment Agreement, dated June 21, 2004, by and between Micron
         Holdings, Inc., Autocam Corporation, Titan Holdings, Inc. and John C.
         Kennedy (filed as Exhibit 10.10 to the Form S-4 and incorporated herein by reference)

10.11    Employment Agreement, dated February 1, 2002, by and between Autocam
         Corporation and Warren A. Veltman (filed as Exhibit 10.11 to the Form
         S-4 and incorporated herein by reference)

10.12    First Amendment to Employment Agreement by and between Autocam
         Corporation and Warren A. Veltman, dated September 17, 2004 (filed as
         Exhibit 10.12 to the Form S-4 and incorporated herein by reference)

10.13    Employment Agreement, dated January 21, 2002, by and between Autocam
         Corporation and John R. Buchan (filed as Exhibit 10.13 to the Form S-4 and incorporated herein by reference)

10.14    First Amendment to Employment Agreement by and between Autocam
         Corporation and John R. Buchan, dated September 17, 2004 (filed as
         Exhibit 10.14 to the Form S-4 and incorporated herein by reference)



10.15    Employment Agreement, dated April 30, 2002, by and between Autocam
         France, SARL and Bruno Le Sech (filed as Exhibit 10.15 to the Form S-4 and incorporated herein by reference)

10.16    Amendment to the Employment Agreement by and between Autocam France,
         SARL and Bruno Le Sech, dated June 4, 2002 (filed as Exhibit 10.16 to the Form S-4 and incorporated herein by reference)

10.17    Services Agreement by and between Autocam Do Brazil and Lean Management
         Consultoria Empresarial S/C Ltda, dated January 1, 1998 (filed as
         Exhibit 10.17 to the Form S-4 and incorporated herein by reference)

10.18    First Amendment to Services Agreement by and between Autocam Do Brasil
         Usinagem Ltda and Lean Management Consultoria Empresarial S/C Ltda, dated January 1, 2000 (filed as Exhibit 10.18 to the Form S-4 and incorporated herein by reference)

10.19    Second Amendment to Services Agreement by and between Autocam Do Brasil
         Usinagem Ltda and Lean Management Consultoria Empresarial S/C Ltda, dated January 31, 2002 (filed as Exhibit 10.19 to the Form S-4 and incorporated herein by reference)

10.20    Employment Agreement, dated February 1, 2002, by and between Autocam
         Corporation and Thomas K. O'Mara (filed as Exhibit 10.20 to the Form
         S-4 and incorporated herein by reference)

10.21    First Amendment to Employment Agreement by and between Autocam
         Corporation and Thomas K. O'Mara, dated September 17, 2004 (filed as
         Exhibit 10.21 to the Form S-4 and incorporated herein by reference)

10.22 Micron Holdings, Inc. 2004 Stock Option Plan (filed as Exhibit 10.22 to the Form S-4 and incorporated herein by reference)

10.23    Form of Micron Holdings, Inc. Nonqualified Stock Option Agreement
         (Time-vesting) (filed as Exhibit 10.23 to the Form S-4 and incorporated herein by reference)

10.24    Form of Micron Holdings, Inc. Nonqualified Stock Option Agreement
         (Performance-vesting) (filed as Exhibit 10.24 to the Form S-4 and incorporated herein by reference)

10.25    Termination of Split Dollar Life Insurance Agreement, dated September
         17, 2004, by and between Autocam Corporation and Warren A. Veltman
         (filed as Exhibit 10.25 to the Form S-4 and incorporated herein by reference)

10.26    Termination of Split Dollar Life Insurance Agreement, dated September
         17, 2004, by and between Autocam Corporation and John R. Buchan (filed as Exhibit 10.26 to the Form S-4 and incorporated herein by reference)

10.27    Termination of Split Dollar Life Insurance Agreement, dated September
         17, 2004, by and between Autocam Corporation and Thomas K. O'Mara
         (filed as Exhibit 10.27 to the Form S-4 and incorporated herein by reference)

12.1*    Ratio of Earnings to Fixed Charges

21.1     List of Subsidiaries of the Registrant (filed as Exhibit 21.1 to the
         Annual Report on Form 10-K filed on March 22, 2005 and incorporated herein by reference)

23.1*    Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in
         Exhibit 5.1)

23.2*    Consent of Deloitte & Touche LLP

24.1     Powers of Attorney (included in Part II of this Registration Statement)

25.1     Statement of Eligibility and Qualification of Trustee on Form T-1 of
         J.P. Morgan Trust Company, National Association under the Trust
         Indenture Act of 1939 (filed as Exhibit 25.1 to the Form S-4 and incorporated herein by reference)

----------
+ Certain portions of this exhibit have been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

*    Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULES - NONE.

ITEM 17. UNDERTAKINGS.

The Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in effective registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Autocam Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kentwood, State of Michigan, on this 25th day of April, 2005.

                                        AUTOCAM CORPORATION


                                        By: /s/ JOHN C. KENNEDY
                                            ------------------------------------
                                        John C. Kennedy
                                        President

                                POWER OF ATTORNEY

Each of the undersigned hereby appoints John C. Kennedy and Warren A. Veltman, as attorney-in-fact and agent for the undersigned, with full power of substitution for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable, hereby ratifying and confirming all that each of said attorneys-in-fact, his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated on April 25, 2005.

              SIGNATURE                                  TITLE
              ---------                                  -----

       /s/ JOHN C. KENNEDY                President and Director (Principal
-------------------------------------              Executive Officer)
           John C. Kennedy


      /s/ WARREN A. VELTMAN             Chief Financial Officer, Treasurer and
-------------------------------------   Secretary (Principal Financial Officer)
          Warren A. Veltman


      /s/ RICHARD J. PETERS                            Director
-------------------------------------
          Richard J. Peters


        /s/ ADRIAN JONES                               Director
-------------------------------------
            Adrian Jones


       /s/ JAMES A. HISLOP                             Director
-------------------------------------
           James A. Hislop


          /s/ JACK DALY                                Director
-------------------------------------
              Jack Daly


                                                       Director
-------------------------------------
        Richard J. Lacks, Jr.


                                                       Director
-------------------------------------
           Tsutomu Yoshida

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Titan Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kentwood, State of Michigan, on this 25th day of April, 2005.

                                        TITAN HOLDINGS, INC.


                                        By: /s/ JOHN C. KENNEDY
                                            ------------------------------------
                                        John C. Kennedy
                                        Chief Executive Officer

                                POWER OF ATTORNEY

Each of the undersigned hereby appoints John C. Kennedy and Warren A. Veltman, as attorney-in-fact and agent for the undersigned, with full power of substitution for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable, hereby ratifying and confirming all that each of said attorneys-in-fact, his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated on April 25, 2005.

              SIGNATURE                                  TITLE
              ---------                                  -----

       /s/ JOHN C. KENNEDY                President and Director (Principal
-------------------------------------              Executive Officer)
           John C. Kennedy


      /s/ WARREN A. VELTMAN             Chief Financial Officer, Treasurer and
-------------------------------------   Secretary (Principal Financial Officer)
          Warren A. Veltman


      /s/ RICHARD J. PETERS                            Director
-------------------------------------
          Richard J. Peters


        /s/ ADRIAN JONES                               Director
-------------------------------------
            Adrian Jones


       /s/ JAMES A. HISLOP                             Director
-------------------------------------
           James A. Hislop


          /s/ JACK DALY                                Director
-------------------------------------
              Jack Daly


-------------------------------------                   Director
        Richard J. Lacks, Jr.


-------------------------------------                   Director
           Tsutomu Yoshida

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Autocam-Pax, Inc., Autocam South Carolina, Inc., Autocam Greenville, Inc., Autocam Acquisition, Inc., Autocam Laser Technologies, Inc., Autocam International Ltd. and Autocam International Sales Corporation each has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kentwood, State of Michigan, on this 25th day of April, 2005.

                                        AUTOCAM-PAX, INC.
                                        AUTOCAM SOUTH CAROLINA, INC.
                                        AUTOCAM GREENVILLE, INC.
                                        AUTOCAM ACQUISITION, INC.
                                        AUTOCAM LASER TECHNOLOGIES, INC.
                                        AUTOCAM INTERNATIONAL LTD.
                                        AUTOCAM INTERNATIONAL SALES CORPORATION


                                        By: /s/ JOHN C. KENNEDY
                                            ------------------------------------
                                        John C. Kennedy
                                        President

                                POWER OF ATTORNEY

Each of the undersigned hereby appoints John C. Kennedy and Warren A. Veltman, as attorney-in-fact and agent for the undersigned, with full power of substitution for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable, hereby ratifying and confirming all that each of said attorneys-in-fact, his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated on April 25, 2005.

               SIGNATURE                                     TITLE
               ---------                                     -----

        /s/ JOHN C. KENNEDY
-------------------------------------    President and Sole Director (Principal
            John C. Kennedy                        Executive Officer)


       /s/ WARREN A. VELTMAN
-------------------------------------   Chief Financial Officer, Treasurer and
           Warren A. Veltman            Secretary (Principal Financial Officer)

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Autocam Europe B.V. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kentwood, State of Michigan, on this 25th day of April, 2005.

                                        AUTOCAM EUROPE B.V.

                                        By: /s/ JOHN C. KENNEDY
                                            ------------------------------------
                                        John C. Kennedy
                                        Managing Director of Autocam Europe B.V.

                                POWER OF ATTORNEY

Each of the undersigned hereby appoints John C. Kennedy and Warren A. Veltman, as attorney-in-fact and agent for the undersigned, with full power of substitution for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable, hereby ratifying and confirming all that each of said attorneys-in-fact, his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated on April 25, 2005.

        SIGNATURE                                  TITLE
        ---------                                  -----

   /s/ JOHN C. KENNEDY     President of Autocam Corporation (Principal Executive
------------------------   Officer of Autocam Corporation) Managing Director of
       John C. Kennedy                     Autocam Europe B.V.


  /s/ WARREN A. VELTMAN       Chief Financial Officer of Autocam Corporation
------------------------  (Principal Financial Officer of Autocam Corporation)
      Warren A. Veltman         Managing Director of Autocam Europe B.V.

                                  EXHIBIT INDEX

NUMBER   DESCRIPTION
------   -----------
2.1      The Agreement and Plan of Merger, dated as of May 1, 2004, by and among
         Titan Holdings, Inc., Micron Holdings, Inc. and Micron Merger
         Corporation (filed as Exhibit 2.1 to the Registration Statement on Form
         S-4 filed on September 23, 2004 (the "Form S-4") and incorporated herein by reference)

2.2      First Amendment, dated as of June 8, 2004, to Agreement and Plan of
         Merger, dated as of May 1, 2004, by and among Titan Holdings, Inc.,
         Micron Holdings, Inc. and Micron Merger Corporation (filed as Exhibit
         2.2 to the Form S-4 and incorporated herein by reference)

3.1      Restated Articles of Incorporation of Autocam Corporation (filed as
         Exhibit 3.1 to the Form S-4 and incorporated herein by reference)

3.2      Bylaws of Autocam Corporation (as amended, September 9, 1991) (filed as
         Exhibit 3.2 to the Form S-4 and incorporated herein by reference)

4.1      The Indenture, dated as of June 10, 2004, among Micron Notes
         Corporation and J.P. Morgan Trust Company, National Association relating to the 10.875% Senior Subordinated Notes due June 15, 2014
         (filed as Exhibit 4.1 to the Form S-4 and incorporated herein by reference)

4.2      Supplemental Indenture, dated as of June 21, 2004, among Titan
         Holdings, Inc., Autocam-Pax, Inc., Autocam South Carolina, Inc.,
         Autocam Greenville, Inc., Autocam Acquisition, Inc., Autocam Laser
         Technologies, Inc., Autocam-Har, Inc., Autocam International Ltd.,
         Autocam International Sales Corporation, Autocam Europe B.V., Autocam
         Corporation and J.P. Morgan Trust Company, National Association (filed as Exhibit 4.2 to the Form S-4 and incorporated herein by reference)

4.3      The Registration Rights Agreement, dated as of June 10, 2004, among
         Micron Notes Corporation, Goldman, Sachs & Co. and Citigroup Global
         Markets Inc. (filed as Exhibit 4.3 to the Form S-4 and incorporated herein by reference)

4.4      Joinder Agreement, dated June 21, 2004, among Titan Holdings, Inc.,
         Autocam-Pax, Inc., Autocam South Carolina, Inc., Autocam Greenville,
         Inc., Autocam Acquisition, Inc., Autocam Laser Technologies, Inc.,
         Autocam-Har, Inc., Autocam International Ltd., Autocam International
         Sales Corporation, Autocam Europe B.V., Goldman, Sachs & Co., Citigroup
         Global Markets Inc., Micron Notes Corporation and Micron Holdings, Inc.
         (filed as Exhibit 4.4 to the Form S-4 and incorporated herein by reference)

4.5 Assumption Agreement, dated June 21, 2004, among Autocam Corporation and J.P. Morgan Trust Company, National Association (filed as Exhibit
         4.5 to the Form S-4 and incorporated herein by reference)

4.6      Form of Initial Note and Form of Exchange Note (included within the
         Indenture filed as Exhibit 4.1 to the Form S-4 and incorporated herein by reference)

5.1* Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to the legality of the notes

5.2* Opinion of the General Counsel of Autocam Corporation as to the legality of the notes

10.1     Stockholders Agreement dated as of June 21, 2004, among Micron
         Holdings, Inc., GS Capital Partners 2000, L.P., GS Capital Partners
         2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs
         KG, GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct
         Investment Fund 2000, L.P., Transportation Resource Partners LP, TRP
         Autocam Holdings I, L.L.C., TRP Autocam Holdings II, L.L.C. and John C.
         Kennedy (filed as Exhibit 10.1 to the Form S-4 and incorporated herein by reference)

10.2     Credit and Guaranty Agreement, dated as of June 21, 2004, among Autocam
         Corporation, Autocam France, SARL, as Borrowers, Titan Holdings, Inc., and certain subsidiaries of Autocam Corporation, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and Citigroup Global
         Markets Inc. as Joint Lead Arrangers, Goldman Sachs Credit Partners
         L.P., as Syndication Agent, Citicorp North America, Inc., as General
         Administrative Agent and Collateral Agent, Citibank International PLC, as European Administrative Agent, and Bank One, NA, ING Capital, LLC and National City Bank as Documentation Agents (filed as Exhibit 10.2 to the Form S-4 and incorporated herein by reference)


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10.2.1*  First Amendment to Guaranty and Credit Agreement, dated March 31, 2005 among Autocam Corporation, Autocam France, SARL, as Borrowers, Titan
         Holdings, Inc., and certain subsidiaries of Autocam Corporation, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and
         Citigroup Global Markets Inc. as Joint Lead Arrangers, Goldman Sachs
         Credit Partners L.P., as Syndication Agent, Citicorp North America,
         Inc., as General Administrative Agent and Collateral Agent, Citibank
         International PLC, as European Administrative Agent, and Bank One, NA,
         ING Capital, LLC and National City Bank as Documentation Agents.

10.3+    Supply Contract with Delphi, dated March 28, 2003, for Multec 2 Fuel
         Injection Components (filed as Exhibit 10.3 to the Form S-4 and incorporated herein by reference)

10.4     Lease for Facility at 4070 E. Paris Avenue, S.E., dated April 11, 2003
         (filed as Exhibit 10.4 to the Form S-4 and incorporated herein by reference)

10.5     Lease for Facility at 1511 George Brown Dr., dated April 11, 2003
         (filed as Exhibit 10.5 to the Form S-4 and incorporated herein by reference)

10.6     Management Services Agreement, dated June 21, 2004, among Goldman,
         Sachs & Co., Transportation Resource Advisors, LLC and John C. Kennedy
         (filed as Exhibit 10.6 to the Form S-4 and incorporated herein by reference)

10.7     The Management Rights Letter from Micron Holdings, Inc., Titan
         Holdings, Inc. and Autocam Corporation to GS Capital Partners 2000,
         L.P., dated as of June 21, 2004 (filed as Exhibit 10.7 to the Form S-4 and incorporated herein by reference)

10.8     The Management Rights Letter from Micron Holdings, Inc., Titan
         Holdings, Inc. and Autocam Corporation to Transportation Resource
         Partners, LP, dated as of June 21, 2004 (filed as Exhibit 10.8 to the
         Form S-4 and incorporated herein by reference)

10.9     The Management Rights Letter from Micron Holdings, Inc., Titan
         Holdings, Inc. and Autocam Corporation to GS Private Equity Partners
         2002 -- Direct Investment Fund, L.P., GS Private Equity Partners II --
         Direct Investment Fund, L.P. and GS Private Equity Partners 1999 --
         Direct Investment Fund, L.P., dated as of June 21, 2004 (filed as
         Exhibit 10.9 to the Form S-4 and incorporated herein by reference)

10.10    Employment Agreement, dated June 21, 2004, by and between Micron
         Holdings, Inc., Autocam Corporation, Titan Holdings, Inc. and John C.
         Kennedy (filed as Exhibit 10.10 to the Form S-4 and incorporated herein by reference)

10.11    Employment Agreement, dated February 1, 2002, by and between Autocam
         Corporation and Warren A. Veltman (filed as Exhibit 10.11 to the Form
         S-4 and incorporated herein by reference)

10.12    First Amendment to Employment Agreement by and between Autocam
         Corporation and Warren A. Veltman, dated September 17, 2004 (filed as
         Exhibit 10.12 to the Form S-4 and incorporated herein by reference)

10.13    Employment Agreement, dated January 21, 2002, by and between Autocam
         Corporation and John R. Buchan (filed as Exhibit 10.13 to the Form S-4 and incorporated herein by reference)

10.14    First Amendment to Employment Agreement by and between Autocam
         Corporation and John R. Buchan, dated September 17, 2004 (filed as
         Exhibit 10.14 to the Form S-4 and incorporated herein by reference)

10.15    Employment Agreement, dated April 30, 2002, by and between Autocam
         France, SARL and Bruno Le Sech (filed as Exhibit 10.15 to the Form S-4 and incorporated herein by reference)

10.16    Amendment to the Employment Agreement by and between Autocam France,
         SARL and Bruno Le Sech, dated June 4, 2002 (filed as Exhibit 10.16 to the Form S-4 and incorporated herein by reference)

10.17    Services Agreement by and between Autocam Do Brazil and Lean Management
         Consultoria Empresarial S/C Ltda, dated January 1, 1998 (filed as
         Exhibit 10.17 to the Form S-4 and incorporated herein by reference)

10.18    First Amendment to Services Agreement by and between Autocam Do Brasil
         Usinagem Ltda and Lean Management Consultoria Empresarial S/C Ltda, dated January 1, 2000 (filed as Exhibit 10.18 to the Form S-4 and incorporated herein by reference)


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                                     II-11

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10.19    Second Amendment to Services Agreement by and between Autocam Do Brasil
         Usinagem Ltda and Lean Management Consultoria Empresarial S/C Ltda,
         dated January 31, 2002 (filed as Exhibit 10.19 to the Form S-4 and incorporated herein by reference)

10.20    Employment Agreement, dated February 1, 2002, by and between Autocam
         Corporation and Thomas K. O'Mara (filed as Exhibit 10.20 to the Form
         S-4 and incorporated herein by reference)

10.21    First Amendment to Employment Agreement by and between Autocam
         Corporation and Thomas K. O'Mara, dated September 17, 2004 (filed as
         Exhibit 10.21 to the Form S-4 and incorporated herein by reference)


10.22 Micron Holdings, Inc. 2004 Stock Option Plan (filed as Exhibit 10.22 to the Form S-4 and incorporated herein by reference)

10.23    Form of Micron Holdings, Inc. Nonqualified Stock Option Agreement
         (Time-vesting) (filed as Exhibit 10.23 to the Form S-4 and incorporated herein by reference)

10.24    Form of Micron Holdings, Inc. Nonqualified Stock Option Agreement
         (Performance-vesting) (filed as Exhibit 10.24 to the Form S-4 and incorporated herein by reference)

10.25    Termination of Split Dollar Life Insurance Agreement, dated September
         17, 2004, by and between Autocam Corporation and Warren A. Veltman
         (filed as Exhibit 10.25 to the Form S-4 and incorporated herein by reference)

10.26    Termination of Split Dollar Life Insurance Agreement, dated September
         17, 2004, by and between Autocam Corporation and John R. Buchan (filed as Exhibit 10.26 to the Form S-4 and incorporated herein by reference)

10.27    Termination of Split Dollar Life Insurance Agreement, dated September
         17, 2004, by and between Autocam Corporation and Thomas K. O'Mara
         (filed as Exhibit 10.27 to the Form S-4 and incorporated herein by reference)

12.1*    Ratio of Earnings to Fixed Charges

21.1     List of Subsidiaries of the Registrant (filed as Exhibit 21.1 to the
         Annual Report on Form 10-K filed on March 22, 2005 and incorporated herein by reference)

23.1*    Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in
         Exhibit 5.1)

23.2*    Consent of Deloitte & Touche LLP

24.1     Powers of Attorney (included in Part II of this Registration Statement)

25.1     Statement of Eligibility and Qualification of Trustee on Form T-1 of
         J.P. Morgan Trust Company, National Association under the Trust
         Indenture Act of 1939 (filed as Exhibit 25.1 to the Form S-4 and incorporated herein by reference)

----------
+ Certain portions of this exhibit have been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

*    Filed herewith.


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